Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-130975

Proxy Statement of Savannah Electric and Power Company	Prospectus of Georgia Power Company
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
     The boards of directors of Georgia Power Company and Savannah Electric and Power Company have approved a merger in which Savannah Electric will merge with and into Georgia Power, with Georgia Power as the surviving corporation in the merger. Georgia Power and Savannah Electric are subsidiaries of The Southern Company, a public utility holding company. Savannah Electric is sending you this proxy statement/prospectus to ask you to vote in favor of the merger.
     If the merger is completed, each share of your Savannah Electric 6.00% Series Preferred Stock, Non-Cumulative, par value $25 per share, will be converted into the right to receive one share of Georgia Power 6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share. If declared by Georgia Power, dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be October 1, 2006. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock are non-cumulative and, accordingly, if Georgia Power does not declare a dividend on the shares for a quarterly dividend period, holders of the shares will have no right to receive a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future. On or after July 1, 2009, Georgia Power may redeem shares of the Georgia Power 6 1/8% Series Class A Preferred Stock, in whole or in part, at a redemption price equal to $25 per share, plus accrued and unpaid dividends. Georgia Power plans to file an application to list the Georgia Power 6 1/8% Series Class A Preferred Stock for trading on the New York Stock Exchange, subject to official notice of issuance.
     The merger cannot be completed without the approval of Savannah Electric shareholders. Savannah Electric has scheduled a special meeting of its shareholders to vote on the merger agreement and the merger. Savannah Electric shareholders will also be asked to consider and vote upon a proposal to adjourn the special meeting if more time is needed to solicit proxies.
     Your vote is very important. Your shares of Savannah Electric 6.00% Series Preferred Stock were issued in fully registered form registered in the name of Cede & Co., the nominee of The Depository Trust Company, or DTC, rather than directly in your name. Whether or not you plan to attend the special meeting, please take the time to vote by completing the voting instruction form you will receive from your broker or any nominee who holds shares of the Savannah Electric 6.00% Series Preferred Stock on your behalf through DTC. If you do not instruct your broker or other nominee as to how you wish to vote, the effect will be the same as a vote against the merger agreement and the merger.
     Each member of Savannah Electric’s board of directors supports the merger of Savannah Electric into Georgia Power and Savannah Electric’s board of directors unanimously recommends that you vote in favor of the merger agreement and the merger.
     This proxy statement/prospectus provides detailed information about the merger. You should read it carefully. If the merger is completed, your shares of Savannah Electric 6.00% Series Preferred Stock will be converted into the right to receive shares of Georgia Power 6 1/8% Series Class A Preferred Stock. An investment in the Georgia Power 6 1/8% Series Class A Preferred Stock involves risks. See “Risk Factors” on page 13 of this proxy statement/prospectus.
     The date, time and place of the special meeting of Savannah Electric shareholders are:
May 22, 2006, 10:00 a.m. local time
Georgia Power Company Auditorium
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
     On behalf of your board of directors, Savannah Electric thanks you for your support and urges you to vote FOR approval of the merger agreement and the merger.

/s/ Michael D. Garrett	/s/ W. Craig Barrs

Michael D. Garrett	W. Craig Barrs
President and Chief Executive Officer	President and Chief Executive Officer
Georgia Power Company	Savannah Electric and Power Company
     Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
     This proxy statement/prospectus is dated April 17, 2006 and was first mailed to shareholders on or about April 18, 2006.

SAVANNAH ELECTRIC AND POWER COMPANY
Savannah, Georgia
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To be held on May 22, 2006
     NOTICE IS HEREBY GIVEN that the special meeting of shareholders of Savannah Electric and Power Company will be held at 10:00 a.m., local time, on May 22, 2006, at the Georgia Power Company Auditorium. At the special meeting, Savannah Electric will ask you to vote on:
1.	A proposal to approve the merger agreement, dated as of December 13, 2005, between Georgia Power and Savannah Electric, and the merger, pursuant to which, among other things, each outstanding share of Savannah Electric 6.00% Series Preferred Stock, Non-Cumulative, par value $25 per share, will be converted into the right to receive one share of Georgia Power 6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share; and

2.	Such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.
     Savannah Electric has fixed the close of business on April 12, 2006 as the record date for the special meeting of Savannah Electric shareholders. Only holders of record of Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock on that date will be entitled to notice of and to vote at the special meeting of Savannah Electric shareholders or any postponement or adjournment of the special meeting. Approval of the merger agreement and the merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock, voting separately as a class. Accordingly, your vote is very important. The merger agreement and the merger also require the approval of Southern Company as the sole common shareholder of Georgia Power and Savannah Electric.
     Savannah Electric’s board of directors unanimously recommends that you vote FOR the approval of the merger agreement and the merger.
     The proxy statement/prospectus describes the merger agreement and the proposed merger in more detail. You are encouraged to read the entire proxy statement/prospectus carefully, including the merger agreement, which is included as Annex A, and the forms of Amended and Restated Charter and Amendment to the Amended and Restated Charter of Georgia Power, which are included as Annexes B and C, which will govern the terms of the Georgia Power 6 1/8% Series Class A Preferred Stock.
     The shares of Savannah Electric 6.00% Series Preferred Stock were issued as fully registered securities registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). Accordingly, shareholders generally hold their shares of Savannah Electric 6.00% Series Preferred Stock through a broker or other nominee rather than directly in their own names. Therefore, this proxy statement/prospectus is being forwarded to you, as a beneficial owner of shares, together with a voting instruction card from your broker or other nominee. You have the right to direct your broker or other nominee how to vote, and you are also invited to attend the special meeting. If you wish to attend the special meeting and vote in person, you must obtain a legal proxy from your broker or other nominee. If you fail to instruct your broker or other nominee how to vote any shares that your broker or other nominee holds for you in its name, or if you abstain, it will have the same effect as voting against the approval of the merger agreement and the merger. You can revoke your proxy in the manner described in this proxy statement/prospectus at any time before it has been voted at the special meeting.
     If the merger is completed, your shares of Savannah Electric 6.00% Series Preferred Stock will be exchanged for shares of the Georgia Power 6 1/8% Series Class A Preferred Stock through DTC.

BY ORDER OF THE BOARD OF DIRECTORS

Nancy E. Frankenhauser
Corporate Secretary

Savannah, Georgia
April 17, 2006

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION
     This proxy statement/prospectus incorporates important business and financial information about Georgia Power Company, referred to as Georgia Power, from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Georgia Power at the following address and telephone number:
Georgia Power Company
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
Attention: Daniel Lowery, Corporate Secretary
(404) 506-6526
      In addition, the Securities and Exchange Commission, referred to as the SEC, maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Georgia Power and Savannah Electric and Power Company, referred to as Savannah Electric.
     Please note that copies of the documents to be provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or into this proxy statement/prospectus.
     PLEASE CONTACT GEORGIA POWER NO LATER THAN MAY 15, 2006 IN ORDER TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS BEFORE THE SPECIAL MEETING OF SAVANNAH ELECTRIC SHAREHOLDERS.
Also see “Where You Can Find More Information” beginning on page 62.
ABOUT THIS PROXY STATEMENT/PROSPECTUS
     This document, which forms part of a registration statement on Form S-4 filed with the SEC by Georgia Power, constitutes a prospectus of Georgia Power under Section 5 of the Securities Act of 1933, as amended, referred to as the Securities Act, with respect to the shares of Georgia Power 6 1/8% Series Class A Preferred Stock to be issued to holders of Savannah Electric 6.00% Series Preferred Stock in connection with the merger described in this proxy statement/prospectus, referred to as the merger. This document also constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, and the rules thereunder, and a notice of meeting with respect to the special meeting of shareholders of Savannah Electric to consider and vote upon the proposal to approve the merger agreement and the merger.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

1.	Q:	What am I being asked to vote upon?

	A:	You are being asked to vote to approve a merger agreement entered into between Georgia Power and Savannah Electric and the merger of Georgia Power and Savannah Electric under the terms of the merger agreement. As a result of the merger, Savannah Electric will merge with and into Georgia Power and Georgia Power will be the surviving corporation in the merger.

2.	Q:	What will I receive as a result of the merger?

	A:	In the merger, each of your outstanding shares of Savannah Electric 6.00% Series Preferred Stock, Non-Cumulative, par value $25 per share, will be converted into the right to receive one share of Georgia Power 6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share.

3.	Q:	What will happen to my Savannah Electric 6.00% Series Preferred Stock?

	A:	At the effective time of the merger, shares of the Savannah Electric 6.00% Series Preferred Stock will cease to exist and will be converted into the right to receive shares of the Georgia Power 6 1/8% Series Class A Preferred Stock. On the business day immediately preceding the effective date of the merger, Savannah Electric will pay any accrued dividends on the Savannah Electric 6.00% Series Preferred Stock to the holders thereof for the period from the last preceding dividend payment date through the effective date of the merger. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will accrue from and after the effective date of the merger. If declared by the board of directors of Georgia Power, dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be October 1, 2006. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock are non-cumulative and, accordingly, if Georgia Power does not declare a dividend on the shares for a quarterly dividend period, holders of the shares will have no right to receive a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.

4.	Q:	What votes are required to complete the transaction?

	A:	The merger must be approved by the shareholders of Savannah Electric and Georgia Power.

The holders of two-thirds of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock must vote to approve the merger agreement and the merger. In addition, Southern Company, as the sole common shareholder of Savannah Electric, must vote to approve the merger agreement and the merger. Southern Company has informed Savannah Electric that it intends to vote in favor of the merger agreement and the merger.

In addition, the holder of a majority of the outstanding shares of common stock of Georgia Power must approve the merger agreement and the merger. Southern Company owns all of the outstanding shares of Georgia Power common stock and has informed Georgia Power that it intends to vote in favor of the merger agreement and the merger.

5.	Q:	When do you expect the merger to be completed?

	A:	Assuming the timely receipt of all required regulatory and other approvals, Georgia Power and Savannah Electric expect to complete the merger by July 2006.

6.	Q:	Will Savannah Electric shareholders have dissenters’ rights as a result of the merger?

	A:	No. Under Georgia law, holders of Savannah Electric 6.00% Series Preferred Stock do not have dissenters’ rights.

7.	Q:	What do I need to do now?

	A:	After carefully reading and considering the information contained and incorporated by reference in this document, please instruct your broker or any nominee who holds shares of Savannah Electric 6.00% Series Preferred Stock on your behalf as to how you wish to vote on the merger.

8.	Q:	Will my broker or other nominee vote my shares for me without my instructions?

	A:	No. You should instruct your broker or other nominee to vote your shares, following the directions provided by your broker or other nominee. Your failure to instruct your broker or other nominee to vote your shares will be the equivalent to voting against approval of the merger agreement and the merger.

9.	Q:	Can I change or revoke my vote?

	A:	If you wish to change or revoke your vote prior to your shares being voted at the special meeting, you must contact the broker or other nominee who holds shares of Savannah Electric 6.00% Series Preferred Stock on your behalf to determine how to change or revoke your vote.

10.	Q:	What are the tax consequences to me of the merger?

	A:	The merger is intended to be tax free to Savannah Electric shareholders who exchange their shares of Savannah Electric 6.00% Series Preferred Stock for shares of Georgia Power 6 1/8% Series Class A Preferred Stock pursuant to the merger. For a more detailed discussion of the tax consequences of the merger, see “The Merger — Material Federal Income Tax Consequences” on page 22 of this proxy statement/prospectus.

Tax laws are complex, and the tax consequences of the merger vary depending upon your particular circumstances or treatment under U.S. federal income tax law. For these reasons, Georgia Power and Savannah Electric recommend that you consult your tax advisor concerning the federal income tax and any other state, local, foreign or other tax consequences to you.

11.	Q:	Who can I call with questions?

	A:	If you would like additional copies of this proxy statement/prospectus or any documents of Georgia Power incorporated by reference in or furnished with this proxy statement/prospectus, or, if you have questions about the merger, the merger agreement or the special meeting you should contact the following:

Georgia Power Company Attention: Daniel Lowery, Corporate Secretary 241 Ralph McGill Boulevard, N.E. Atlanta, Georgia 30308 (404) 506-6526

Savannah Electric and Power Company Attention: Nancy E. Frankenhauser, Corporate Secretary 600 Bay Street Savannah, Georgia 31401 (912) 644-7171

12.	Q:	Who can I call with questions about how to vote?

	A:	If you have questions regarding how to vote your shares, you should contact the following:

Georgeson Shareholder Toll Free: (800) 509-0974

SUMMARY
          This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger and the Georgia Power 6 1/8% Series Class A Preferred Stock you will be entitled to receive in the merger, you should read carefully this entire proxy statement/prospectus, including Annexes A, B and C, the financial statements of Savannah Electric included herein and the other documents to which we have referred you. See the section labeled “Where You Can Find More Information” on page 62 of this proxy statement/prospectus. We have included page references parenthetically to direct you to more complete descriptions of the topics presented in this summary.
The Merger
The Companies (page 27)
Georgia Power Company
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
(404) 506-6526
          Georgia Power Company produces and delivers electricity as an integrated utility to retail customers within the State of Georgia and to wholesale customers in the Southeast. Georgia Power sells electricity to almost 2.1 million customers within its service area of approximately 57,000 square miles. The Southern Company, which is referred to as Southern Company, owns all of the outstanding shares of common stock of Georgia Power.
Savannah Electric and Power Company
600 Bay Street
Savannah, Georgia 31401
(912) 644-7171
          Savannah Electric and Power Company produces and delivers electricity as an integrated utility to retail customers in a five-county area in eastern Georgia and to wholesale customers in the Southeast. Savannah Electric sells electricity to approximately 143,000 customers in its service area. Southern Company owns all of the outstanding shares of common stock of Savannah Electric.
The Merger (page 19)
          Georgia Power and Savannah Electric have entered into a merger agreement, under which Savannah Electric will merge with and into Georgia Power and Georgia Power will remain in existence as the surviving corporation. Southern Company will continue to hold all of the outstanding shares of Georgia Power common stock following the merger.
What Savannah Electric Preferred Shareholders Will Receive in the Merger (page 21)
          If the merger is completed, each share of your Savannah Electric 6.00% Series Preferred Stock, Non-Cumulative, par value $25 per share, will be converted into the right to receive one share of Georgia Power 6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share.
Payment of Dividends (page 21)
     On the business day immediately preceding the effective date of the merger, Savannah Electric will pay any accrued dividends on the Savannah Electric 6.00% Series Preferred Stock to the holders thereof for the period from the last preceding dividend payment date through the effective date of the merger. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will accrue from and after the effective date of the merger. If declared by the board of directors of Georgia Power, dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be October 1, 2006. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock are non-cumulative and, accordingly, if Georgia Power does not declare a dividend on the shares for a quarterly dividend period, holders of the shares will have no right to receive a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.
Reasons for the Merger (page 19)
          Georgia Power and Savannah Electric are subsidiaries of Southern Company. Both companies operate as franchised electric utilities serving designated service territories within the State of Georgia and are subject to regulation by the Georgia Public Service Commission, referred to as the Georgia PSC.
          As the electric power industry has developed, management of Georgia Power and Savannah Electric have concluded that a combination of these two similarly situated utilities under one corporate structure is necessary and will be in the best interests of the companies, their respective shareholders and their respective customers. Among other factors, management believes the proposed merger will provide benefits with respect to fuel cost recovery, operational efficiency and recovery of capital costs. Management believes the combination will result in reduced fuel cost recovery requirements from existing Savannah Electric customers, as the combined company will have a more balanced, cost-efficient generating fleet than Savannah Electric alone, consisting of coal-fired, nuclear, hydroelectric and natural-gas fired generating units. In addition, management believes significant operational cost savings may be achieved through the elimination of duplicative corporate and administrative activities, including the elimination of separate reporting requirements for Georgia Power and Savannah Electric under the Exchange Act. Further, management believes the merger will allow capital costs for environmental controls, transmission, distribution and generation of the combined companies to be recovered in a more efficient and cost effective manner.
Recommendation of the Board (page 21)
          The Savannah Electric board of directors has unanimously determined that the merger agreement and the merger are in the best interests of Savannah Electric and its shareholders. The board of directors unanimously recommends that you vote FOR approval of the merger agreement and the merger.
Risk Factors (page 13)
          In evaluating whether to vote for or against the merger agreement and the merger, you should carefully consider the “Risk Factors” beginning on page 13.
No Fairness Opinion (page 21)
          While Georgia Power consulted with outside financial advisors in structuring the terms of the Georgia Power 6 1/8% Series Class A Preferred Stock, neither Georgia Power nor Savannah Electric obtained an opinion from an investment banking firm with respect to the fairness from a financial point of view of the consideration to be received by the holders of the Savannah Electric 6.00% Series Preferred Stock in the merger.
Interests of Directors and Employees in the Merger (page 23)
          Shareholders should note that certain directors and employees of Savannah Electric may have interests in the merger that differ from those of shareholders. These interests include the nomination of one Savannah Electric director for election to the Georgia Power board of directors, employment arrangements with Georgia Power or other Southern Company affiliates following the merger and severance arrangements in connection with the merger.
Dissenters’ Rights (page 26)
          Under Georgia law, holders of Savannah Electric 6.00% Series Preferred Stock do not have dissenters’ rights with respect to the merger.

Conditions to the Merger (page 24)
          The completion of the merger depends upon the fulfillment of a number of conditions, including the following:
•	the requisite shareholders of each of Georgia Power and Savannah Electric must vote to approve the merger agreement and the merger;

•	Georgia Power and Savannah Electric must receive all required regulatory approvals and any waiting periods required by law must have passed; and

•	shares of the Georgia Power 6 1/8% Series Class A Preferred Stock must be approved for listing on the New York Stock Exchange, subject to official notice of issuance.
          Unless prohibited by law, either Georgia Power or Savannah Electric can elect to waive a condition that has not been satisfied and complete the merger anyway. Georgia Power and Savannah Electric cannot be certain whether or when any of these conditions will be satisfied or that the merger will be completed.
Regulatory Approvals (page 24)
          The approval of, among others, the Federal Energy Regulatory Commission, referred to as the FERC, and the Federal Communications Commission, referred to as the FCC, must be obtained before the merger may be completed. In addition, while the Georgia PSC does not have approval authority over the merger of electric utilities, Georgia Power and Savannah Electric have filed applications with the Georgia PSC for approval of certain matters necessary to effectively complete the merger.
          As of the date of this proxy statement/prospectus, Georgia Power and Savannah Electric had received the approval of the FERC and the FCC and were awaiting decisions with respect to applications filed with the Georgia PSC.
Termination of the Merger Agreement (page 26)
          Notwithstanding the approval of the merger agreement and the merger by Savannah Electric shareholders at the special meeting, Georgia Power and Savannah Electric may agree at any time to terminate the merger agreement before completing the merger.
Material Income Tax Consequences (page 22)
          The merger is intended to be tax-free to you with respect to the exchange of your Savannah Electric 6.00% Series Preferred Stock for Georgia Power 6 1/8% Series Class A Preferred Stock.
          The tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor.
Federal Securities Law Consequences (page 26)
          All shares of Georgia Power 6 1/8% Series Class A Preferred Stock received by you in the merger will be freely transferable unless you are considered an “affiliate” of either Georgia Power or Savannah Electric for purposes of the Securities Act of 1933, as amended, referred to as the Securities Act. Shares held by affiliates of Savannah Electric may be resold only in transactions permitted by the resale provisions of Rule 145 of the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Georgia Power) or as otherwise permitted under the Securities Act.
Accounting Treatment (page 26)
          The accounting treatment for the merger will be similar to the pooling method. All assets, liabilities and stockholders’ equity of Savannah Electric will be recorded in the accounts of Georgia Power at their carrying amounts on the date of the transfer. Georgia Power’s financial statements will report results of operations and cash flows as though the transaction had occurred at the beginning of the first financial statement period presented.

The Special Meeting
When and Where (page 17)
          The special meeting will be held at 10:00 a.m., local time, on May 22, 2006, at the Georgia Power Company Auditorium, 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308.
Purpose of the Special Meeting (page 17)
          The purpose of the special meeting is to vote upon approval of the merger agreement and the merger.
Record Date; Voting Power (page 17)
          Only holders of record of the Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock as of the close of business on April 12, 2006, the record date, are entitled to vote at the special meeting or any adjournments or postponements of the special meeting.
Required Vote (page 17)
          The affirmative vote of the holders of two-thirds of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock, voting together as a single class, is required to approve the merger agreement and the merger. As of the date of this proxy statement/prospectus, none of the directors or executive officers of Savannah Electric own any of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock.
Georgia Power 6 1/8% Series Class A Preferred Stock
General (page 53)
          The following is a summary of certain general terms of the Georgia Power 6 1/8% Series Class A Preferred Stock.

Issuer	Georgia Power Company

Dividends	If declared by Georgia Power’s board of directors out of funds legally available for dividends, at a rate per annum equal to 6 1/8%.

Payable January 1, April 1, July 1 and October 1 of each year, commencing on the first such date to occur following completion of the merger, expected to be October 1, 2006, if declared by Georgia Power.

Dividends will not be cumulative and, accordingly, if Georgia Power does not declare a dividend or declares less than a full dividend for a quarterly dividend period, holders of the Georgia Power 6 1/8% Series Class A Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Georgia Power will have no obligation to pay a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.

Ranking	The 6 1/8% Series Class A Preferred Stock will rank equally with all other series of Georgia Power Preferred Stock or Georgia Power Class A Preferred Stock with respect to the payment of dividends and the distribution of assets in liquidation. The 6 1/8% Series Class A

Preferred Stock will rank senior to any Georgia Power Preference Stock and Georgia Power common stock with respect to the payment of dividends and the distribution of assets in liquidation.

Redemption	Georgia Power may redeem the 6 1/8% Series Class A Preferred Stock in whole or in part, without premium, from time to time, on or after July 1, 2009, at a redemption price equal to $25 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods).

Voting Rights	Holders of the 6 1/8% Class A Preferred Stock will be entitled to vote together with the Georgia Power common stock in the election of directors. In the event that any six quarterly dividends have not been paid in full on the 6 1/8% Series Class A Preferred Stock, holders will have the right, voting together as a single class with holders of any other shares of Georgia Power Preferred Stock, Class A Preferred Stock or Preference Stock upon which like voting rights are then exercisable, to elect two members of the board of directors of Georgia Power. This right will continue until full dividends on the 6 1/8% Series Class A Preferred Stock have been paid for at least one year.

In addition, the holders of at least two-thirds of the total voting power of the outstanding 6 1/8% Series Class A Preferred Stock and any other affected series of Preferred Stock or Class A Preferred Stock must approve:
•	the authorization or issuance of any series of any class of stock ranking senior to the 6 1/8% Series Class A Preferred Stock with respect to the payment of dividends or the distribution of assets in liquidation; or

•	any change adversely affecting the rights and preferences of the 6 1/8% Series Class A Preferred Stock.

Georgia Power may create and issue any new series of Georgia Power Preferred Stock, Class A Preferred Stock or any other securities ranking equally with the 6 1/8% Series Class A Preferred Stock with respect to the payment of dividends or the distribution of assets in liquidation without the approval of the holders of the 6 1/8% Series Class A Preferred Stock.

Holders of outstanding shares of the Georgia Power Preferred Stock and Georgia Power common stock will be entitled to one vote per share, holders of outstanding shares of Georgia Power Class A Preferred Stock, including the 6 1/8% Series Class A Preferred Stock, will be entitled to one-fourth vote per share and holders of outstanding shares of the Georgia Power Preference Stock may be entitled to one-tenth vote per share.

No Sinking Fund	Holders will not be entitled to the benefit of a sinking fund or purchase fund.

Exchange Listing	Application for listing on the New York Stock Exchange will be made.

Transfer Agent, Registrar and Paying Agent	Southern Company Services, Inc.
Comparison of Shareholder Rights (page 58)
          Georgia Power’s Amended and Restated Charter to be adopted prior to the effective time of the merger and its Bylaws will contain provisions that differ from those contained in Savannah Electric’s Charter and Bylaws. As a result, there will be important differences between your rights as a holder of the Savannah Electric 6.00% Series Preferred Stock and the Georgia Power 6 1/8% Series Class A Preferred Stock. For example:
•	Dividend Rate: Holders of the Georgia Power 6 1/8% Series Class A Preferred Stock will be entitled to receive dividends, if declared by the board of directors of Georgia Power, at a rate of 6 1/8% per annum. As a holder of Savannah Electric 6.00% Series Preferred Stock, you are entitled to receive dividends, if declared by the board of directors of Savannah Electric, at a rate of 6.00% per annum.

•	Payments on Junior Ranking Stock: No dividends may be paid on any stock ranking junior to the Savannah Electric 6.00% Series Preferred Stock and such stock may not be redeemed or repurchased unless full dividends have been paid on the Savannah Electric 6.00% Series Preferred Stock for the three preceding quarterly dividend periods and the then current quarterly dividend period. No dividends may be paid on any stock ranking junior to the Georgia Power 6 1/8% Series Class A Preferred Stock and such stock may not be redeemed or repurchased, unless full dividends have been paid on the Georgia Power 6 1/8% Series Class A Preferred Stock for the then current quarterly dividend period.

•	Voting Rights in the Election of Directors: Holders of Savannah Electric 6.00% Series Preferred Stock do not have a right to participate generally in the election of directors while holders of the Georgia Power 6 1/8% Series Class A Preferred Stock will have one-fourth vote per share in the election of directors, voting together as a single class with the holders of Georgia Power common stock, which shall have one vote per share, the holders of any series of Georgia Power Preferred Stock, which shall have one vote per share, and the holders any other series of Georgia Power Class A Preferred Stock, which shall have one-fourth vote per share. In addition, holders of Georgia Power Preference Stock may be entitled to one-tenth vote per share in the election of directors.

•	Special Voting Rights: As a holder of Savannah Electric 6.00% Series Preferred Stock, you have voting rights with respect to the issuance of additional shares of stock that are greater than those that will be provided to holders of the Georgia Power 6 1/8% Series Class A Preferred Stock. In particular, the holders of two-thirds of the outstanding shares of Savannah Electric Preferred Stock are required to approve any issuance of additional shares of the Savannah Electric Preferred Stock or any other class of equity securities ranking equally with the Savannah Electric 6.00% Series Preferred Stock, unless certain financial ratio requirements are satisfied. In contrast, no approval of the holders of the Georgia Power 6 1/8% Series Class A Preferred Stock is required in connection with the issuance of shares of Georgia Power Preferred Stock, Georgia Power Class A Preferred Stock or any other class of equity securities ranking equally with the Georgia Power 6 1/8% Series Class A Preferred Stock.
          For additional information regarding differences in your rights as a holder of the Savannah Electric 6.00% Series Preferred Stock and your rights as a holder of the Georgia Power 6 1/8% Series Class A Preferred Stock, please refer to “Comparison of Rights of Holders of Georgia Power 6 1/8% Series Class A Preferred Stock and Savannah Electric 6.00% Series Preferred Stock” beginning on page 58 of this proxy statement/prospectus.

Selected Historical Financial Data of Georgia Power
     The following selected historical financial data for the years ended December 31, 2001 through December 31, 2005 has been derived from Georgia Power’s audited financial statements and related notes and the unaudited selected historical financial data, incorporated by reference in this proxy statement/prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with, management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this proxy statement/prospectus.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(thousands, except ROE)

Operating Revenues	$6,634,203	$5,370,808	$4,913,507	$4,822,460	$4,965,794
Net Income after Dividends on Preferred Stock	$714,999	$658,001	$630,577	$617,629	$610,335
Cash Dividends on Common Stock	$556,100	$565,500	$565,800	$542,900	$527,300
Return on Average Common Equity (ROE)	14.15%	13.95%	14.05%	13.99%	14.12%
Total Assets	$17,047,783	$15,822,338	$14,850,754	$14,342,656	$14,447,973
Gross Property Additions	$906,248	$1,126,064	$742,810	$883,968	$1,389,751

Capitalization:
Common stock equity	$5,214,535	$4,890,561	$4,540,211	$4,434,447	$4,397,485
Preferred stock	—	14,609	14,569	14,569	14,569
Mandatorily redeemable preferred securities	—	—	940,000	940,000	789,250
Long-term debt payable to affiliate trusts	969,073	969,073	—	—	—
Long-term debt	4,179,218	3,709,852	3,762,333	3,109,619	2,961,726

Total (excluding amounts due within one year)	$10,362,826	$9,584,095	$9,257,113	$8,498,635	$8,163,030

          See Note 10 to the financial statements of Georgia Power incorporated herein by reference from Georgia Power’s Annual Report on Form 10-K for the year ended December 31, 2005 for additional quarterly financial information regarding Georgia Power for the years ended December 31, 2005 and 2004.

Selected Historical Financial Data of Savannah Electric
     The following selected historical financial data for the years ended December 31, 2001 through December 31, 2005 has been derived from Savannah Electric’s audited financial statements and related notes and the unaudited selected historical financial data, included in this proxy statement/prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with, management’s discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information included in this proxy statement/prospectus.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(thousands, except ROE)
Operating Revenues	$444,994	$356,960	$315,117	$297,006	$282,926
Net Income after Dividends on Preferred Stock	$29,933	$24,232	$23,459	$21,319	$21,495
Cash Dividends on Common Stock	$26,700	$23,200	$23,000	$22,700	$21,700
Return on Average Common Equity (ROE)	12.75%	11.67%	13.07%	12.16%	12.36%
Total Assets	$912,801	$812,591	$706,259	$644,923	$617,282
Gross Property Additions	$52,314	$126,133	$40,242	$32,481	$31,296

Capitalization:
Common stock equity	$237,548	$232,156	$183,089	$175,949	$174,624
Preferred stock	43,909	43,938	—	—	—
Mandatorily redeemable preferred securities	—	—	—	40,000	40,000
Long-term debt	217,033	237,769	222,493	168,052	160,709

Total (excluding amounts due within one year)	$498,490	$513,863	$405,582	$384,001	$375,333

          See Note 10 to the financial statements herein for additional quarterly financial information regarding Savannah Electric for the years ended December 31, 2005 and 2004.

Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements
          The following table sets forth the Ratio of Earnings to Fixed Charges and the Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (Pre-Income Tax Basis) of Georgia Power and Savannah Electric for the periods indicated.

		Year Ended December 31,
	2001	2002	2003	2004	2005
Georgia Power
Ratio of Earnings to Fixed Charges (1)	4.79	5.07	5.01	5.11	4.92
Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (2)	4.77	5.05	4.99	5.09	4.90

Savannah Electric
Ratio of Earnings to Fixed Charges (1)	3.06	3.19	4.00	3.85	4.02
Ratio of Earnings to Fixed Charges Plus Preferred Dividend Requirements (2)	3.06	3.19	4.00	3.30	3.22

(1)	This ratio is computed as follows: (i) “Earnings” have been calculated by adding to “Earnings Before Income Taxes” “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction, (ii) “Fixed Charges” consist of “Interest expense, net of amounts capitalized,” “Interest expense to affiliate trusts,” “Distributions on mandatorily redeemable preferred securities” and the debt portion of allowance for funds used during construction.

(2)	In computing this ratio, “Preferred Dividend Requirements” represent the before tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.
Market Price and Dividend Information
Savannah Electric 6.00% Series Preferred Stock
          Shares of the Savannah Electric 6.00% Series Preferred Stock have been listed for trading on the New York Stock Exchange under the symbol “SZH” since their issuance in June 2004. The following table sets forth for each quarter since June 2004 the high and low sales prices per share as reported on the New York Stock Exchange. The table also shows the cash dividends paid on the Savannah Electric 6.00% Series Preferred Stock during such periods.

	Savannah Electric
	6.00% Series Preferred Stock
Fiscal Year	High	Low	Dividend
2004
Second Quarter	$25.00	$24.50	N/A
Third Quarter	26.29	24.73	$0.083
Fourth Quarter	27.00	26.00	0.375

2005
First Quarter	27.80	26.00	0.375
Second Quarter	27.90	26.20	0.375
Third Quarter	27.25	26.40	0.375
Fourth Quarter	26.65	26.40	0.375

2006
First Quarter (through April 11, 2006)	26.50	25.10	0.375
          On April 11, 2006, the last day on which the Savannah Electric 6.00% Series Preferred Stock was traded prior to the date of this proxy statement/prospectus, the last reported sale price of the Savannah Electric 6.00% Series Preferred Stock on the New York Stock Exchange was $25.10 per share. On November 30, 2005, the date of the last trade prior to the public announcement of the merger with Georgia Power, the closing sales price of the Savannah Electric 6.00% Series Preferred Stock as reported on the New York Stock Exchange was $26.65 per share.

Georgia Power 6 1/8% Series Class A Preferred Stock
          The Georgia Power 6 1/8% Series Class A Preferred Stock will be a new issue of securities and, accordingly, no historical trading or dividend information is available. As a condition to the merger, Georgia Power plans to apply to list the Georgia Power 6 1/8% Series Class A Preferred Stock for trading on the New York Stock Exchange. However, there can be no assurance that an active trading market will develop for the Georgia Power 6 1/8% Series Class A Preferred Stock.
          Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be October 1, 2006, if declared by Georgia Power board of directors, at a rate per annum equal to 6 1/8%. Dividends will not be cumulative and, accordingly, if Georgia Power does not declare a dividend or declares less than a full dividend for a quarterly dividend period, holders of the Georgia Power 6 1/8% Series Class A Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Georgia Power will have no obligation to pay a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.

RISK FACTORS
          If the merger is completed, your shares of the Savannah Electric 6.00% Series Preferred Stock will be converted into the right to receive shares of the Georgia Power 6 1/8% Series Class A Preferred Stock. An investment in the Georgia Power 6 1/8% Series Class A Preferred Stock involves risks. Please see the risk factors in Georgia Power’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Georgia Power’s subsequent filings under the Exchange Act, which are incorporated by reference in this proxy statement/prospectus for a discussion of risk factors affecting Georgia Power. The risks and uncertainties not presently known to Georgia Power or that Georgia Power currently deems immaterial may also impair its business operations, its financial results and the value of the Georgia Power 6 1/8% Series Class A Preferred Stock.
          Before voting on the merger, you should carefully consider the risks described above, the other information contained or incorporated by reference in this proxy statement/prospectus and other risks and factors that may impact the companies as a result of the merger, including the following matters.
The integration of Georgia Power and Savannah Electric following the merger will present challenges that may result in a decline in the anticipated potential benefits of the merger.
          Georgia Power and Savannah Electric will face challenges in consolidating functions, integrating their organizations, procedures and operations in a timely and efficient manner, as well as retaining key personnel. The respective management of Georgia Power and Savannah Electric will have to dedicate substantial effort to integrating the businesses. The principal challenge will be integrating and combining regulated electric utility operations. Such efforts could divert management’s focus and resources from other strategic opportunities during the integration process. There can be no assurance that the integration will be completed in a timely manner.
The anticipated benefits of combining the companies may not be realized.
          Georgia Power and Savannah Electric entered into the merger agreement with the expectation that the merger would result in various benefits including, among other things, synergies, cost savings and operating efficiencies. Although Georgia Power expects to achieve the anticipated benefits of the merger, achieving them cannot be assured.
The merger is subject to the receipt of consent or approval from governmental entities that could delay the completion of the merger or impose conditions that could have a material adverse effect on the combined company or that could cause abandonment of the merger.
          Completion of the merger is conditioned upon the receipt of consents, orders, approvals or clearances, as required, from the FERC, the FCC and the Georgia PSC. Although the parties expect to receive such consents, orders, approvals and clearances in a timely and acceptable manner, a substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in connection with such approvals could have a material adverse affect on the business, financial condition or results of operations of Georgia Power or Savannah Electric and/or may cause the abandonment of the merger by Georgia Power or Savannah Electric. As of the date of this proxy statement/prospectus, Georgia Power and Savannah Electric had received the approval of the FERC and the FCC and were awaiting decisions with respect to applications filed with the Georgia PSC.
Georgia Power and Savannah Electric will incur transaction and merger-related integration costs in connection with the merger.
          Georgia Power and Savannah Electric expect to incur costs associated with consummating the merger and integrating the operations of the two companies. Although Georgia Power and Savannah Electric believe that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, will offset incremental transaction and merger-related integration costs over time, Georgia Power cannot assure you that this net benefit will be achieved in the near term, or at all.
Georgia Power and Savannah Electric will be subject to business uncertainties while the merger is pending which could adversely effect their businesses.
          Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Savannah Electric and, consequently, on the combined company. Although Georgia Power and Savannah Electric intend to take steps to reduce any adverse effects, these uncertainties may impair Savannah Electric’s ability to attract, retain and motivate key personnel until the merger is consummated and for a period of time thereafter, and could cause customers, suppliers and others that deal with Savannah Electric to seek to change existing business relationships with Savannah Electric. Employee retention may be particularly challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with the combined company. If, despite Savannah Electric’s retention efforts, key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, the combined company’s business could be harmed.
Georgia Power cannot assure that an active trading market will develop for the Georgia Power 6 1/8% Series Class A Preferred Stock that will be issued in connection with the merger.
          In connection with the merger, current holders of the Savannah Electric 6.00% Series Preferred Stock will receive, in exchange for their shares of Savannah Electric 6.00% Series Preferred Stock, an equivalent number of shares of the Georgia Power 6 1/8% Series Class A Preferred Stock. Because the Georgia Power 6 1/8% Series Class A Preferred Stock is a new series of preferred stock that does not have an established trading market, Georgia Power cannot assure that an active trading market will develop or that the Georgia Power 6 1/8% Series Class A Preferred Stock will trade at the same level as the Savannah Electric 6.00% Series Preferred Stock.
An opinion with respect to the fairness from a financial point of view of the consideration in the merger has not been obtained by Georgia Power or Savannah Electric.
          While Georgia Power consulted with outside financial advisors in structuring the terms of the Georgia Power 6 1/8% Series Class A Preferred Stock, neither Georgia Power nor Savannah Electric obtained an opinion from an investment banking firm with respect to the fairness from a financial point of view of the consideration to be received by the holders of the Savannah Electric 6.00% Series Preferred Stock in the merger.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS
          This proxy statement/prospectus and the documents incorporated by reference herein contain forward-looking statements. Forward-looking statements include, among other things, statements concerning the proposed merger, future financial performance, business strategies and plans, retail sales growth, environmental regulations and expenditures, projections for postretirement benefit trust contributions, financing activities, access to sources of capital, the impacts of the adoption of new accounting rules, completion of construction projects, and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “could,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or “continue” or the negative of these terms or other similar terminology. There are various factors that could cause actual results to differ materially from those suggested by the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. In addition to the risk factors relating to the merger described under the heading “Risk Factors” on page 13 of this proxy statement/prospectus, the following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements:
•	the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry, and implementation of the Energy Policy Act of 2005, and also changes in environmental, tax and other laws and regulations to which Georgia Power and Savannah Electric are subject, as well as changes in application of existing laws and regulations;

•	current and future litigation, regulatory investigations, proceedings, or inquiries, including FERC matters and the pending Environmental Protection Agency civil actions against Georgia Power and Savannah Electric;

•	the effects, extent and timing of the entry of additional competition in the markets in which Georgia Power and Savannah Electric operate;

•	variations in demand for electricity and gas, including those relating to weather, the general economy and population and business growth (and declines);

•	available sources and costs of fuels;

•	ability to control costs;

•	investment performance of the employee benefit plans of Georgia Power and Savannah Electric;

•	advances in technology;

•	state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate cases relating to fuel cost recovery;

•	internal restructuring or other restructuring options that may be pursued;

•	potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Georgia Power and Savannah Electric;

•	the ability of counterparties of Georgia Power and Savannah Electric to make payments as and when due;

•	the ability to obtain new short- and long-term contracts with neighboring utilities;

•	the direct or indirect effect on the business of Georgia Power and Savannah Electric resulting from terrorist incidents and the threat of terrorist incidents;

•	interest rate fluctuations and financial market conditions and the results of financing efforts, including the credit ratings of Georgia Power and Savannah Electric;

•	the ability of Georgia Power and Savannah Electric to obtain additional generating capacity at competitive prices;

•	catastrophic events such as fires, earthquakes, explosions, floods, hurricanes or other similar occurrences;

•	the direct or indirect effects on the business of Georgia Power and Savannah Electric resulting from incidents similar to the August 2003 power outage in the Northeast;

•	the effect of accounting pronouncements issued periodically by standard setting bodies; and

•	other factors discussed elsewhere herein and in other reports filed by Georgia Power and Savannah Electric from time to time with the SEC.
Except for their ongoing obligations to disclose material information under the U.S. federal securities laws, Georgia Power and Savannah Electric expressly disclaim any obligation to update any forward-looking statements.

THE SPECIAL MEETING
          This proxy statement/prospectus is being mailed on or about April 18, 2006 to holders of record of Savannah Electric 6.00% Series Preferred Stock as of the close of business on April 12, 2006 in connection with the solicitation of proxies by the board of directors of Savannah Electric for use at the special meeting and at any adjournments or postponements of the special meeting. The shares of Savannah Electric 6.00% Series Preferred Stock were issued as fully registered securities registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). Accordingly, shareholders generally hold their shares of Savannah Electric 6.00% Series Preferred Stock through a broker or other nominee rather than directly in their own names. Therefore, this proxy statement/prospectus is being forwarded to you, as a beneficial owner of shares, together with a voting instruction card from your broker or other nominee.
Time and Place of Special Meeting
          The special meeting of shareholders of Savannah Electric is scheduled to be held as follows:
May 22, 2006
10:00 a.m., local time
at Georgia Power Company Auditorium
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
Matters to be Considered at the Special Meeting
          The purpose of the special meeting of shareholders of Savannah Electric is to consider and vote upon a proposal to approve the merger agreement and the merger. In the merger, shares of Savannah Electric 6.00% Series Preferred Stock will be converted into the right to receive shares of Georgia Power 6 1/8% Series Class A Preferred Stock. You may also consider and vote upon such other matters as may be properly brought before the Savannah Electric special meeting, including any adjournment or postponement of the special meeting. The merger cannot occur unless the holders of two-thirds of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock as of the record date vote in favor of the proposal to approve the merger agreement and the merger.
Record Date for the Special Meeting and Voting Rights
          Only holders of record of Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock at the close of business on the record date, April 12, 2006, are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, there were 10,844,635 shares of Savannah Electric common stock outstanding, all of which were held by Southern Company. In addition, at the close of business on the record date, there were 1,800,000 shares of Savannah Electric 6.00% Series Preferred Stock outstanding. Each holder of record of Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting.
          As of the date of this proxy statement/prospectus, no director or executive officer of Savannah Electric beneficially owns any of the outstanding shares of the Savannah Electric common stock or the Savannah Electric 6.00% Series Preferred Stock. In addition, Savannah Electric is not aware of any holders of more than 5% of the outstanding shares of the Savannah Electric 6.00% Series Preferred Stock.
Quorum; Required Votes; Abstentions and Broker Non-Votes
          The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Savannah Electric common stock and a majority of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock entitled to vote at the special meeting is necessary to constitute a quorum. Abstentions and broker non-votes, which are executed proxies returned by a broker holding shares in street name that indicate that the broker has not received voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote the shares with respect to the approval of the merger agreement and the merger, will be counted for purposes of determining whether a quorum exists.
          Approval of the merger agreement and the merger requires:

•	the affirmative vote of the holders of two-thirds of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock; and

•	the affirmative vote of Southern Company, as the sole common shareholder of Savannah Electric, representing a majority of the outstanding shares of Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock, together as a single class.
          The failure to instruct your broker or any nominee who holds shares of the Savannah Electric 6.00% Series Preferred Stock on your behalf as to how you wish to vote with respect to the merger will have the same effect as a vote “AGAINST” the approval of the merger agreement and the merger. Abstentions will have the same effect as a vote “AGAINST” the approval of the merger agreement and the merger.
Proxies; Solicitation of Proxies
          Cede & Co., the nominee of DTC, is the record holder of the shares of Savannah Electric 6.00% Series Preferred Stock. The brokers and other nominees who are participants in the DTC system generally hold shares of the Savannah Electric 6.00% Series Preferred Stock for the benefit of the actual beneficial owners of shares. Accordingly, as a beneficial owner of shares, you must direct your broker or other nominee as to how to vote your shares. Your broker or other nominee will vote your shares only if you provide directions stating how to vote by following the instructions provided to you by such broker or other nominee.
          Savannah Electric is not aware of any matter other than approval of the merger agreement and the merger that will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters.
          In addition to this mailing, proxies may be solicited by directors, officers or employees of Savannah Electric in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services. In addition, Savannah Electric has retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $10,000, plus reimbursement for out-of-pocket expenses. In addition, Lehman Brothers, 745 7th Avenue, New York, New York 10019, has been engaged to provide certain advisory services and may contact certain holders of the Savannah Electric 6.00% Series Preferred Stock in connection with the solicitation of proxies. Lehman Brothers will be reimbursed for its reasonable fees and expenses incurred in connection with providing such services. Savannah Electric will also reimburse the expenses of brokers, nominees and fiduciaries who send proxies and proxy materials to its shareholders.
          Savannah Electric will bear all costs of the solicitation of proxies from holders of Savannah Electric 6.00% Series Preferred Stock.
Revocation of Proxies
          Prior to the special meeting, Cede & Co., the nominee of DTC, as the record holder of the shares of Savannah Electric 6.00% Series Preferred Stock, will deliver an omnibus proxy granting the brokers and other nominees who hold shares through the DTC system the right to vote those shares at the special meeting. Your broker or other nominee who holds shares through DTC on your behalf must receive instructions from you in order to vote your shares, and will provide you with voting instructions. If you wish to change or revoke your vote prior to your shares being voted at the special meeting, you must contact the broker or other nominee who holds shares of Savannah Electric 6.00% Series Preferred Stock on your behalf to determine how to change or revoke your vote.
Adjournments or Postponements
          Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies or for other reasons as determined by Savannah Electric’s board of directors. Any adjournment or postponement may be made without notice, including by an announcement made at the special meeting, with the approval of the holders of a majority of the aggregate voting power represented by the outstanding shares of Savannah Electric common stock and Savannah Electric 6.00% Series Preferred Stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any shares represented by proxy will be voted in favor of an adjournment or postponement in these circumstances; provided that proxies which specify a vote against approval of the merger agreement and the merger will not be voted in favor of any adjournment of the special meeting for the purpose of soliciting additional votes in favor of the merger agreement and the merger. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies or for other reasons, holders of Savannah Electric 6.00% Series Preferred Stock whose shares are already represented by a proxy may revoke them at any time prior to their use. If you wish to revoke your proxy, you should contact your broker or other nominee for instructions.

THE MERGER
          The descriptions of the terms and conditions of the merger and the merger agreement in this proxy statement/prospectus are qualified in their entirety by reference to the copy of the merger agreement attached as Annex A to this proxy statement/prospectus, and incorporated herein by reference, and to the exhibits to the registration statement, of which this proxy statement/prospectus is a part.
Background of and Reasons for the Merger
          Georgia Power and Savannah Electric are subsidiaries of Southern Company. Both companies operate as franchised electric utilities serving designated service territories within the State of Georgia. Both companies are subject to regulation by the Georgia PSC.
          Given the common ownership of the companies and the similarities in the operations and regulation of the companies, management of Southern Company, Georgia Power and Savannah Electric have from time to time considered the potential benefits of combining the operations and corporate functions of Georgia Power and Savannah Electric. Over the years, the companies have undertaken several studies to consider the potential benefits of combining the companies. These studies never progressed beyond a preliminary analysis of a potential transaction, and the companies have continued their separate operations.
          As the companies have continued to operate separately, a number of developments in recent years have increased, and are expected to continue to increase, the companies’ costs of operations. These developments include increasing fuel costs, increasing operational expenses (including corporate compliance costs), and increasing capital costs, including new generation and rising environmental compliance costs. In particular:
•	Despite a 13.7% increase in Savannah Electric’s fuel cost recovery rates in November 2004 and an additional 13.3% increase effective December 1, 2005, Savannah Electric’s deferred fuel cost recovery balance has continued to grow as market fuel prices remain at or near record levels. As an independent company, recovery of these costs would require significant additional rate increases for Savannah Electric customers.

•	As separate reporting companies under the Exchange Act, both Georgia Power and Savannah Electric are incurring substantial compliance costs with respect to accounting and financial reporting matters in connection with the rules and regulations adopted under the Sarbanes-Oxley Act of 2002. With the implementation of the internal control reporting requirements of Section 404 of Sarbanes-Oxley, the companies expect increasing compliance costs in the future.

•	Georgia Power and Savannah Electric have incurred, and will continue to incur, significant capital expenditures to add new generation, transmission and distribution facilities and to comply with existing and future environmental regulations. Given Savannah Electric’s smaller customer base, it will become increasingly more difficult for Savannah Electric to operate its power plants in a cost-effective manner.

•	Many of the capital costs to be incurred by Georgia Power over the next decade are not dependent upon the number of customers it has, especially new environmental controls which are required and must be paid for by whatever base of customers are present. Spreading these capital costs over a wider and expanding customer base is expected to reduce the impact of these costs on existing customers.
          In light of these and other factors, in May 2005, senior management of Southern Company, Georgia Power and Savannah Electric authorized a study to consider whether a combination of Georgia Power and Savannah Electric would allow the companies to better address the growing challenges in their businesses. On May 24, 2005, A.R. James, then President and Chief Executive Officer of Savannah Electric, issued a letter to the employees of Savannah Electric to announce that the companies were in the process of analyzing a potential combination of Georgia Power and Savannah Electric.
          Throughout the summer and fall of 2005, the companies conducted a thorough financial and regulatory analysis of a potential merger of Georgia Power and Savannah Electric. The results of the study led management to conclude that a combination of the two similarly situated companies would result in substantial benefits to the companies, their respective shareholders and their respective customers. Anticipated benefits include:

•	Savannah Electric Fuel Cost Recovery: Since Savannah Electric has a significant reliance on natural gas-fired generating units, the increasing costs and volatility of natural gas have a significant impact on Savannah Electric’s fuel costs. The combined company would have a more balanced and cost-efficient generating fleet than Savannah Electric alone, consisting of coal-fired, nuclear, hydroelectric and natural gas-fired generating units. In addition, as fuel cost recovery would be spread over a broader customer base, management believes the combination would result in significantly reduced fuel cost recovery rates for existing Savannah Electric customers, with minimal short-term impact on existing Georgia Power customers.

•	Operational Cost Efficiencies through Combined Corporate Functions: While the combined company plans to maintain a coastal regional office consisting primarily of current Savannah Electric employees, management expects that the merger will allow the consolidation of many duplicative corporate functions, including executive, accounting and finance, legal, supply chain management, corporate services, human resources, economic development, regulatory affairs and corporate communications. Further, significant accounting and financial reporting expenses of Savannah Electric are expected to be eliminated as Savannah Electric would no longer be a separate reporting entity under the Exchange Act.

•	Broadened Customer Base for Capital Cost Recovery: Management believes that without the merger, the rate of economic growth in the Savannah region would begin to slow due to high energy costs. Management further believes the merger will allow the Savannah region to continue as one of the fastest growing areas of the state. Over the next decade, both Georgia Power and Savannah Electric expect to incur significant capital expenditures relating to environmental controls, transmission, distribution and generation. The merger is expected to lessen the rate impact to customers of both Savannah Electric and Georgia Power as the capital costs, especially environmental costs, are spread over a larger customer base.
Throughout the summer and fall of 2005, senior management of Georgia Power and Savannah Electric continued to discuss terms of a potential merger of the companies, including a proposed organizational structure for the combined company.

On December 2, 2005, David M. Ratcliffe, President and Chief Executive Officer of Southern Company, met with senior officers of Georgia Power and Savannah Electric and discussed proposed terms of a merger. Following the meeting, management of Georgia Power and Savannah Electric continued to work towards finalizing the terms of the proposed merger, including an organizational structure and a draft merger agreement.

On December 12, 2005, at a regularly scheduled meeting, the board of directors of Southern Company considered the proposed terms of a merger of Georgia Power and Savannah Electric. The board of directors considered a financial and regulatory analysis of the merger presented by members of management. In addition, internal legal counsel also presented a discussion of certain legal aspects of the merger and the merger agreement. Following a thorough discussion of the proposed merger, the board of directors of Southern Company unanimously approved the proposed merger.

On December 13, 2005, special meetings of the boards of directors of Georgia Power and Savannah Electric were held to consider the proposed merger. At the respective meetings, each board considered a financial and regulatory analysis of the proposed merger as presented by members of management. In addition, legal counsel discussed legal aspects of the merger and the merger agreement. After thorough discussions and after considering the financial, regulatory and legal analysis of the merger, the anticipated costs and benefits of the merger, information concerning the business, financial condition, results and operations and prospects of the companies and other factors, each of the boards of directors of Georgia Power and Savannah Electric unanimously approved the merger and the merger agreement.

The definitive merger agreement was executed on December 13, 2005 following the meetings of the boards of directors of Georgia Power and Savannah Electric.

The foregoing discussion of the information and factors considered by the boards of directors of Southern Company, Georgia Power and Savannah Electric is not intended to be exhaustive. None of the boards of directors of Southern Company, Georgia Power or Savannah Electric assigned any relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors. Each of the boards of directors of Southern Company, Georgia Power and Savannah Electric made its respective determination regarding the merger based on the collective conclusion reached by its members, in light of factors each of them considered appropriate, that the merger is in the best interests of their respective companies, shareholders and customers.
Recommendation of the Board
          Savannah Electric’s board of directors has unanimously approved the merger agreement, has unanimously determined that the merger agreement and the merger are advisable and in the best interests of Savannah Electric and its shareholders and unanimously recommends that Savannah Electric shareholders vote “FOR” approval of the merger agreement and the merger.
Merger Consideration
          At the effective time of the merger, each outstanding share of Savannah Electric 6.00% Series Preferred Stock will be converted into the right to receive one share of Georgia Power 6 1/8% Series Class A Preferred Stock. A summary of the terms and conditions of the Georgia Power 6 1/8% Series Class A Preferred Stock is included on page 53 under the heading “Description of the Georgia Power 6 1/8% Series Class A Preferred Stock” and a comparison of the rights of holders of the Savannah Electric 6.00% Series Preferred Stock and holders of the Georgia Power 6 1/8% Series Class A Preferred Stock is included on page 58 under the heading “Comparison of Rights of Holders of Georgia Power 6 1/8% Series Class A Preferred Stock and Savannah Electric 6.00% Series Preferred Stock.”
          In addition, at the effective time of the merger, all of the outstanding shares of Savannah Electric common stock, which are owned by Southern Company, will be converted into 1,500,000 shares of Georgia Power common stock. Following the merger, Southern Company will continue to own all of the outstanding shares of common stock of Georgia Power.
No Fairness Opinion
          While Georgia Power consulted with outside financial advisors in structuring the terms of the Georgia Power 6 1/8% Series Class A Preferred Stock, neither Georgia Power nor Savannah Electric obtained an opinion from an investment banking firm with respect to the fairness from a financial point of view of the consideration to be received by the holders of the Savannah Electric 6.00% Series Preferred Stock in the merger.
Payment of Dividends
          On the business day immediately preceding the effective date of the merger, Savannah Electric will pay any accrued dividends on the Savannah Electric 6.00% Series Preferred Stock to the holders thereof for the period from the last preceding dividend payment date through the effective date of the merger. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will accrue from and after the effective date of the merger. When, as and if declared by the board of directors of Georgia Power, dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable quarterly on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be October 1, 2006. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock are non-cumulative and, accordingly, if Georgia Power does not declare a dividend on the shares for a quarterly dividend period, holders of the shares will have no right to receive a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.
Effective Time of the Merger
          If the merger agreement is approved by the requisite votes of Savannah Electric and Georgia Power shareholders and all other required governmental and other consents and approvals are received, and if the other conditions to the obligations of Georgia Power and Savannah Electric to complete the merger are satisfied or waived, the merger will be consummated and effected on the date and at the time specified in the Certificate of Merger filed with the Secretary of State of Georgia.
          Assuming satisfaction of all of the conditions to the merger, the merger is expected to be made effective by July 2006.

          Either Georgia Power or Savannah Electric may terminate the merger agreement prior to the effective time of the merger under several circumstances. See “— Conditions to the Merger” and “— Amendment, Waiver and Termination of the Merger Agreement” below.
Exchange of Shares
          All of the outstanding shares of Savannah Electric 6.00% Series Preferred Stock have been issued as fully registered securities registered in the name of Cede & Co., the nominee of DTC. The shares of Savannah Electric 6.00% Series Preferred Stock may be traded only by book-entry transfer through DTC. If the merger is completed, you will receive instructions for exchanging your shares of Savannah Electric 6.00% Series Preferred Stock for shares of the Georgia Power 6 1/8% Series Class A Preferred Stock. All of the shares of Georgia Power 6 1/8% Series Class A Preferred Stock will be issued as fully registered securities registered in the name of Cede & Co. Please refer to the information under the heading “Description of Georgia Power 6 1/8% Series Class A Preferred Stock — Book-Entry Only Issuance — The Depository Trust Company” for additional information.
Material Federal Income Tax Consequences
          The following is a summary of the material U.S. federal income tax consequences of the merger to the holders of Savannah Electric 6.00% Series Preferred Stock. This summary is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations of the Code, all as in effect as of the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. This summary is limited to Savannah Electric shareholders who hold their shares as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Savannah Electric shareholders in light of their particular circumstances or to Savannah Electric shareholders who are subject to special treatment under U.S. federal income tax law, such as:
•	entities treated as partnerships for U.S. federal income tax purposes or Savannah Electric shareholders who hold their shares through entities treated as partnerships for U.S. federal income tax purposes;

•	certain U.S. expatriates;

•	Savannah Electric shareholders who hold Savannah Electric 6.00% Series Preferred Stock as part of a straddle, appreciated financial position, hedge, synthetic security, conversion transaction or other integrated investment;

•	Savannah Electric shareholders whose functional currency is not the U.S. dollar;

•	Savannah Electric shareholders subject to the U.S. alternative minimum tax;

•	foreign persons and entities;

•	financial institutions;

•	insurance companies;

•	tax-exempt entities;

•	dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.
          Furthermore, this summary does not address any aspect of state, local or foreign laws, or any federal laws other than those pertaining to income taxation.
          The material U.S. federal income tax consequences of the merger are generally as follows:
•	Classification as a Reorganization. The merger will be treated as a reorganization within the meaning Section 368(a) of the Code.

•	Consequences to Georgia Power and Savannah Electric. Neither Georgia Power nor Savannah Electric will recognize gain or loss as a result of the merger.

•	Consequences to the Savannah Electric Shareholders. Savannah Electric shareholders who exchange Savannah Electric 6.00% Series Preferred Stock for Georgia Power 6 1/8% Series Class A Preferred Stock pursuant to the merger will not recognize gain or loss.

•	Tax Basis of Georgia Power 6 1/8% Series Class A Preferred Stock Received in the Merger. The aggregate tax basis in the Georgia Power 6 1/8% Series Class A Preferred Stock received by each Savannah Electric shareholder in the merger will equal the aggregate tax basis in the Savannah Electric 6.00% Series Preferred Stock surrendered by such shareholder in the merger.

•	Holding Period of Georgia Power 6 1/8% Series Class A Preferred Stock Received in the Merger. The holding period for Georgia Power 6 1/8% Series Class A Preferred Stock received by each shareholder in the merger will include the holding period for the Savannah Electric 6.00% Series Preferred Stock surrendered by such shareholder in the merger.
          The summary of material U.S. federal income tax consequences set forth above is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. Moreover, the summary set forth above does not address tax consequences that may vary with, or are contingent upon, individual circumstances. In addition, the summary set forth above does not address any non-income tax or any foreign, state or local tax consequences of the merger and does not address the tax consequences of any transaction other than the merger.
Management and Operations After the Merger
          Directors and Executive Officers of Savannah Electric. At the effective time of the merger, Savannah Electric will merge with and into Georgia Power. Immediately prior to the effective time of the merger, the directors and officers of Savannah Electric will resign as of the effective time.
          Directors and Executive Officers of Georgia Power. The directors and executive officers of Georgia Power in office at the effective time of the merger will remain in their positions in accordance with Georgia Power’s Bylaws.
Interests of Savannah Electric’s Employees and Directors in the Merger
          Some of Savannah Electric’s employees and directors may be deemed to have interests in the merger. These interests include, among other things, the nomination of one Savannah Electric director for election to the Georgia Power board of directors, employment arrangements for certain officers of Savannah Electric with Georgia Power or other affiliates of Southern Company following the merger and severance arrangements for certain employees of Savannah Electric.
          Nomination of Savannah Electric Director for Election to Georgia Power Board of Directors. In February 2005, the board of directors of Georgia Power nominated Gus H. Bell, currently a member of the Savannah Electric board of directors, for election as a member of the Georgia Power board of directors at the 2006 Annual Meeting of Georgia Power’s sole shareholder.
          A.R. James Employment Arrangements. On December 13, 2005, A.R. James, then President and Chief Executive Officer of Savannah Electric, was elected as Chairman of the board of directors of Savannah Electric and resigned from his position as President and Chief Executive Officer. Mr. James served as Chairman of the board of directors of Savannah Electric until February 1, 2006, at which time he became an Executive Vice President of Southern Company and of Southern Company Services, Inc. (“SCS”) and President of the shared services group.
          In addition, SCS will assume the change in control agreement between Savannah Electric and Mr. James. In the event of a “change in control” as defined in the agreement, Mr. James will be entitled to receive (1) a lump sum payment of three times his annual compensation, (2) up to five years of coverage under group health and life insurance plans, (3) immediate vesting of all stock options previously granted, (4) payment of any accrued long-term and short-term bonuses and dividend equivalents, and (5) payment of any excise tax liability incurred as a result of payments made under the agreement. Under the agreement, a change in control will include (1) an acquisition of at least 20% of Southern Company’s stock, (2) a change in the majority of the members of Southern Company’s board of directors in connection with an actual or threatened change of control, (3) a merger or other business combination that results in Southern Company’s stockholders immediately before the merger owning less than 65% of the voting power after the merger, or (4) a sale of substantially all of the assets of Southern Company.
          W. Craig Barrs Employment Arrangements. On December 13, 2005, W. Craig Barrs was appointed President and Chief Executive Officer of Savannah Electric. Mr. Barrs also is continuing to serve as an officer of Georgia Power. Mr. Barrs will continue to serve as President and Chief Executive Officer of Savannah Electric until the merger is completed. Following the merger, Mr. Barrs is expected to be named as Vice President of the new coastal region of Georgia Power. In his position as President and Chief Executive Officer of Savannah Electric, Mr. Barrs annual base salary was increased to $192,487 effective March 1, 2006.
          Other Employment Arrangements. In connection with the merger, certain employees of Savannah Electric may be offered positions with Georgia Power or with other affiliates of Southern Company.
          Severance Arrangements. In connection with the merger, Savannah Electric plans to offer voluntary and involuntary severance arrangements to a number of employees of Savannah Electric.
Conditions to the Merger
          The obligations of Georgia Power and Savannah Electric to complete the merger are subject to the satisfaction or waiver (to the extent permitted) of several conditions, including:
•	Southern Company, the sole shareholder of Georgia Power, must have approved the merger agreement and the consummation of the merger;

•	the Savannah Electric shareholders must have approved the merger agreement and the consummation of the merger as and to the extent required under Georgia law and Savannah Electric’s Charter and Bylaws;

•	the required regulatory approvals described under “Regulatory Matters” below must have been obtained, must remain in full force and effect, must not have been revoked and must be legally sufficient to authorize the transactions contemplated by the merger agreement; and

•	the shares of Georgia Power 6 1/8% Series Class A Preferred Stock issuable under the merger agreement must have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.
          No assurances can be provided as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, the parties know of no reason to believe that any of the conditions set forth above will not be satisfied.
          The conditions to consummation of the merger may be waived, in whole or in part, to the extent permissible under law, without the further approval of holders of Savannah Electric 6.00% Series Preferred Stock.
Regulatory Matters
          To complete the merger, Georgia Power and Savannah Electric must obtain approvals or consents from, or make filings with, a number of federal and state regulatory authorities. The material federal and state approvals, consents and filings are described below. Georgia Power and Savannah Electric are not currently aware of any other material governmental consents, approvals or filings that are required prior to completion of the merger. If additional approvals, consents and filings are required to complete the merger, Georgia Power and Savannah Electric contemplate that such consents, approvals and filings will be sought or made.
          Georgia Power and Savannah Electric will seek to complete the merger by July 2006. Although Georgia Power and Savannah Electric believe they will receive the required consents and approvals described below to complete the merger, there can be no assurance as to the timing of these consents and approvals or as to Georgia Power’s and Savannah Electric’s ability to obtain such consents or approvals (or any additional consents or approvals which may otherwise become necessary) or that such consents or approvals will be obtained on terms and subject to conditions satisfactory to Georgia Power and Savannah Electric.

          Georgia PSC. While the Georgia PSC does not have specific approval authority over the merger of electric utilities, Georgia Power and Savannah Electric have filed an application with the Georgia PSC with respect to certain approvals that will be necessary to effectively complete the merger. In particular, Georgia Power and Savannah Electric, through an application filed with the Georgia PSC on January 13, 2006, have sought the approval of the Georgia PSC with respect to the following matters:
•	the transfer of Savannah Electric’s generating facilities and certification of the generating facilities as Georgia Power assets;

•	amendments to Georgia Power’s Integrated Resource Plan to add current Savannah Electric customers and generating facilities;

•	the transfer of Savannah Electric’s assigned service territory to Georgia Power;

•	adoption of Georgia Power’s service rules and regulations to the current Savannah Electric customers;

•	new fuel rate and base rate schedules that would apply to Georgia Power’s sale of electricity to the current Savannah Electric customers; and

•	authorization of the issuance of additional shares of Georgia Power common stock and Class A preferred stock in exchange for outstanding equity securities of Savannah Electric and Georgia Power’s assumption of the indebtedness of Savannah Electric in the merger.
          Georgia Power has asked the Georgia PSC to better align the rates for Savannah Electric’s customers to those of Georgia Power. Currently, Savannah Electric customers pay slightly lower base rates and significantly higher fuel rates than Georgia Power customers. The overall effect is that Savannah Electric customers pay substantially higher overall costs for electricity. In order to better align rates, Savannah Electric and Georgia Power jointly filed a fuel case on March 17, 2006 seeking approval of a fuel cost recovery rate based upon future fuel cost projections for the combined generating fleet. The new fuel cost recovery rate would be paid by all Georgia Power customers following the merger, including the existing Savannah Electric customers. In addition, Georgia Power has sought approval of a “merger transition charge” that would be used to adjust Savannah Electric’s existing base rates to more closely match the existing base rates for Georgia Power. The merger transition charge would remain in effect until Georgia Power files it next base rate case in 2007 that would be effective on January 1, 2008. A decision of the Georgia PSC with respect to these matters is expected in June 2006.
          Federal Power Act. Section 203 of the Federal Power Act provides that no public utility may sell or otherwise dispose of its jurisdictional facilities, directly or indirectly merge or consolidate its jurisdictional facilities with those of any other person, or acquire any security of any other public utility without first having obtained authorization from the FERC. Because Georgia Power and Savannah Electric own “jurisdictional facilities” under the Federal Power Act, the approval of the FERC under Section 203 is required before Georgia Power and Savannah Electric may complete the merger. Section 203 provides that the FERC is required to grant its approval if the merger is found to be consistent with the public interest.
          In February 2006, Georgia Power and Savannah Electric filed an application with the FERC for approval of the merger under Section 203. On March 30, 2006, the FERC approved the merger of Georgia Power and Savannah Electric under Section 203 of the Federal Power Act.
          Federal Communications Commission. Under the provisions of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, an entity holding licenses for the provision of telecommunications services must obtain the approval of the FCC before the transfer of control or assignment of those licenses. Savannah Electric holds certain FCC licenses for the provision of telecommunication services in the United States and, thus, was required to obtain prior FCC approval to assign or transfer control of those licenses. In February 2006, the FCC approved the transfer of Savannah Electric’s licenses to Georgia Power in the merger.

Amendment, Waiver and Termination of the Merger Agreement
          To the extent permitted by law, Georgia Power and Savannah Electric, with the approval of their respective boards of directors, may amend the merger agreement by written agreement at any time without the approval of shareholders. However, after the approval of the merger by the shareholders of Georgia Power or Savannah Electric, no amendment may change any of the principal terms of the merger agreement without the further approval of such shareholders.
          Prior to or at the effective time of the merger, either Georgia Power or Savannah Electric may waive any default in the performance of any term of the merger agreement by the other party, may waive or extend the time for fulfillment by the other party of any of its obligations under the merger agreement and may waive any of the conditions precedent to the obligations of such party under the merger agreement, except any condition that, if not satisfied, would result in violation of applicable law.
          The merger agreement may be terminated, and the merger abandoned, at any time prior to its effective time, by mutual consent of Georgia Power’s and Savannah Electric’s boards of directors.
Expenses and Fees
          All expenses incurred in the merger will be paid by the party incurring such expenses, except that the printing and mailing costs associated with the delivery of the proxy statement/prospectus to you will be shared between Georgia Power and Savannah Electric. Neither Georgia Power nor Savannah Electric will be responsible for paying a termination fee in the event the merger agreement is terminated.
Accounting Treatment
          The accounting treatment for the merger will be similar to the pooling method. All assets, liabilities and stockholders’ equity of Savannah Electric will be recorded in the accounts of Georgia Power at their carrying amounts on the date of the transfer. Georgia Power’s financial statements will report results of operations and cash flows as though the transaction had occurred at the beginning of the first financial statement period presented. The effects of intercompany transactions will be eliminated.
Resales of Georgia Power 6 1/8% Series Class A Preferred Stock
          All shares of Georgia Power 6 1/8% Series Class A Preferred Stock received by holders of Savannah Electric 6.00% Series Preferred Stock in the merger will be freely transferable under the federal securities laws, except for shares received by persons who are deemed to be “affiliates” of Savannah Electric prior to the completion of the merger. These shares may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 in the case of persons who become affiliates of Georgia Power) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Georgia Power or Savannah Electric generally include individuals or entities that control, are controlled by, or are under common control with, such parties.
Dissenters’ Rights
          Under Georgia law, holders of Savannah Electric 6.00% Series Preferred Stock do not have dissenters’ rights with respect to the merger because the Savannah Electric 6.00% Series Preferred Stock is listed on the New York Stock Exchange and it is a condition to the merger that the Georgia Power 6 1/8% Series Class A Preferred Stock will be approved for listing on the New York Stock Exchange.

INFORMATION ABOUT GEORGIA POWER
General
          Georgia Power is a wholly-owned subsidiary of Southern Company. Georgia Power was incorporated under the laws of the State of Georgia on June 26, 1930. It is engaged in the generation and purchase of electric energy and the transmission, distribution and sale of such energy within the State of Georgia at retail in over 600 communities (including Athens, Atlanta, Augusta, Columbus, Macon, Rome and Valdosta), as well as in rural areas, and at wholesale currently to 39 electric cooperative associations through Oglethorpe Power Corporation, a corporate cooperative of electric membership corporations in Georgia, and to 50 municipalities, 48 of which are served through the Municipal Electric Authority of Georgia, a public corporation and an instrumentality of the State of Georgia. Georgia Power and one of its affiliates, Alabama Power Company (“Alabama Power”), each owns 50% of the common stock of Southern Electric Generating Company (“SEGCO”). SEGCO owns electric generating units near Wilsonville, Alabama. The principal executive offices of Georgia Power are located at 241 Ralph McGill Boulevard, N.E., Atlanta, Georgia 30308-3374, and the telephone number is (404) 506-6526.
          See “Where You Can Find More Information” on page 62 for additional information regarding the business of Georgia Power.
Recent Developments
          On February 23, 2006, approximately 170 current and former employees of Georgia Power filed a collective action against Georgia Power in the U.S. District Court for the Northern District of Georgia, alleging that Georgia Power violated the Fair Labor Standards Act by failing to properly compensate certain employees (primarily linemen and crew leaders whose work is governed by a union collective bargaining agreement) while the employees were subject to being called back into work under on-call work rules and regulations. The plaintiffs are seeking overtime compensation for on call time for the three-year period prior to the filing of the action, liquidated damages in an amount equal to unpaid overtime compensation they say they have been denied, declaratory and injunctive relief, and attorney’s fees and expenses of litigation. Georgia Power believes that it has complied with the provisions of the Fair Labor Standards Act and it intends to vigorously defend this action. The ultimate outcome of this matter cannot now be determined; however, an adverse outcome could result in the payment of substantial damages.
INFORMATION ABOUT SAVANNAH ELECTRIC
Business
General
          Savannah Electric is a wholly-owned subsidiary of Southern Company. Savannah Electric is engaged in the generation and purchase of electricity and the distribution and sale of electricity at retail and, as a member of the Southern Company electric system power pool, the transmission and sale of wholesale energy. Savannah Electric has approximately 143,000 customers in a five-county area in Eastern Georgia containing approximately 2,000 square miles, including the City of Savannah and its environs, most of Chatham County, most of Effingham County and portions of Bryan, Bulloch and Screven Counties. Savannah Electric’s service area has a population of approximately 320,000 with approximately 93% located in metropolitan Savannah. The City of Savannah is one of the largest general cargo ports, and a leading foreign trade port, on the Southeast U.S. Atlantic coast.
          Savannah Electric was incorporated under the laws of the State of Georgia on August 5, 1921. The principal executive offices of Savannah Electric are located at 600 Bay Street, East, Savannah, Georgia 31401, and the telephone number is (912) 644-7171.
          Savannah Electric’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports are made available on Southern Company’s website, free of charge, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Southern Company’s internet address is http://www.southerncompany.com.

Southern Company System
          Southern Company owns all the outstanding common stock of Alabama Power, Georgia Power, Gulf Power Company (“Gulf Power”), Mississippi Power Company (“Mississippi Power”) and Savannah Electric (the “retail operating companies”), each of which is an operating public utility company. In addition, Southern Company owns all of the common stock of Southern Power Company (“Southern Power”), which also is an operating public utility company. Southern Power constructs, owns and manages Southern Company’s competitive generation assets and sells electricity at market-based rates in the wholesale market.
          The transmission facilities of Savannah Electric are connected to its own generating plants and other sources of power and are interconnected with the transmission facilities of the other retail operating companies and SEGCO, an operating public utility owned by Alabama Power and Georgia Power, by means of heavy-duty high voltage lines.
          Operating contracts covering arrangements in effect with principal neighboring utility systems provide for capacity exchanges, capacity purchases and sales, transfers of economy energy and other similar transactions. Additionally, Savannah Electric and the other retail operating companies have entered into voluntary reliability agreements with the subsidiaries of Entergy Corporation, Florida Electric Power Coordinating Group and TVA and with Progress Energy Carolinas, Duke Energy Corporation, South Carolina Electric & Gas Company and Virginia Electric and Power Company, each of which provides for the establishment and periodic review of principles and procedures for planning and operation of generation and transmission facilities, maintenance schedules, load retention programs, emergency operations and other matters affecting the reliability of bulk power supply. Savannah Electric and the other retail operating companies have joined with other utilities in the Southeast (including those referred to above) to form the Southeastern Electric Reliability Council (“SERC”) to augment further the reliability and adequacy of bulk power supply. Through the SERC, Savannah Electric and the other retail operating companies are represented on the National Electric Reliability Council.
          An intercompany interchange contract (the “IIC”) provides for coordinating operations of the power producing facilities of Savannah Electric, the other retail operating companies and Southern Power and the capacities available to such companies from non-affiliated sources and for the pooling of surplus energy available for interchange. Coordinated operation of the entire interconnected system is conducted through a central power supply coordination office maintained by SCS, the system service company. The available sources of energy are allocated to the retail operating companies and Southern Power to provide the most economical sources of power consistent with reliable operation. The resulting benefits and savings are apportioned among each of the companies. See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “FERC Matters – Intercompany Interchange Contract” and Note 3 to the financial statements herein under “FERC Matters – Intercompany Interchange Contract” for information on the FERC proceeding related to the IIC.
          SCS has contracted with Southern Company, each retail operating company, Southern Power and other Southern Company subsidiaries to furnish, at direct or allocated cost and upon request, the following services: general and design engineering, purchasing, accounting and statistical analysis, finance and treasury, tax, information resources, marketing, auditing, insurance and pension administration, human resources, systems and procedures and other services with respect to business and operations and power pool transactions.
Construction Program
          Savannah Electric is engaged in a continuous construction program to accommodate existing and estimated future loads on its system. For estimated construction and environmental expenditures for the periods 2006 through 2008, see Note 7 to the financial statements herein under “Construction Program.”

          Estimated construction costs in 2006 are expected to be apportioned as follows for Savannah Electric: (in millions)

New generation	$—
Other generation facilities, including associated plant substations	9
New business	11
Transmission	11
Joint line and substation	—
Distribution	12
General plant	2

$45

          The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of changes in such factors as: business conditions; environmental regulations; FERC rules and transmission regulations; load projections; cost and efficiency of construction labor, equipment and materials; and cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.
          Under Georgia law, Savannah Electric is required to file an Integrated Resource Plan (“IRP”) for approval by the Georgia PSC. Under the plan rules, the Georgia PSC must pre-certify the construction of new power plants and new purchased power agreements (“PPAs”). See “Rate Matters – Integrated Resource Planning” herein for additional information.
          In connection with the merger, Georgia Power filed an application with the Georgia PSC in January 2006 to amend its IRP to add the current Savannah Electric customers and generating assets. See “The Merger — Regulatory Matters.”
Financing Program
          See MANAGEMENT’S DISCUSSION AND ANALYSIS – FINANCIAL CONDITION AND LIQUIDITY herein and Note 6 to the financial statements herein for information concerning Savannah Electric’s financing program.
Fuel Supply
          Savannah Electric’s supply of electricity is derived predominantly from coal. The sources of generation for the years 2003 through 2005 are shown below:

	Coal	Gas	Oil
	%	%	%

2003	94	4	2
2004	96	3	1
2005	79	20	1

     The average costs of fuel in cents per net kilowatt-hour generated for 2003 through 2005 are shown below:

2003	2004	2005
2.40	2.62	4.15
          As additional environmental regulations are proposed that impact the utilization of coal, Savannah Electric’s fuel mix will be monitored to ensure that Savannah Electric remains in compliance with applicable laws and regulations. Additionally, Savannah Electric will continue to evaluate the need to purchase additional emission allowances and the timing of capital expenditures for emission control equipment. See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Environmental Matters – Environmental Statutes and Regulations” herein for information on the Clean Air Act.

          Savannah Electric also has long-term agreements in place for its natural gas burn requirements. In addition to gas supply, Savannah Electric has contracts in place for both firm gas transportation and storage. Management believes that these contracts provide sufficient natural gas supplies, transportation and storage to ensure normal operations of Savannah Electric’s natural gas generating units.
          Changes in fuel prices to Savannah Electric are reflected in fuel adjustment clauses contained in Savannah Electric’s rate schedules. See “Rate Matters — Rate Structure” herein for additional information.
Territory Served by Savannah Electric
          Savannah Electric is engaged, within a five-county area in eastern Georgia, in the generation and purchase of electricity and the distribution and sale of such electricity at retail. See Note 3 to the financial statements herein under “Merger” for information on the planned merger of Savannah Electric with and into Georgia Power.
          For information relating to kilowatt-hour sales by classification for Savannah Electric, see MANAGEMENT’S DISCUSSION AND ANALYSIS – RESULTS OF OPERATIONS herein.
          The retail service rights of all electric suppliers in the State of Georgia are regulated by the 1973 State Territorial Electric Service Act. Pursuant to the provisions of this Act, all areas within existing municipal limits were assigned to the primary electric supplier therein (451 municipalities, including Atlanta, Columbus, Macon, Augusta, Athens, Rome and Valdosta, to Georgia Power; 115 to electric cooperatives; and 50 to publicly-owned systems). Areas outside of such municipal limits were either to be assigned or to be declared open for customer choice of supplier by action of the Georgia PSC pursuant to standards set forth in such Act. Consistent with such standards, the Georgia PSC has assigned substantially all of the land area in the state to a supplier. Notwithstanding such assignments, this Act provides that any new customer locating outside of 1973 municipal limits and having a connected load of at least 900 kilowatts may receive electric service from the supplier of its choice. See “Competition” herein for additional information.
          Under and subject to the provisions of its franchises and concessions and the 1973 State Territorial Electric Service Act, Savannah Electric has the full but nonexclusive right to serve the City of Savannah, the Towns of Bloomingdale, Pooler, Garden City, Guyton, Newington, Oliver, Port Wentworth, Rincon, Tybee Island, Springfield, Thunderbolt and Vernonburg and, in conjunction with a secondary supplier, the Town of Richmond Hill. In addition, Savannah Electric has been assigned certain unincorporated areas in Chatham, Effingham, Bryan, Bulloch and Screven Counties by the Georgia PSC. See “Competition” herein for additional information. In connection with the proposed merger with Savannah Electric, Georgia Power has filed an application with the Georgia PSC for approval of the transfer of Savannah Electric’s service territory to Georgia Power at the effective time of the merger.
Competition
          The electric utility industry in the United States is continuing to evolve as a result of regulatory and competitive factors. Among the early primary agents of change was the Energy Act Policy Act of 1992. The Energy Act Policy Act of 1992 allowed independent power producers to access a utility’s transmission network in order to sell electricity to other utilities.
          During 2005, Savannah Electric purchased energy from seven customer-owned generating facilities. Six of the seven provide only energy to Savannah Electric. These six customers make no capacity commitment and are not dispatched by Savannah Electric. Savannah Electric does have a contract with the remaining customer for eight megawatts of dispatchable capacity and energy. During 2005, Savannah Electric purchased a total of 62.3 million kilowatt-hours from the seven suppliers at a cost of approximately $3.3 million.
          The competition for retail energy sales among competing suppliers of energy is influenced by various factors, including price, availability, technological advancements and reliability. These factors are, in turn, affected by, among other influences, regulatory, political and environmental considerations, taxation and supply.
          Generally, Savannah Electric has experienced, and expects to continue to experience, competition in its retail service territory in varying degrees as the result of self-generation (as described above) and fuel switching by customers and other factors. See also “Territory Served by Savannah Electric” above for additional information concerning suppliers of electricity operating within or near the areas served at retail by Savannah Electric.

Regulation
Georgia PSC
          Savannah Electric is subject to the jurisdiction of the Georgia PSC, which has broad powers of supervision and regulation over public utilities operating in the state of Georgia, including its rates, service regulations, sales of securities and, in part, retail service territories. See “Territory Served by Savannah Electric” above and “Rate Matters” below for additional information.
Federal Power Act
          In July 2005, the U.S. Congress passed the Energy Policy Act of 2005 which repealed the Public Utility Holding Company Act (“PUHCA”) effective February 8, 2006. The retail operating companies, Southern Power and its generation subsidiaries and SEGCO are all public utilities engaged in wholesale sales of energy in interstate commerce and therefore remain subject to the rate, financial and accounting jurisdiction of the FERC under the Federal Power Act. Certain financing approvals which would have been obtained from the SEC under the repealed PUHCA now must be obtained from the FERC. In implementing repeal of PUHCA, the FERC sought to minimize unnecessary administrative burdens and decided to retain an “at cost standard” for services rendered by system service companies such as SCS, to permit certain existing financing authorizations to remain effective without further action by the FERC and to reduce reporting requirements. In addition to its repeal of PUHCA, the Energy Policy Act of 2005 authorized the FERC to establish regional reliability organizations authorized to enforce reliability standards, established a process for the FERC to address impediments to the construction of transmission and established clear responsibility for the FERC to prohibit manipulative energy trading practices.
FERC Matters
          See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “FERC Matters” herein for information on matters regarding the FERC.
Environmental Statutes and Regulations
          Savannah Electric’s operations are subject to extensive regulation by state and federal environmental agencies under a variety of statutes and regulations governing environmental media, including air, water and land resources. Compliance with these environmental requirements involves significant costs, a major portion of which is expected to be recovered through existing ratemaking provisions. There is no assurance, however, that all such costs will, in fact, be recovered.
          Compliance with the federal Clean Air Act and resulting regulations has been, and will continue to be, a significant focus for Savannah Electric. See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Environmental Matters” herein for additional information about the Clean Air Act and other environmental issues, including the litigation brought by the Environmental Protection Agency (the “EPA”) under the New Source Review provisions of the Clean Air Act.
          Additionally, Savannah Electric has incurred costs for environmental remediation of various sites. See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “Environmental Matters – Environmental Statutes and Regulation – Environmental Remediation” for information regarding environmental remediation efforts.
          Savannah Electric is unable to predict at this time what additional steps it may be required to take as a result of the implementation of existing or future quality control requirements for air, water and hazardous or toxic materials, but such steps could adversely affect system operations and result in substantial additional costs.
Rate Matters
Rate Structure
          The rates and service regulations of Savannah Electric are uniform for each class of service throughout its service area. Rates for residential electric service are generally of the block type based upon kilowatt-hours used and include minimum charges.

          Residential and other rates contain separate customer charges. Rates for commercial service are presently of the block type and, for large customers, the billing demand is generally used to determine capacity and minimum bill charges. These large customers’ rates are generally based upon usage by the customer and include rates with special features to encourage off-peak usage. Additionally, Savannah Electric is allowed by the Georgia PSC to negotiate the terms and cost of service to large customers. Such terms and cost of service, however, are subject to final Georgia PSC approval. Savannah Electric is allowed by state law to recover fuel and net purchased energy costs through fuel cost recovery provisions which are adjusted to reflect increases or decreases in such costs as needed. Revenues are adjusted for differences between recoverable costs and amounts actually recovered in current rates.
          See MANAGEMENT’S DISCUSSION AND ANALYSIS – FUTURE EARNINGS POTENTIAL – “PSC Matters” below and Note 3 to the financial statements herein under “Retail Regulatory Matters” for a discussion of rate matters. Also, see Note 1 to the financial statements herein for a discussion of recovery of fuel costs and environmental compliance costs through rates.
Integrated Resource Planning
          Georgia Power and Savannah Electric must file IRPs with the Georgia PSC that specify how each intends to meet the future electrical needs of its customers through a combination of demand-side and supply-side resources. The Georgia PSC must certify any new demand-side or supply-side resources. Once certified, the lesser of actual or certified construction costs and purchased power costs will be recoverable through rates.
          In May 2004, the Georgia PSC ordered Georgia Power and Savannah Electric to purchase the McIntosh combined cycle generating facility from Southern Power and place it into their respective rate bases. The McIntosh resource was previously certified as a PPA by the Georgia PSC in the supply-side certification conducted in 2002 and, at the same time, the Georgia PSC also approved the de-certification of Savannah Electric’s Plant Riverside, units 4 through 8, effective in May 2005. The McIntosh units produce a combined 1,240 megawatts, of which Georgia Power’s portion is 1,040 megawatts and Savannah Electric’s portion is 200 megawatts. This new generation became available in June 2005. See Note 3 to the financial statements herein under “Retail Regulatory Matters — Plant McIntosh Construction Project” for additional information.
          Georgia Power and Savannah Electric received Georgia PSC approval of the 2004 IRP in July 2004. Through the approval of the 2004 IRP, Georgia Power de-certified the Atkinson combustion turbine units 5A and 5B totaling approximately 80 megawatts of capacity and Savannah Electric extended the life of the Kraft combustion turbine unit until such time as its retirement is warranted. Georgia Power and Savannah Electric issued a request for proposal (“RFP”) in July 2005 for approximately 1,000 megawatts to meet their future supply-side capacity needs for 2009 and beyond. With the planned merger of Savannah Electric into Georgia Power, this RFP will be consolidated by Georgia Power which will be the sole party to these contracts. In March 2006, Georgia Power issued RFPs for approximately 2,100 and 1,400 megawatts, respectively, to meet its 2010 and 2011 supply-side needs. For the 2011 RFP, Georgia Power submitted self-build proposals that compare to the market. Additionally, Georgia Power and, until completion of the planned merger, Savannah Electric will each continue a residential load management program which was certified by the Georgia PSC for up to 40 megawatts of equivalent supply-side capacity. Georgia Power will continue to utilize approximately eight megawatts of capacity from existing qualifying facilities under firm contracts and continue to add additional resources as ordered by the Georgia PSC.
          In January 2006, Georgia Power filed an application with the Georgia PSC to approve an amendment to Georgia Power’s IRP in connection with the merger to add Savannah Electric customers and generating assets.
Employee Relations
          Savannah Electric had 560 employees on its payroll at December 31, 2005.
          Savannah Electric has agreements with the International Brotherhood of Electrical Workers (“IBEW”) and the Office and Professional Employees International Union (“OPEIU”) that expire April 15, 2006 and December 1, 2006, respectively. Savannah Electric has reached a memorandum of understanding with the IBEW that will result in the merger of the Savannah Electric local IBEW unit with a Georgia Power local unit. In addition, Savannah Electric has reached a memorandum of understanding with the OPEIU that will result in the termination of the collective bargaining agreement between the parties at the effective time of the merger.

Properties
     At December 31, 2005, Savannah Electric owned and/or operated the generating stations shown in the table below.

		Nameplate
Generating Station	Location	Capacity
		(Kilowatts)
FOSSIL STEAM
McIntosh	Effingham County, GA	163,117
Kraft	Port Wentworth, GA	281,136

Total		444,253

COMBUSTION TURBINES
Boulevard	Savannah, GA	59,100
Kraft	Port Wentworth, GA	22,000
McIntosh 5&6	Effingham County, GA	160,000

Total		241,100

COMBINED CYCLE
McIntosh Units 10&11	Effingham County, GA	212,742	(1)

(1)	Capacity shown is Savannah Electric’s portion (16.13%) of total plant capacity.
          Savannah Electric’s interests in the principal plants (other than certain pollution control facilities) are owned in fee by Savannah Electric, subject only to the liens of the first mortgage indenture of Savannah Electric and to excepted encumbrances as defined therein. See Note 6 to the financial statements herein under “Assets Subject to Lien” for additional information. Properties such as electric transmission and distribution lines are constructed principally on rights-of-way which are maintained under franchise or are held by easement only. It is the opinion of management of Savannah Electric that its operating properties are adequately maintained and are substantially in good operating condition.
Legal Proceedings
New Source Review
          In November 1999, the EPA brought a civil action in the U.S. District Court for the Northern District of Georgia against certain Southern Company subsidiaries, including Alabama Power and Georgia Power, alleging that these subsidiaries had violated the New Source Review (“NSR”) provisions of the Clean Air Act and related state laws at certain coal-fired generating facilities. Through subsequent amendments and other legal procedures, the EPA added Savannah Electric as a defendant to the original action and filed a separate action against Alabama Power in the U.S. District Court for the Northern District of Alabama after it was dismissed from the original action. In these lawsuits, the EPA alleges that NSR violations occurred at eight coal-fired generating facilities including Savannah Electric’s Plant Kraft. The civil actions request penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. On June 3, 2005, the U.S. District Court for the Northern District of Alabama issued a decision in favor of Alabama Power on two primary legal issues in the case; however, the decision does not resolve the case, nor does it address other legal issues associated with the EPA’s allegations. In accordance with a separate court order, Alabama Power and the EPA are currently participating in mediation with respect to the EPA’s claims. The action against Georgia Power and Savannah Electric has been administratively closed since the spring of 2001, and none of the parties has sought to reopen the case. See Note 3 to the financial statements herein under “Environmental Matters – New Source Review Actions” for additional information.

          Savannah Electric believes it complied with applicable laws and the EPA’s regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes maximum civil penalties of $25,000 to $32,500 per day, per violation at each generating unit, depending on the date of the alleged violation. An adverse outcome in this matter could require substantial capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.
          In December 2002 and October 2003, the EPA issued final revisions to its NSR regulations under the Clean Air Act. A coalition of states and environmental organizations filed petitions for review of these regulations. On June 24, 2005, the U.S. Court of Appeals for the District of Columbia Circuit upheld, in part, the EPA’s December 2002 revisions to its NSR regulations, which included changes to the regulatory exclusions and methods of calculating emissions increases. However, the court vacated portions of those revisions, including those addressing the exclusion of certain pollution control projects. On March 17, 2006, the U.S. Court of Appeals for the District of Columbia Circuit vacated the EPA’s October 2003 revisions to its NSR regulations. These regulations, which had been stayed pending the court’s review, sought to clarify the scope of the existing Routine Maintenance, Repair and Replacement exclusion. On October 20, 2005, the EPA also published a proposed rule clarifying the test for determining when an emissions increase subject to the NSR requirements has occurred. The impact of these revisions and proposed rules will depend on adoption of the final rules by the EPA and the individual state implementation of such rules, as well as the outcome of any additional legal challenges, and, therefore, cannot be determined at this time.
Right of Way Litigation
          In late 2001, certain subsidiaries of Southern Company, including Savannah Electric, were named as defendants in a lawsuit brought by a telecommunications company that uses certain of the defendants’ rights of way. This lawsuit alleges, among other things, that the defendants are contractually obligated to indemnify, defend and hold harmless the telecommunications company from any liability that may be assessed against it in pending and future right of way litigation. Savannah Electric believes that the plaintiff’s claims are without merit. In the fall of 2004, the trial court stayed the case until resolution of an underlying landowner litigation involving Southern Company and certain of its subsidiaries. In January 2005, the Georgia Court of Appeals dismissed the telecommunications company’s appeal of the trial court’s order for lack of jurisdiction. An adverse outcome in this case could result in a substantial judgment; however, the final outcome of this matter cannot now be determined.
Beneficial Ownership of Savannah Electric Voting Securities
          As of the date of this proxy statement/prospectus, Southern Company is the beneficial owner of 10,844,635 shares of the Savannah Electric common stock, which represent 100% of the outstanding shares of Savannah Electric common stock. Southern Company’s principal business address is 30 Ivan Allen, Jr. Boulevard, Atlanta, Georgia 30308.
          As of the date of this proxy statement/prospectus, none of the directors or executive officers of Savannah Electric own any of the outstanding shares of Savannah Electric common stock or Savannah Electric 6.00% Series Preferred Stock. Savannah Electric is not aware of any beneficial owner of 5% or more of the outstanding Savannah Electric 6.00% Series Preferred Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SAVANNAH ELECTRIC
OVERVIEW
Business Activities
     Savannah Electric operates as a vertically integrated utility providing electricity to retail customers within its traditional service area of southeastern Georgia.
     Many factors affect the opportunities, challenges, and risks of Savannah Electric’s business of selling electricity. These factors include Savannah Electric’s ability to maintain a stable regulatory environment, to achieve energy sales growth while containing costs, and to recover rising costs. These costs include those related to growing demand, increasingly stringent environmental standards, and rising fuel prices. In 2005, Savannah Electric completed a retail base rate case and a retail fuel cost recovery rate case. These regulatory actions are expected to benefit future earnings stability, to help enable the recovery of substantial capital investments in generating plant, to facilitate the continued reliability of the transmission and distribution network, and to allow for the recovery of increasing fuel costs. In connection with the merger, as discussed below, additional rate actions are expected to be completed in 2006.
Merger with Georgia Power
     On December 13, 2005, Savannah Electric entered into a merger agreement with Georgia Power under which Savannah Electric will merge into Georgia Power, with Georgia Power continuing as the surviving corporation. The merger must be approved by Savannah Electric’s preferred shareholders and is subject to the receipt of regulatory approval of the FERC, the Georgia PSC, and the FCC. Pending regulatory approvals, the merger is expected to occur by July 2006. See FUTURE EARNINGS POTENTIAL – “PSC Matters – Merger” herein and Note 3 under “Retail Regulatory Matters – Merger” for additional information.
Key Performance Indicators
     In striving to maximize shareholder value while providing cost effective energy to more than 147,000 customers, Savannah Electric focuses on several key indicators. These indicators include customer satisfaction, plant availability, system reliability, and net income. Savannah Electric’s financial success is directly tied to the satisfaction of its customers. Key elements of ensuring customer satisfaction include outstanding service, high reliability, and competitive prices. Management uses customer satisfaction surveys and reliability indicators to evaluate Savannah Electric’s results.
     Peak season equivalent forced outage rate (“Peak Season EFOR”) is an indicator of plant availability and efficient generation fleet operations during the months when generation needs are greatest. The rate is calculated by dividing the number of hours of forced outages by total generation hours. Peak Season EFOR excludes the impact of hurricanes and certain outage events caused by manufacturer defects. Transmission and distribution system reliability performance is measured by the frequency and duration of outages. Performance targets for reliability are set internally based on historical performance, normal weather conditions, and expected capital expenditures. The 2005 performance was on target on these reliability measures. Net income is the primary component of Savannah Electric’s contribution to Southern Company’s earnings per share goal.
     Savannah Electric’s 2005 results compared to its targets for some of its key indicators are reflected in the following chart.

	2005	2005
Key Performance Indicator	Target Performance	Actual Performance
Customer Satisfaction	Top quartile in customer surveys	Second quartile
Peak Season EFOR	3.0% or less	1.0%
Net Income	$25.2 million	$29.9 million
     The failure to achieve top quartile in customer satisfaction is believed to have been the result of three rate increases since November 2004, which was a significant consideration in the merger decision. The financial performance and Peak Season EFOR achieved in 2005 reflect the focus management places on these indicators, as well as the commitment shown by Savannah Electric’s employees in achieving or exceeding management’s expectations.
Earnings
     Savannah Electric’s net income after preferred stock dividends for 2005 totaled $29.9 million, representing an increase of $5.7 million, or 23.5 percent, from the prior year. Higher operating revenues resulting from the base rate increase in June 2005, as well as increases in transmission revenues and other income were somewhat offset by higher operating expenses and higher interest expense resulting from additional securities outstanding and higher interest rates. Earnings were $24.2 million in 2004, reflecting an increase of $0.8 million, or 3.3 percent, from the prior year. Higher operating revenues from customer growth were somewhat offset by higher operating expenses and higher interest expenses resulting from additional securities outstanding. In 2003, earnings were $23.5 million, representing an increase of $2.1 million, or 10.0 percent, from the prior year. Higher operating revenues, lower depreciation and amortization expenses, and lower interest expenses were somewhat offset by higher operating expenses and income taxes.
RESULTS OF OPERATIONS
     A condensed income statement is as follows:

		Increase (Decrease)
	Amount	from Prior Year
	2005	2005	2004	2003
	(in thousands)

Operating revenues	$444,994	$88,034	$41,843	$18,111

Fuel	106,549	50,553	119	922
Purchased power	146,247	20,573	36,169	13,901
Other operation and maintenance	93,014	7,049	2,344	2,603
Depreciation and amortization	22,404	1,152	753	(2,205)
Taxes other than income taxes	16,202	957	580	208

Total operating expenses	384,416	80,284	39,965	15,429

Operating income	60,578	7,750	1,878	2,682
Total other income and (expense)	(10,956)	1,762	(745)	3,528
Income taxes	16,989	2,611	(1,140)	4,070

Net income	32,633	6,901	2,273	2,140
Dividends on preferred stock	2,700	1,200	1,500	—

Net income after dividends on preferred stock	$29,933	$5,701	$773	$2,140

Revenues
     Details of operating revenues are as follows:

	Amount
	2004	2003	2002
	(in thousands)
Retail — prior year	$341,766	$298,807	$283,225
Change in —
Base rates	6,097	—	2,799
Sales growth	1,696	9,497	2,084
Weather	1,127	10	(263)
Fuel cost recovery and other	70,865	33,452	10,962

Retail — current year	421,551	341,766	298,807

Sales for resale —
Non-affiliates	5,126	5,035	5,653
Affiliates	10,536	6,130	6,499

Total sales for resale	15,662	11,165	12,152

Other operating revenues	7,781	4,029	4,158

Total operating revenues	$444,994	$356,960	$315,117

Percent change	24.7%	13.3%	6.1%

     Total operating revenues for 2005 were $445.0 million, reflecting a 24.7 percent increase when compared to 2004. Retail revenues increased 23.3 percent, or $79.8 million, in 2005, increased 14.4 percent, or $43.0 million, in 2004, and increased 5.5 percent, or $15.6 million, in 2003. On May 17, 2005, the Georgia PSC approved a new three-year retail rate plan for Savannah Electric ending May 31, 2008 (“2005 Retail Rate Plan”). Retail base rates also increased in June 2002. See Note 3 to the financial statements herein under “Retail Regulatory Matters — Rate Plans” for additional information.
     Electric rates include provisions to adjust billings for fluctuations in fuel costs, the energy component of purchased power costs, and certain other costs. Under the fuel recovery provisions, fuel revenues generally equal fuel expenses—including the fuel component of purchased energy—and do not affect net income. The Georgia PSC approved a Fuel Cost Recovery (“FCR”) rate increase that became effective in December 2005. See FUTURE EARNINGS POTENTIAL — “PSC Matters — Fuel Cost Recovery” herein and Notes 1 and 3 to the financial statements herein under “Fuel Costs” and “Retail Regulatory Matters —Fuel Cost Recovery,” respectively, for additional information.
     Revenues from sales to non-affiliated utilities are primarily energy related. These sales do not have a significant impact on net income since the energy is generally sold at variable cost. Sales to affiliated companies vary from year to year depending on demand and the availability and cost of generating resources at each company. These affiliated sales are made in accordance with the IIC, as approved by the FERC. These energy sales do not have a significant impact on earnings since the energy is generally sold at variable cost.
Energy Sales
     Changes in revenues are influenced heavily by the amount of energy sold each year. Kilowatt-hour (“KWH”) sales for 2005 and the percent change by year were as follows:

	KWH	Percent Change
	2005	2005	2004	2003
	(in millions)
Residential	1,923	1.3%	8.3%	(0.1)%
Commercial	1,566	1.7	5.4	0.4
Industrial	805	(4.2)	(2.4)	8.8
Other	136	(4.7)	4.1	(0.5)

Total retail	4,430	0.2	5.0	1.8
Sales for resale —
Non-affiliates	84	(36.1)	(19.2)	7.7
Affiliates	178	24.8	(22.9)	47.1

Total	4,692	(0.1)%	3.0%	3.3%

     In 2005, residential and commercial energy sales increased from the prior year primarily due to continued customer growth and favorable weather conditions. Industrial sales were lower as compared to the prior year due to lower usage by several industrial customers resulting from cogeneration, plant outages, and reductions in production.
     In 2004, residential and commercial energy sales increased from the prior year primarily due to continued customer growth. Industrial sales were lower than the prior year because of lower usage by several industrial customers due to cogeneration and cutbacks in production.
     In 2003, residential sales decreased from the prior year primarily due to weather-related demand. Industrial sales were higher than the prior year because of an increase in usage by several industrial customers, reflecting the beginning of an economic recovery from the previous two-year slowdown. All three customer classes benefited from continued customer growth.
     Energy sales to retail customers are projected to increase at a compound average growth rate of 2.4 percent during the period 2006 through 2010.
Expenses
Fuel and Purchased Power Expenses
     Fuel and purchased power costs constitute the single largest expense for Savannah Electric. The mix of energy supply is determined primarily by demand, the unit cost of fuel consumed, and the availability and cost of generation units.
     The amount and sources of generation, the average cost of fuel per net KWH generated, and the amount and average cost of purchased power were as follows:

	2005	2004	2003

Total generation (millions of KWHs)	2,569	2,135	2,325
Sources of generation (percent) —
Coal	79	96	94
Oil	1	1	2
Gas	20	3	4
Average cost of fuel per net KWH generated (cents)	4.15	2.62	2.40
Total purchased power (millions of KWHs)	2,472	2,829	2,581
Average cost of purchased power per net KWH (cents)	5.92	4.44	3.47

     Fuel expense increased 90.3 percent in 2005 as compared to 2004 due to a 58.4 percent increase in the average cost of fuel per net KWH generated and a 20.3 percent increase in generation due to the commercial operation of the Plant McIntosh Combined Cycle Units 10 and 11 in June 2005. In 2004, fuel expense increased 0.2 percent over the prior year due to a 9.2 percent increase in the average cost of fuel per net KWH generated that more than offset an 8.2 percent decrease in generation. In 2003, fuel expense increased 1.7 percent as compared to the prior year due to a slight increase in generation offset somewhat by a lower cost of coal.
     Purchased power expense increased $20.6 million, or 16.4 percent, in 2005 as compared to 2004 resulting from the increases in fuel costs which drove higher energy costs. In 2004, purchased power expense increased $36.2 million, or 40.4 percent over the prior year due to increased energy demands and higher energy costs. In 2003, purchased power expense increased $13.9 million, or 18.4 percent, over the prior year due to increased energy demands and a purchased power agreement (“PPA”) between Savannah Electric and Southern Power for energy and capacity from Plant Wansley Units 6 and 7 which began in June 2002.
     A significant upward trend in the cost of coal and natural gas has emerged since 2003, and volatility in these markets is expected to continue. Increased coal prices have been influenced by a worldwide increase in demand as a result of rapid economic growth in China as well as increased mining costs. Higher natural gas prices in the United States are the result of increased demand and slightly lower gas supplies despite increased drilling activity. Natural gas supply interruptions, such as those caused by the 2004 and 2005 hurricanes result in an immediate market response; however, the long-term impact of this price volatility may be reduced by imports of natural gas and liquefied natural gas. Fuel expenses generally do not affect net income, since they are offset by fuel revenues under Savannah Electric’s fuel cost recovery provisions.
Other Operating Expenses
     Other operation and maintenance expenses increased $7.0 million, or 8.2 percent, in 2005 over the prior year primarily due to increases of $4.0 million in production expenses related to scheduled maintenance outages at both Plant Kraft and Plant McIntosh, $1.4 million in transmission expenses related in part to a transformer failure and new transmission facilities agreements, $0.6 million in distribution expenses related to tree trimming, and increases of $0.5 million in administrative and general expenses primarily related to employee benefits expenses and Sarbanes-Oxley related accounting activities, offset partially by a decrease of $0.7 million in the storm damage accrual as ordered in the 2005 Retail Rate Plan.
     In 2004, other operation and maintenance expenses increased $2.3 million, or 2.8 percent over the prior year, as a result of a $2.8 million increase in administrative and general expenses, primarily relating to accounting and auditing services and employee benefits expense, and a $0.6 million increase in distribution expenses partially offset by a decrease of $1.4 million in maintenance expense due to a scheduled turbine maintenance outage at Plant Kraft in 2003.
     In 2003, other operation and maintenance expenses increased $2.6 million, or 3.2 percent, over the prior year. Administrative and general expenses increased by $1.0 million primarily due to increases in accounting and auditing services, insurance reserves, and employee benefits expense, somewhat offset by the annual true-up in billings to Georgia Power for charges associated with the jointly owned combustion turbines at Savannah Electric’s Plant McIntosh. Maintenance expense increased $1.5 million primarily due to a scheduled turbine maintenance outage at Plant Kraft and higher transmission and distribution maintenance expenses.
     Depreciation and amortization increased $1.2 million, or 5.4 percent, in 2005 over the prior year due to the completion of the amortization of the regulatory liability for accelerated depreciation in May 2005 in accordance with the 2002 Georgia PSC rate order and the addition of the McIntosh combined cycle facilities in June 2005 partially offset by lowering the composite depreciation rate as part of the 2005 Retail Rate Plan. In 2004, depreciation and amortization increased $0.8 million, or 3.7 percent, from the prior year due to an increase in depreciable property. Depreciation and amortization decreased $2.2 million, or 9.7 percent, in 2003 from the prior year primarily as a result of discontinuing accelerated depreciation and beginning amortization of the related regulatory liability in June 2002. See Note 3 to the financial statements herein under “Retail Regulatory Matters” for additional information.
Other Income (Expense), Net
     Other income increased in 2005 over the prior year as a result of a $2.6 million gain on the settlement of gas hedges, as allowed by the Georgia PSC, and a $2.5 million disallowance of Plant McIntosh construction costs recorded in December 2004. These increases were partially offset by $0.9 million in expenses associated with Savannah Electric’s non-qualified benefit plans in connection with the merger. In 2004, other income decreased over the prior year due to the Plant McIntosh disallowance. Other income increased in 2003 over the prior year as a result of a distribution of the proceeds from the sale of a mutual life insurance company in which Savannah Electric held policies used to fund its non-qualified benefit plans. See Notes 2 and 3 to the financial statements herein under “Retail Regulatory Matters — Fuel Hedging Program” and — “Plant McIntosh Construction Project” for additional information.
Non-Operating Expenses
     In 2005, interest expense and preferred dividends increased $3.9 million, or 29.0 percent, over the prior year due to the issuance of senior notes and preferred stock in 2004, as well as an increase in short-term borrowings and higher interest rates. Interest expense and preferred dividends increased $4.0 million, or 41.3 percent, in 2004 over the prior year primarily related to an increase in senior notes and preferred stock outstanding. These increases were partially offset by a decrease in distributions on mandatorily redeemable preferred securities due to the redemption of $40 million of mandatorily redeemable preferred securities. Interest expense decreased $2.0 million, or 17.4 percent, in 2003 from the prior year primarily as a result of a lower principal amount of debt outstanding during the year. Lower interest rates also contributed to lower expenses in 2003. See FINANCIAL CONDITION AND LIQUIDITY — “Financing Activities” herein for additional information.
Effects of Inflation
     Savannah Electric is subject to rate regulation that is based on the recovery of historical costs. In addition, the income tax laws are based on historical costs. Therefore, inflation creates an economic loss because Savannah Electric is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on Savannah Electric because of the large investment in utility plant with long economic lives. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed in Savannah Electric’s approved electric rates.
FUTURE EARNINGS POTENTIAL
General
     Savannah Electric operates as a vertically integrated utility providing electricity to retail customers within the traditional service area of southeastern Georgia. Prices for electricity provided by Savannah Electric to retail customers are set by the Georgia PSC under cost-based regulatory principles. Prices for electricity relating to jointly owned generating facilities, interconnecting transmission lines, and the exchange of electric power are set by the FERC. Retail rates and earnings are reviewed and may be adjusted periodically within certain limitations. See ACCOUNTING POLICIES — “Application of Critical Accounting Policies and Estimates — Electric Utility Regulation” herein and Note 3 to the financial statements herein under “Retail Regulatory Matters” and “FERC Matters” for additional information about these and other regulatory matters.
     The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of Savannah Electric’s future earnings depends on numerous factors. These factors include Savannah Electric’s ability to maintain a stable regulatory environment that continues to allow for the recovery of all prudently incurred costs. Future earnings in the near term will depend, in part, upon growth in energy sales, which is subject to a number of factors. These factors include weather, competition, energy conservation practiced by customers, the price of electricity, the price elasticity of demand, and the rate of economic growth in Savannah Electric’s service area.
Environmental Matters
New Source Review Actions
     In November 1999, the EPA brought a civil action in the U.S. District Court for the Northern District of Georgia against certain Southern Company subsidiaries, including Alabama Power and Georgia Power, alleging that these subsidiaries had violated the NSR provisions of the Clean Air Act and related state laws at certain coal-fired generating facilities. Through subsequent amendments and other legal procedures, the EPA added Savannah Electric as a defendant to the original action and filed a separate action against Alabama Power in the U.S. District Court for the Northern District of Alabama after it was dismissed from the original action. In these lawsuits, the EPA alleges that NSR violations occurred at eight coal-fired generating facilities including Savannah Electric’s Plant Kraft. The civil actions request penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. On June 3, 2005, the U.S. District Court for the Northern District of Alabama issued a decision in favor of Alabama Power on two primary legal issues in the case; however, the decision does not resolve the case, nor does it address other legal issues associated with the EPA’s allegations. In accordance with a separate court order, Alabama Power and the EPA are currently participating in mediation with respect to the EPA’s claims. The action against Georgia Power and Savannah Electric has been administratively closed since the spring of 2001, and none of the parties has sought to reopen the case. See Note 3 to the financial statements herein under “Environmental Matters — New Source Review Actions” for additional information.
     Savannah Electric believes it complied with applicable laws and the EPA’s regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes maximum civil penalties of $25,000 to $32,500 per day, per violation at each generating unit, depending on the date of the alleged violation. An adverse outcome in this matter could require substantial capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and possibly financial condition if such costs are not recovered through regulated rates.
     In December 2002 and October 2003, the EPA issued final revisions to its NSR regulations under the Clean Air Act. A coalition of states and environmental organizations filed petitions for review of these regulations. On June 24, 2005, the U.S. Court of Appeals for the District of Columbia Circuit upheld, in part, the EPA’s December 2002 revisions to its NSR regulations, which included changes to the regulatory exclusions and methods of calculating emissions increases. However, the court vacated portions of those revisions, including those addressing the exclusion of certain pollution control projects. On March 17, 2006, the U.S. Court of Appeals for the District of Columbia Circuit vacated the EPA’s October 2003 revisions to its NSR regulations. These regulations, which had been stayed pending the court’s review, sought to clarify the scope of the existing Routine Maintenance, Repair and Replacement exclusion. On October 20, 2005, the EPA also published a proposed rule clarifying the test for determining when an emissions increase subject to the NSR requirements has occurred. The impact of these revisions and proposed rules will depend on adoption of the final rules by the EPA and the individual state implementation of such rules, as well as the outcome of any additional legal challenges, and, therefore, cannot be determined at this time.
Carbon Dioxide Litigation
     In July 2004, attorneys general from eight states, each outside of Southern Company’s service territory, and the corporation counsel for New York City filed a complaint in the U.S. District Court for the Southern District of New York against Southern Company and four other electric power companies. A nearly identical complaint was filed by three environmental groups in the same court. The complaints allege that the companies’ emissions of carbon dioxide, a greenhouse gas, contribute to global warming, which the plaintiffs assert is a public nuisance. Under common law public and private nuisance theories, the plaintiffs seek a judicial order (1) holding each defendant jointly and severally liable for creating, contributing to, and/or maintaining global warming and (2) requiring each of the defendants to cap its emissions of carbon dioxide and then reduce those emissions by a specified percentage each year for at least a decade. Plaintiffs have not, however, requested that damages be awarded in connection with their claims. Southern Company believes these claims are without merit and notes that the complaint cites no statutory or regulatory basis for the claims. In September 2005, the U.S. District Court for the Southern District of New York granted Southern Company and the other defendants’ motions to dismiss these cases. The plaintiffs filed an appeal to the U.S. Court of Appeals for the Second Circuit on October 19, 2005. The ultimate outcome of these matters cannot be determined at this time.
Environmental Statutes and Regulations
     General
     Savannah Electric’s operations are subject to extensive regulation by state and federal environmental agencies under a variety of statutes and regulations governing environmental media, including air, water, and land resources. Applicable statutes include the Clean Air Act; Clean Water Act; the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; the Emergency Planning & Community Right-to-Know Act; and the Endangered Species Act. Compliance with these environmental requirements involves significant capital and operating costs, a major portion of which is expected to be recovered through existing ratemaking provisions. Through 2005, Savannah Electric had invested approximately $10.8 million in capital projects to comply with these requirements, with annual totals of $1.5 million, $3.4 million, and $0.7 million for 2003, 2004, and 2005, respectively. Over the next decade, Savannah Electric expects that capital expenditures to assure compliance with existing and new regulations could exceed an additional $31.2 million, including $0.6 million and $4.5 million for 2006 and 2008, respectively. Because Savannah Electric’s compliance strategy is impacted by changes to existing environmental laws and regulations, the cost, availability, and existing inventory of emission allowances, and Savannah Electric’s fuel mix, the ultimate outcome cannot be determined at this time. Environmental costs that are known and estimable at this time are included in capital expenditures discussed under FINANCIAL CONDITION AND LIQUIDITY — “Capital Requirements and Contractual Obligations” herein.
     Compliance with possible additional federal or state legislation or regulations related to global climate change, air quality, or other environmental and health concerns could also significantly affect Savannah Electric. New environmental legislation or regulations, or changes to existing statutes or regulations could affect many areas of Savannah Electric’s operations; however, the full impact of any such changes cannot be determined at this time.
     Air Quality
     Compliance with the Clean Air Act and resulting regulations has been and will continue to be a significant focus for Savannah Electric. Through 2005, Savannah Electric had spent approximately $2.8 million in reducing nitrogen oxide (“NOx”) emissions and in monitoring emissions pursuant to the Clean Air Act. Additional measures are under consideration to further reduce SO2 and NOx emissions, to maintain compliance with existing regulations and to meet new requirements.
     In 2005, the EPA revoked the one-hour ozone standard and published the final set of rules for implementation of the new, more stringent eight-hour ozone standard. During 2005, the EPA’s fine particulate matter nonattainment designations also became effective for several areas across the United States. No areas within Savannah Electric’s service area, however, have been designated as nonattainment under either the eight-hour ozone standard or the fine particulate matter standard. Although the State of Georgia was originally included in the states subject to the regional NO x rules, the EPA, in August 2005, stayed compliance with these requirements and initiated rulemakings to address issues raised in a petition for reconsideration filed by a coalition of Georgia industries. The impact of the 1998 regional NO x reduction rules for the State of Georgia will depend on the outcome of the petition for reconsideration and/or any subsequent development and approval of its state implementation plan.
     The EPA issued the final Clean Air Interstate Rule on March 10, 2005. This cap-and-trade rule addresses power plant SO2 and NOx emissions that were found to contribute to nonattainment of the eight-hour ozone and fine particulate matter standards in downwind states. Twenty-eight eastern states, including Georgia, are subject to the requirements of the rule. The rule calls for additional reductions of NOx and/or SO2 to be achieved in two phases, 2009/2010 and 2015. These reductions may be accomplished by the installation of additional emission controls at Savannah Electric’s coal-fired facilities or by the purchase of emission allowances from a cap-and-trade program.
     The Clean Air Visibility Rule (formerly called the Regional Haze Rule) was finalized on July 6, 2005. The goal of this rule is to restore natural visibility conditions in certain areas (primarily national parks and wilderness areas) by 2064. The rule involves the application of Best Available Retrofit Technology (“BART”) requirements and a review each decade, beginning in 2018, of progress toward the goal. BART requires that sources that contribute to visibility impairment implement additional emission reductions, if necessary, to make progress toward remedying current visibility concerns. For power plants, the Clean Air Visibility Rule allows states to determine that the Clean Air Interstate Rule satisfies BART requirements for SO2 and NOx. However, additional requirements could be imposed. By December 17, 2007, states must submit implementation plans that contain emission reduction strategies for implementing BART requirements and for achieving sufficient and reasonable progress toward the goal.
     On March 15, 2005, the EPA announced the final Clean Air Mercury Rule, a cap-and-trade program for the reduction of mercury emissions from coal-fired power plants. The rule sets caps on mercury emissions to be implemented in two phases, 2010 and 2018, and provides for an emission allowance trading market. Savannah Electric anticipates that emission controls installed to achieve compliance with the Clean Air Interstate Rule and the eight-hour ozone and fine-particulate standards will also result in mercury emission reductions. However, long-term capability of emission control equipment to reduce mercury emissions is still being evaluated, and the installation of additional control technologies may be required.

     The impacts of the Clean Air Interstate Rule, the Clean Air Visibility Rule, and the Clean Air Mercury Rule on Savannah Electric will depend on the development and implementation of rules at the state level. States implementing the Clean Air Mercury Rule and the Clean Air Interstate Rule, in particular, have the option not to participate in the national cap-and-trade programs and could require reductions greater than those mandated by federal rules. Such impacts will also depend on resolution of pending legal challenges to the Clean Air Interstate Rule, the Clean Air Mercury Rule, and a related petition from the State of North Carolina under Section 126 of the Clean Air Act, also related to the interstate transport of air pollutants. Therefore, the full impacts of these regulations on Savannah Electric cannot be determined at this time. Savannah Electric has developed and continually updates a comprehensive environmental compliance strategy to comply with the continuing and new environmental requirements discussed above. As part of this strategy, Savannah Electric plans to install additional SO2, NOx, and mercury emission controls within the next several years to assure continued compliance with applicable air quality requirements.
     Water Quality
     In July 2004, the EPA published final rules under the Clean Water Act for the purpose of reducing impingement and entrainment of fish and fish larvae at power plants’ cooling water intake structures. The new rules require baseline biological information and, perhaps, installation of fish protection technology near some intake structures at existing power plants. The full impact of these new rules will depend on the results of studies and analyses performed as part of the rules’ implementation and the actual requirements established by state regulatory agencies and therefore, cannot now be determined.
     Environmental Remediation
     Savannah Electric must comply with other environmental laws and regulations that cover the handling and disposal of waste and release of hazardous substances. Under these various laws and regulations, Savannah Electric could incur substantial costs to clean up properties. Savannah Electric conducts studies to determine the extent of any required cleanup and has recognized in the financial statements the costs to clean up known sites. Amounts for cleanup and ongoing monitoring costs were not material for any year presented. Savannah Electric may be liable for some or all required cleanup costs for additional sites that may require environmental remediation.
     Global Climate Issues
     Domestic efforts to limit greenhouse gas emissions have been spurred by international discussions surrounding the Framework Convention on Climate Change, and specifically the Kyoto Protocol, which proposes constraints on the emissions of greenhouse gases for a group of industrialized countries. The Bush Administration has not supported U.S. ratification of the Kyoto Protocol or other mandatory carbon dioxide reduction legislation; however, in 2002, it did announce a goal to reduce the greenhouse gas intensity of the U.S., the ratio of greenhouse gas emissions to the value of U.S. economic output, by 18 percent by 2012. A year later, the Department of Energy (“DOE”) announced the Climate VISION program to support this goal. Energy-intensive industries, including electricity generation, are the initial focus of this program. Southern Company is involved in the development of a voluntary electric utility sector climate change initiative in partnership with the government. In a memorandum of understanding signed in December 2004 with the DOE under Climate VISION, the utility sector pledged to reduce its greenhouse gas emissions rate by 3 percent to 5 percent by 2010 – 2012. Southern Company is continuing to evaluate future energy and emission profiles relative to the Climate VISION program and is analyzing voluntary programs to support the industry initiative.
FERC Matters
Market-Based Rate Authority
     Savannah Electric has authorization from the FERC to sell power to non-affiliates at market-based prices. Through SCS, as agent, Savannah Electric also has FERC authority to make short-term opportunity sales at market rates. Specific FERC approval must be obtained with respect to a market-based contract with an affiliate.

     In December 2004, the FERC initiated a proceeding to assess Southern Company’s generation dominance within its retail service territory. The ability to charge market-based rates in other markets is not an issue in that proceeding. In February 2005, Southern Company submitted responsive information. In February 2006, the FERC suspended the proceeding to allow the parties to conduct settlement discussions. Any new market-based rate transactions in Southern Company’s retail service territory entered into after February 27, 2005 are subject to refund to the level of the default cost-based rates, pending the outcome of the proceeding. The impact of such sales through December 31, 2005 is not material to Savannah Electric’s net income. The refund period covers 15 months. In the event that the FERC’s default mitigation measures for entities that are found to have market power are ultimately applied, Savannah Electric may be required to charge cost-based rates for certain wholesale sales in the Southern Company retail service territory, which may be lower than negotiated market-based rates. The final outcome of this matter will depend on the form in which the final methodology for assessing generation market power and mitigation rules may be ultimately adopted and cannot be determined at this time.
     In addition, in May 2005, the FERC started an investigation to determine whether Southern Company satisfies the other three parts of the FERC’s market-based rate analysis: transmission market power, barriers to entry, and affiliate abuse or reciprocal dealing. The FERC established a new refund period related to this expanded investigation. Any and all new market-based rate transactions both inside and outside Southern Company’s retail service territory involving any Southern Company subsidiary, including Savannah Electric, will be subject to refund to the extent the FERC orders lower rates as a result of this new investigation, with the 15-month refund period beginning July 19, 2005. The impact of such sales through December 31, 2005 is not material to Savannah Electric’s net income. The FERC also directed that this expanded proceeding be held in abeyance pending the outcome of the proceeding on the IIC discussed below.
     Savannah Electric believes that there is no meritorious basis for this proceeding and is vigorously defending itself in this matter. However, the final outcome of this matter, including any remedies to be applied in the event of an adverse ruling in this proceeding, cannot now be determined.
Intercompany Interchange Contract
     Savannah Electric’s generation fleet in its retail service territory is operated under the IIC, as approved by the FERC. In May 2005, the FERC initiated a new proceeding to examine (1) the provisions of the IIC among Alabama Power, Georgia Power, Gulf Power, Mississippi Power, Savannah Electric, Southern Power, and SCS, as agent, under the terms of which the power pool of Southern Company is operated, and, in particular, the propriety of the continued inclusion of Southern Power as a party to the IIC, (2) whether any parties to the IIC have violated the FERC’s standards of conduct applicable to utility companies that are transmission providers, and (3) whether Southern Company’s code of conduct defining Southern Power as a “system company” rather than a “marketing affiliate” is just and reasonable. In connection with the formation of Southern Power, the FERC authorized Southern Power’s inclusion in the IIC in 2000. The FERC also previously approved Southern Company’s code of conduct. The FERC order directs that the administrative law judge who presided over a proceeding involving approval of PPAs between Southern Power and Georgia Power and Savannah Electric be assigned to preside over the hearing in this proceeding and that the testimony and exhibits presented in that proceeding be preserved to the extent appropriate. Hearings are scheduled for September 2006. Effective July 19, 2005, revenues from transactions under the IIC involving any Southern Company subsidiaries, including Savannah Electric, are subject to refund to the extent the FERC orders any changes to the IIC.
     Savannah Electric believes that there is no meritorious basis for this proceeding and is to vigorously defending itself in this matter. However, the final outcome of this matter, including any remedies to be applied in the event of an adverse ruling in this proceeding, cannot now be determined.
Generation Interconnection Agreements
     In July 2003, the FERC issued its final rule on the standardization of generation interconnection agreements and procedures (“Order 2003”). Order 2003 shifts much of the financial burden of new transmission investment from the generator to the transmission provider. The FERC has indicated that Order 2003, which was effective January 20, 2004, is to be applied prospectively to interconnection agreements. The impact of Order 2003 and its subsequent rehearings on Savannah Electric and the final results of these matters cannot be determined at this time.

Transmission
     In December 1999, the FERC issued its final rule on Regional Transmission Organizations (“RTOs”). Since that time, there have been a number of additional proceedings at the FERC designed to encourage further voluntary formation of RTOs or to mandate their formation. However, at the current time, there are no active proceedings that would require Savannah Electric to participate in an RTO. Current FERC efforts that may potentially change the regulatory and/or operational structure of transmission include rules related to the standardization of generation interconnection, as well as an inquiry into, among other things, market power by vertically integrated utilities. See “Market-Based Rate Authority” and “Generation Interconnection Agreements” above for additional information. The final outcome of these proceedings cannot now be determined. However, Savannah Electric’s financial condition, results of operations and cash flows could be adversely affected by future changes in the federal regulatory or operational structure of transmission.
PSC Matters
Merger
     In connection with the merger, Georgia Power and Savannah Electric plan to establish a new coastal regional organization for Georgia Power that will operate following completion of the merger. Management expects that current employees of Savannah Electric will fill most of the positions in the new regional organization. In connection with the merger, Savannah Electric plans to offer voluntary severance to a number of employees and expects to incur approximately $16 million in expenses related to severance benefits and termination costs associated with Savannah Electric’s Supplemental Executive Retirement Plan. These anticipated severance benefits will result in cash payments that are expected to be expensed during the first half of 2006. The actual amount and timing of these charges may differ materially from Savannah Electric’s estimates described above and will depend upon the final composition and seniority of the affected employees and the actual timing of completion of the merger and the development of the coastal regional organization of Georgia Power.
     While the Georgia PSC does not have specific approval authority over the merger of electric utilities, in January 2006, Georgia Power and Savannah Electric filed an application with the Georgia PSC for certain approvals necessary to complete the merger. In particular, Georgia Power and Savannah Electric are seeking the approval of the Georgia PSC with respect to the following matters:
•	the transfer of Savannah Electric’s generating facilities and certification of the generating facilities as Georgia Power assets;

•	amendments to Georgia Power’s Integrated Resource Plan to add the current customers and generating facilities of Savannah Electric;

•	the transfer of Savannah Electric’s assigned service territory to Georgia Power;

•	adoption of Georgia Power’s service rules and regulations to the current Savannah Electric customers;

•	new fuel rate and base rate schedules that would apply to Georgia Power’s sale of electricity to the current company customers; and

•	the issuance of additional shares of Georgia Power common stock to Southern Company in exchange for Southern Company’s shares of Savannah Electric’s common stock.
     Georgia Power has also requested that the Georgia PSC better align the rates for Savannah Electric’s customers with those of Georgia Power. Currently, customers of Savannah Electric pay slightly lower base rates and significantly higher fuel rates than Georgia Power customers. The overall effect is that customers of Savannah Electric pay substantially higher overall costs for electricity. See “Rate Filing” and “Fuel Cost Recovery” herein and Note 3 to the financial statements of Savannah Electric herein under “Retail Regulatory Matters” for additional information.
Rate Filing
     In November 2004, Savannah Electric filed a rate case with the Georgia PSC requesting a $23.2 million, or 6.7 percent, increase in total retail revenues, effective January 1, 2005 to cover the cost of new generation and PPAs, higher operating and maintenance expenses, and continued investment in new transmission and distribution facilities to support growth and ensure reliability. The requested increase was based on a future test year ending December 31, 2005 and a proposed retail return on common equity of 12.5 percent.

     On May 17, 2005, the Georgia PSC approved the 2005 Retail Rate Plan. Under the terms of the 2005 Retail Rate Plan, earnings will be evaluated against a retail return on common equity range of 9.75 percent to 11.75 percent. Two-thirds of any earnings above 11.75 percent will be applied to rate refunds with the remaining one-third retained by Savannah Electric. Retail base revenues increased in June 2005 by approximately $9.6 million, or 5.1 percent, on an annual basis. If the merger is not completed, Savannah Electric would be required to file a general rate case on November 30, 2007, in response to which the Georgia PSC would be expected to determine whether the rate plan should be continued, modified, or discontinued. In connection with the merger, Georgia Power has requested Georgia PSC approval of a “merger transition charge” that would be used to adjust Savannah Electric’s total base revenues to more closely match the existing base rates for Georgia Power. The merger transition charge would remain in effect until completion of Georgia Power’s next base rate case in 2007 that would be effective on January 1, 2008. See Note 3 to the financial statements under “Retail Regulatory Matters – Merger” for additional information.
Plant McIntosh Construction Project
     In December 2002 after a competitive bidding process, the Georgia PSC certified PPAs between Southern Power and Georgia Power and Savannah Electric for capacity from Plant McIntosh Combined Cycle Units 10 and 11, which were then under construction. In April 2003, Southern Power applied for FERC approval of these PPAs. In July 2003, the FERC accepted the PPAs to become effective June 1, 2005, subject to refund, and ordered that hearings be held. Intervenors opposed the FERC’s acceptance of the PPAs, alleging that they did not meet applicable standards for market-based rates between affiliates. To ensure the timely completion of construction and the availability of the units in the summer of 2005 for their retail customers, Savannah Electric and Georgia Power in May 2004, requested the Georgia PSC to direct them to acquire the Plant McIntosh construction project. The Georgia PSC issued such an order and the transfer occurred on May 24, 2004 at a total cost of approximately $415 million, including $14 million of transmission interconnection facilities.
     Subsequently, Southern Power filed a request to withdraw the PPAs and to terminate the ongoing FERC proceedings. In August 2004, the FERC issued a notice accepting the request to withdraw the PPAs and permitting such request to become effective by operation of law. However, the FERC made no determination on what additional steps may need to be taken with respect to testimony provided in the proceedings. See “FERC Matters – Intercompany Interchange Contract” above for additional information.
     In December 2004, the Georgia PSC approved the transfer of the Plant McIntosh construction project, at a total fair market value of approximately $385 million. This value reflected an approximate $16 million disallowance of which approximately $3 million is attributable to Savannah Electric and reduced Savannah Electric’s 2004 net income by approximately $1.5 million. The Georgia PSC also certified a total completion cost not to exceed $547 million for the project. In June 2005, Plant McIntosh Combined Cycle Units 10 and 11 were placed in service at a total cost that did not exceed the certified amount. In connection with Savannah Electric’s 2005 Retail Rate Plan, the Plant McIntosh revenue requirements impact is being reflected in Savannah Electric’s rates.
Fuel Cost Recovery
     On November 10, 2005, the Georgia PSC voted to approve Savannah Electric’s request to increase customer fuel rates to recover estimated under-recovered fuel costs of approximately $71.8 million as of November 30, 2005 over an estimated four-year period beginning December 1, 2005, as well as future projected fuel costs. Fuel revenues as recorded on the financial statements are adjusted for differences in actual recoverable costs and amounts billed in current regulated rates. Accordingly, this increase in the customer fuel rates will have no significant effect on Savannah Electric’s net income, but is expected to increase annual cash flow by approximately $52.4 million.
     As a result of recent increases in fuel costs, the Georgia PSC ordered Savannah Electric to file a new fuel case on or before January 17, 2006. In connection with the merger, Savannah Electric requested and the Georgia PSC agreed to postpone the January 2006 filing. Instead, Savannah Electric and Georgia Power jointly filed a fuel case in March 2006 seeking approval of a fuel cost recovery rate based upon future fuel cost projections for the combined generating fleet. The new fuel cost recovery rate would be paid by all Georgia Power customers following the merger, including the existing customers of Savannah Electric. Under recovered amounts as of the date of the merger will be paid by the appropriate customer groups. See “Merger” herein for additional information.

     In a separate proceeding on August 2, 2005, the Georgia PSC initiated an investigation of Savannah Electric’s fuel practices. In February 2006, an investigation of Georgia Power’s fuel practices was initiated. Savannah Electric and Georgia Power are responding to data requests and cooperating in the investigations. The final outcome of this matter cannot now be determined.
Other Matters
     In accordance with Financial Accounting Standards Board (“FASB”) Statement No. 87, Employers’ Accounting for Pensions, Savannah Electric recorded non-cash pension costs of approximately $6.2 million, $5.3 million, and $4.3 million 2005, 2004, and 2003, respectively. Postretirement benefit costs for Savannah Electric were approximately $3.0 million in 2005, $2.8 million in 2004, and $2.7 million in 2003. Both pension and postretirement costs are expected to continue to trend upward. Future costs are dependent on several factors including trust earnings and changes to the plans. A portion of pension and postretirement benefit costs is capitalized based on construction-related labor charges. Pension and postretirement benefit costs are a component of regulated rates and generally do not have a long-term effect on net income. For more information regarding pension and postretirement benefits, see Note 2 to the financial statements.
     Effective September 30, 2004, Savannah Electric retired Units 4 and 5 at Plant Riverside. The remaining units at the plant were retired on May 31, 2005. These retirements had no material impact on Savannah Electric’s financial statements.
     Savannah Electric is involved in various other matters being litigated and regulatory matters that could affect future earnings. See Note 3 to the financial statements for information regarding material issues.
ACCOUNTING POLICIES
Application of Critical Accounting Policies and Estimates
     Savannah Electric prepares its financial statements in accordance with accounting principles generally accepted in the United States. Significant accounting policies are described in Note 1 to the financial statements. In the application of these policies, certain estimates are made that may have a material impact on Savannah Electric’s results of operations and related disclosures. Different assumptions and measurements could produce estimates that are significantly different from those recorded in the financial statements. Management has reviewed and discussed critical accounting policies and estimates with the Audit Committee of Southern Company’s Board of Directors.
Electric Utility Regulation
     Savannah Electric is subject to retail regulation by the Georgia PSC and wholesale regulation by the FERC. These regulatory agencies set the rates Savannah Electric is permitted to charge customers based on allowable costs. As a result, Savannah Electric applies FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation (“Statement No. 71”), which requires the financial statements to reflect the effects of rate regulation. Through the ratemaking process, the regulators may require the inclusion of costs or revenues in periods different than when they would be recognized by a non-regulated company. This treatment may result in the deferral of expenses and the recording of related regulatory assets based on anticipated future recovery through rates or the deferral of gains or creation of liabilities and the recording of related regulatory liabilities. The application of Statement No. 71 has a further effect on Savannah Electric’s financial statements as a result of the estimates of allowable costs used in the ratemaking process. These estimates may differ from those actually incurred by Savannah Electric; therefore, the accounting estimates inherent in specific costs such as depreciation and pension and postretirement benefits have less of a direct impact on Savannah Electric’s results of operations than they would on a non-regulated company.
     As reflected in Note 1 to the financial statements, significant regulatory assets and liabilities have been recorded. Management reviews the ultimate recoverability of these regulatory assets and liabilities based on applicable regulatory guidelines and accounting principles generally accepted in the United States. However, adverse legislative, judicial, or regulatory actions could materially impact the amounts of such regulatory assets and liabilities and could adversely impact Savannah Electric’s financial statements.

Contingent Obligations
     Savannah Electric is subject to a number of federal and state laws and regulations, as well as other factors and conditions that potentially subject it to environmental, litigation, income tax, and other risks. See FUTURE EARNINGS POTENTIAL herein and Note 3 to the financial statements for more information regarding certain of these contingencies. Savannah Electric periodically evaluates its exposure to such risks and records reserves for those matters where a loss is considered probable and reasonably estimable in accordance with generally accepted accounting principles. The adequacy of reserves can be significantly affected by external events or conditions that can be unpredictable; thus, the ultimate outcome of such matters could materially affect Savannah Electric’s financial statements. These events or conditions include the following:
•	Changes in existing state or federal regulation by governmental authorities having jurisdiction over air quality, water quality, control of toxic substances, hazardous and solid wastes, and other environmental matters.

•	Changes in existing income tax regulations or changes in Internal Revenue Service interpretations of existing regulations.

•	Identification of additional sites that require environmental remediation or the filing of other complaints in which Savannah Electric may be asserted to be a potentially responsible party.

•	Identification and evaluation of other potential lawsuits or complaints in which Savannah Electric may be named as a defendant.

•	Resolution or progression of existing matters through the legislative process, the court systems, or the EPA.
Unbilled Revenues
     Revenues related to the sale of electricity are recorded when electricity is delivered to customers. However, the determination of KWH sales to individual customers is based on the reading of their meters, which is performed on a systematic basis throughout the month. At the end of each month, amounts of electricity delivered to customers, but not yet metered and billed, are estimated. Components of the unbilled revenue estimates include total KWH territorial supply, total KWH billed, estimated total electricity lost in delivery, and customer usage. These components can fluctuate as a result of a number of factors including weather, generation patterns, and power delivery volume, and other operational constraints. These factors can be unpredictable and can vary from historical trends. As a result, the overall estimate of unbilled revenues could be significantly affected, which could have a material impact on Savannah Electric’s results of operations.
New Accounting Standards
Income Taxes
     In December 2004, the FASB issued FASB Staff Position 109-1, Application of FASB Statement No. 109, Accounting for Income Taxes, to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004 (“FSP 109-1”), which requires that the generation deduction be accounted for as a special tax deduction rather than as a tax rate reduction. Savannah Electric adopted FSP 109-1 in the first quarter of 2005 with no material impact on its financial statements.
Conditional Asset Retirement Obligations
     Effective December 31, 2005, Savannah Electric adopted the provision of FASB Interpretation No. 47 (“FIN 47”), Conditional Asset Retirement Obligations, which requires that an asset retirement obligation be recorded even though the timing and/or method of settlement are conditional on future events. Prior to December 2005, Savannah Electric did not recognize asset retirement obligations for asbestos removal because the timing of their retirements was dependent on future events. At December 31, 2005, Savannah Electric recorded additional asset retirement obligations (and assets) of approximately $3.3 million. The adoption of FIN 47 did not have any effect on Savannah Electric’s income statement. For additional information, see Note 1 to the financial statements under “Asset Retirement Obligations and Other Costs of Removal.”

Stock Options
     On January 1, 2006, Savannah Electric adopted FASB Statement No. 123R, Share-Based Payment, on a modified prospective basis. This statement requires that compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the grant date fair value of the equity or liability instruments issued. Although the compensation expense required under the revised statement differs slightly, the impacts on Savannah Electric’s financial statements are similar to the pro forma disclosures included in Note 1 to the financial statements under “Stock Options.”
FINANCIAL CONDITION AND LIQUIDITY
Overview
     Savannah Electric’s financial condition continued to be stable at December 31, 2005. As of December 31, 2005, Savannah Electric’s capital structure consisted of 47.7 percent common stockholder’s equity, 8.8 percent preferred stock, and 43.5 percent long-term debt, excluding amounts due within one year.
     The principal change in Savannah Electric’s financial condition in 2005 was the addition of $52.3 million to utility plant, the majority of which was related to completion of Plant McIntosh Units 10 and 11. The funds needed for gross property additions are currently provided from operating activities, the issuance of securities, capital contributions from Southern Company, and short-term debt. See statements of cash flows for additional information. Savannah Electric has received investment grade ratings from the major rating agencies.
Sources of Capital
     Savannah Electric plans to obtain the funds required for construction and other purposes from sources similar to those used in the past, including funds from operations and capital contributions from Southern Company. Savannah Electric is required to meet certain earnings coverage requirements specified in its mortgage indenture and corporate charter to issue new first mortgage bonds and preferred stock. Savannah Electric’s coverage ratios are sufficiently high to permit, at present interest rate levels, any foreseeable security sales. There are no restrictions on the amount of unsecured indebtedness allowed. The amount, type, and timing of any future financings – if needed – will depend upon maintenance of adequate earnings, regulatory approval, prevailing market conditions, and other factors.
     The issuance of long-term securities by Savannah Electric is subject to the approval of the Georgia PSC. In addition, the issuance of short-term securities by Savannah Electric is generally subject to regulatory approval by the FERC following the repeal of the PUHCA, on February 8, 2006. Additionally, with respect to the public offering of securities, Savannah Electric files registration statements with the SEC under the Securities Act. The amounts of securities authorized by the appropriate regulatory authorities, as well as the amounts registered under the Securities Act, are continuously monitored and appropriate filings are made to ensure flexibility in the capital markets.
     At the beginning of 2006, Savannah Electric had $80 million of unused short-term and revolving credit arrangements with banks to meet its short-term cash needs. Of this amount, $60 million will expire at various times in 2006 and $20 million will expire in 2008. The arrangements contain covenants that limit debt levels and typically contain cross default provisions that are restricted to the indebtedness of Savannah Electric. Savannah Electric is currently in compliance with all such covenants. Savannah Electric expects to renew, as needed, its credit arrangements prior to expiration. Savannah Electric also has adequate cash flow from operating activities and access to the capital markets to meet liquidity needs. See Note 6 to the financial statements under “Bank Credit Arrangements” for additional information.
     Savannah Electric may also meet short-term cash needs through a Southern Company subsidiary organized to issue and sell commercial paper and extendible commercial notes at the request and for the benefit of Savannah Electric and the other retail operating companies. Proceeds from such issuances for the benefit of Savannah Electric are loaned directly to Savannah Electric and are not commingled with proceeds from such issuances for the benefit of any other operating company. The obligations of each company under these arrangements are several; there is no cross affiliate credit support. At December 31, 2005, Savannah Electric had outstanding $49.9 million in commercial paper and $8.9 million in extendible commercial notes.

     Savannah Electric’s committed credit arrangements provide liquidity support to some of Savannah Electric’s variable rate obligations and to its commercial paper program. At December 31, 2005, the amount of variable rate obligations outstanding requiring liquidity support was $6.7 million.
     Savannah Electric obtains financing separately without credit support from any affiliate. The Southern Company system does not maintain a centralized cash or money pool. Therefore, funds of Savannah Electric are not commingled with funds of any other company.
Financing Activities
     Maturities and redemptions of long-term debt and mandatorily redeemable preferred securities were $1.1 million in 2005, $71.0 million in 2004, and $39.8 million in 2003. Savannah Electric issued no new securities in 2005.
Credit Rating Risk
     Savannah Electric does not have any credit arrangements that would require material changes in payment schedules or terminations as a result of a credit rating downgrade. Savannah Electric is party to certain derivative agreements that could require collateral and/or accelerated payment in the event of a credit rating change to below investment grade. These agreements are primarily for natural gas price risk management activities. At December 31, 2005, Savannah Electric’s exposure related to these agreements was not material.
Market Price Risk
     Due to cost-based rate regulation, Savannah Electric has limited exposure to market volatility in interest rates, commodity fuel prices, and prices of electricity. To manage the volatility attributable to these exposures, Savannah Electric nets the exposures to take advantage of natural offsets and enters into various derivative transactions for the remaining exposures pursuant to Savannah Electric’s policies in areas such as counterparty exposure and risk management practices. Company policy is that derivatives are to be used primarily for hedging purposes and mandates strict adherence to all applicable risk management policies. Derivative positions are monitored using techniques including but not limited to market valuation, value at risk, stress testing, and sensitivity analysis.
     To mitigate future exposure to change in interest rates, Savannah Electric has entered into forward starting interest rate swaps that have been designated as cash flow hedges. The weighted average rate on $6.7 million of variable rate long-term debt outstanding that has not been hedged at January 1, 2006 was 4.04 percent. If Savannah Electric sustained a 100 basis point change in interest rates for all unhedged variable rate long-term debt, at January 1, 2006, the change would not materially affect annualized interest expense. See Notes 1 and 6 to the financial statements under “Financial Instruments” for additional information.
     To mitigate residual risks relative to movements in electricity prices, Savannah Electric enters into fixed-price contracts for the purchase and sale of electricity through the wholesale electricity market. In addition, Savannah Electric has implemented a natural gas/oil hedging program ordered by the Georgia PSC. The program limits the recovery of losses on financial hedging positions through the fuel clause to 10 percent of Savannah Electric’s annual natural gas/oil budget. These hedging position limits were $1.1 million for 2003, $2.7 million for 2004, and $5.1 million for 2005 and will be $7.4 million for 2006. The program has operated within the defined hedging position limits set for each year. See Note 3 to the financial statements under “Retail Regulatory Matters – Fuel Hedging Program” for additional information.

     The changes in fair value of energy related derivative contracts and year-end valuations were as follows at December 31:

	Changes in Fair Value
	2005	2004

Contracts beginning of year	$1,474	$463
Contracts realized or settled	(6,895)	(1,811)
New contracts at inception	—	—
Changes in valuation techniques	—	—
Current period changes (a)	14,169	2,822

Contracts end of year	$8,748	$1,474

(a)	Current period changes also include the changes in fair value of new contracts entered into during the period.

	Source of 2005 Year-End
	Valuation Prices
	Total	Maturity
	Fair Value	Year 1	2-3 Years
	(in thousands)

Actively quoted	$8,762	$6,394	$2,368
External sources	(14)	(14)	—
Models and other methods	—	—	—

Contracts at December 31, 2004	$8,748	$6,380	$2,368

     Unrealized gains and losses from mark to market adjustments on derivative contracts related to Savannah Electric’s fuel hedging program are recorded as regulatory assets and liabilities. Realized gains and losses from this program are included in fuel expense and recovered through Savannah Electric’s FCR clause. Of the net gains, Savannah Electric is allowed to retain 25 percent in earnings. Gains and losses on derivative contracts that are not designated as hedges are recognized in the statements of income as incurred. These amounts were not material in any year presented. At December 31, 2005, the fair value of derivative energy contracts was reflected in the financial statements as follows:

Amounts
(in thousands)
Regulatory liabilities, net	$8,752
Other comprehensive income	—
Net Income	(4)

Total fair value	$8,748

     Savannah Electric is exposed to market price risk in the event of nonperformance by counterparties to the derivative energy contracts. Savannah Electric’s policy is to enter into agreements with counterparties that have investment grade credit ratings by Moody’s and Standard & Poor’s or with counterparties who have posted collateral to cover potential credit exposure. Therefore, Savannah Electric does not anticipate market risk exposure from nonperformance by the counterparties. See Notes 1 and 6 to the financial statements under “Financial Instruments” for additional information.
Capital Requirements and Contractual Obligations
     Savannah Electric’s construction program is currently estimated to be $44.7 million in 2006, $33.5 million in 2007, and $55.8 million in 2008. Environmental expenditures included in these amounts are $0.6 million in 2006 and $4.4 million for 2008. Actual construction costs may vary from this estimate because of changes in such factors as: business conditions; environmental regulations; FERC rules and regulations; load projections; the cost and efficiency of construction labor, equipment, and materials; and the cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered. Construction of new transmission and distribution facilities and capital improvements for generation, transmission, and distribution facilities, including those needed to meet the environmental standards previously discussed, will be ongoing.

     As discussed in Note 2 to the financial statements, Savannah Electric provides postretirement benefits to substantially all employees and funds trusts to the extent required by the Georgia PSC.
     Other funding requirements related to obligations associated with scheduled maturities of long-term debt, as well as the related interest, derivative obligations, preferred stock dividends, leases, and other purchase commitments are as follows: See Notes 1, 6, and 7 to the financial statements for additional information.
Contractual Obligations

		2007-	2009-	After
	2006	2008	2010	2010	Total
	(in thousands)
Long-term debt(a) —
Principal	$21,003	$47,020	$1,366	$168,647	$238,036
Interest	13,294	23,677	17,585	139,187	193,743
Commodity derivative obligations(b)	901	2	—	—	903
Preferred stock dividends(c)	2,700	5,400	5,400	—	13,500
Operating leases	909	1,573	1,077	3,179	6,738
Purchase commitments(d) —
Capital(e)	44,696	89,261	—	—	133,957
Coal	60,615	11,073	—	—	71,688
Natural gas(f)	60,829	51,288	87,886	362,804	562,807
Purchased power	13,240	26,531	13,286	—	53,057
Long-term service agreements	1,212	3,146	4,280	27,223	35,861
Postretirement benefit trusts(g)	1,300	2,600	—	—	3,900

Total	$220,699	$261,571	$130,880	$701,040	$1,314,190

(a)	All amounts are reflected based on final maturity dates. Savannah Electric plans to continue to retire higher-cost securities and replace these obligations with lower-cost capital if market conditions permit. Variable rate interest obligations are estimated based on rates as of January 1, 2006, as reflected in the statements of capitalization. Fixed rates include, where applicable, the effects of interest rate derivatives employed to manage interest rate risk.

(b)	For additional information, see Notes 1 and 6 to the financial statements herein.

(c)	Preferred stock does not mature; therefore, amounts are provided for the next five years only. In connection with the merger, the Savannah Electric 6.00% Series Preferred Stock is expected to be exchanged for shares of the Georgia Power 6 1/8% Series Class A Preferred Stock.

(d)	Savannah Electric generally does not enter into non-cancelable commitments for other operation and maintenance expenditures. Total other operation and maintenance expenses for 2005, 2004, and 2003 were $93.0 million, $86.0 million and $83.6 million, respectively.

(e)	Savannah Electric forecasts capital expenditures over a three-year period. Amounts represent current estimates of total expenditures. At December 31, 2005, significant purchase commitments were outstanding in connection with the construction program.

(f)	Natural gas purchase commitments contain fixed volumes with prices based on various indices at the time of delivery. Amounts reflected have been estimated based on the New York Mercantile Exchange future prices at December 31, 2005.

(g)	Savannah Electric forecasts postretirement trust contributions over a three-year period. No contributions related to Savannah Electric’s pension trust are currently expected during this period. See Note 2 to the financial statements herein for additional information related to the pension and postretirement plans, including estimated benefit payments. Certain benefit payments will be made through the related trusts. Other benefit payments will be made from Savannah Electric’s corporate assets.

DESCRIPTION OF GEORGIA POWER 6 1/8% SERIES CLASS A PREFERRED STOCK
     The following is a summary of the terms of the 6 1/8% Series Class A Preferred Stock, Non-Cumulative, par value $25 per share, of Georgia Power that will be issued in the merger in exchange for your shares of 6.00% Series Preferred Stock, Non-Cumulative, par value $25 per share of Savannah Electric. The following summary is qualified in its entirety by reference to the Amended and Restated Charter of Georgia Power to be adopted by Georgia Power prior to the effective time of the merger, the form of which is attached hereto as Annex B, and the Amendment to the Amended and Restated Charter of Georgia Power to designate the Georgia Power 6 1/8% Series Class A Preferred Stock, the form of which is attached hereto as Annex C.
General
     The Georgia Power 6 1/8% Series Class A Preferred Stock will be issued as a series of Georgia Power’s Class A Preferred Stock. In addition to 50,000,000 authorized shares of Class A Preferred Stock, the Amended and Restated Charter of Georgia Power to be adopted prior to the effective time of the merger will authorize 5,000,000 shares of Preferred Stock, 15,000,000 shares of Preference Stock and 20,000,000 shares of common stock.
     As of April 1, 2006, Georgia Power had 7,761,500 outstanding shares of common stock and no outstanding shares of Preferred Stock, Class A Preferred Stock or Preference Stock.
     The shares of the Georgia Power 6 1/8% Series Class A Preferred Stock, when issued under the terms of the merger agreement, will be fully paid and non-assessable.
Dividends
     Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will be payable, when, as and if declared by the Georgia Power’s board of directors out of funds legally available, at a rate per annum equal to 6 1/8%.
     On the business day immediately preceding the effective date of the merger, Savannah Electric will pay any accrued dividends on the Savannah Electric 6.00% Series Preferred Stock to the holders thereof for the period from the last preceding dividend payment date through the effective date of the merger. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock will accrue from and after the effective date of the merger. Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock are payable on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be October 1, 2006, when, as and if declared by Georgia Power, or, if any such date is not a business day, on the next business day.
     Dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock are not cumulative and, accordingly, if Georgia Power does not declare a dividend or declares less than a full dividend on the Georgia Power 6 1/8% Series Class A Preferred Stock for a quarterly dividend period, holders of the Georgia Power 6 1/8% Series Class A Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Georgia Power will have no obligation to pay a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.
Ranking
     The Georgia Power 6 1/8% Series Class A Preferred Stock will rank equally with any other shares of Georgia Power Preferred Stock or Georgia Power Class A Preferred Stock with respect to the payment of dividends and distribution of assets upon Georgia Power’s liquidation, dissolution or winding up.
     The Georgia Power 6 1/8% Series Class A Preferred Stock will rank senior to any Georgia Power Preference Stock and Georgia Power common stock and to any other equity securities that Georgia Power may issue in the future that by their terms rank junior to the Georgia Power 6 1/8% Series Class A Preferred Stock with respect to the payment of dividends and distribution of assets upon Georgia Power’s liquidation, dissolution or winding up.
     The Georgia Power 6 1/8% Series Class A Preferred Stock will rank junior to any other equity securities Georgia Power may issue in the future that by their terms rank senior to the Georgia Power 6 1/8% Series Class A Preferred Stock with respect to the payment of dividends and distribution of assets upon Georgia Power’s liquidation, dissolution or winding. The authorization of any equity securities ranking senior to the Georgia Power

Preferred Stock or Georgia Power Class A Preferred Stock would require the approval of the holders of two-thirds of the votes represented by all outstanding shares of the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, including the Georgia Power 6 1/8% Series Class A Preferred Stock.
Redemption
     Georgia Power will have the right to redeem the Georgia Power 6 1/8% Series Class A Preferred Stock, in whole or in part, without premium, from time to time, on or after July 1, 2009, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to $25 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared, in which case accrued and unpaid dividends for such prior dividend periods shall be paid at redemption). For any shares of the Georgia Power 6 1/8% Series Class A Preferred Stock to be redeemed, dividends will cease to accrue and all rights of holders of such shares, except the right to receive the redemption price, will cease as of the redemption date.
Liquidation Rights
     Upon the voluntary or involuntary liquidation of Georgia Power, the holders of the Georgia Power 6 1/8% Series Class A Preferred Stock, without any preference over the holders of any other series of the Georgia Power Preferred Stock or the Georgia Power Class A Preferred Stock, out of Georgia Power’s assets available for distribution to the holders of the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock following the satisfaction of all claims ranking senior to the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, shall be entitled to receive $25 per share, plus accrued and unpaid dividends (whether or not declared) for the then current quarterly dividend period, accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the Georgia Power 6 1/8% Series Class A Preferred Stock for any prior dividend periods, before any distribution of assets may be made to the holders of the Georgia Power Preference Stock or the Georgia Power common stock. Available assets, if insufficient to pay the amounts payable on all outstanding series of Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock, are to be distributed pro rata to the payment, first of the amount per share payable on each outstanding series of the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, second of accrued dividends, if any, with respect to each series of the Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, and third of any premium.
Transfer Agent, Registrar and Paying Agent
     SCS will be the transfer agent, registrar and paying agent for the Georgia Power 6 1/8% Series Class A Preferred Stock.
Voting Rights
     At the election of directors at each annual meeting of shareholders, the holders of Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock, including the Georgia Power 6 1/8% Series Class A Preferred Stock, will have full voting rights with the holders of Georgia Power common stock, all voting together as a single class. Each share of Georgia Power Preferred Stock will have one vote, each share of Georgia Power Class A Preferred Stock, including the shares of the Georgia Power 6 1/8% Series Class A Preferred Stock, will have one-quarter vote and each share of common stock will have one vote. In addition, holders of any outstanding shares of Georgia Power Preference Stock may be entitled to vote at each annual meeting of shareholders in the election of directors, with such voting rights not to exceed one-tenth of a vote per outstanding share of Georgia Power Preference Stock. On all other matters, except as otherwise described herein or except as otherwise provided by law or in the Amended and Restated Charter of Georgia Power, the right to vote is vested in the holders of the Georgia Power common stock.
     In the event that any six quarterly dividends (whether or not consecutive and whether or not earned and declared) have not been paid in full on the Georgia Power 6 1/8% Series Class A Preferred Stock, the holders of such Georgia Power 6 1/8% Series Class A Preferred Stock will have the right, voting together as a single class with holders of shares of any one or more other series of the Georgia Power Preferred Stock, Georgia Power Class A Preferred Stock or Georgia Power Preference Stock upon which like voting rights are then exercisable, at the next meeting of shareholders called for the election of directors, to elect two members of the board of directors of Georgia Power and the size of Georgia Power’s board of directors will be increased accordingly to effect such election. The rights of such holders of Georgia Power 6 1/8% Series Class A Preferred Stock to elect (voting together as a single class with the holders of shares of any one or more other series of Georgia Power Preferred Stock, Georgia Power Class A Preferred Stock or Georgia Power Preference Stock upon which like voting rights are then exercisable) two members of the board of directors of Georgia Power will continue until such time as full dividends on such Georgia Power 6 1/8% Series Class A Preferred Stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends of the character described above. Upon any termination of the right of the holders of shares of the Georgia Power Preferred Stock, Georgia Power Class A Preferred Stock and Georgia Power Preference Stock to vote together as a single class to elect two directors, the term of office of the two directors then in office elected by such holders voting as a single class will terminate immediately.
     In addition, the affirmative vote of at least two-thirds of the voting power of the outstanding shares of all series of Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock will be required for:
•	the authorized or issuance of any shares of any class of stock of Georgia Power preferred as to dividends or as to the distribution of assets upon Georgia Power’s liquidation over the Georgia Power 6 1/8% Series Class A Preferred Stock; or

•	any change of the rights and preferences of the Georgia Power 6 1/8% Series Class A Preferred Stock in any manner so as to affect adversely the holders thereof; provided, however, that if any change would affect adversely the holders of only one or more other series of the Georgia Power Preferred Stock or the Georgia Power Class A Preferred Stock, only the vote of the holders of at least two-thirds of the voting power of the outstanding shares of the series so affected shall be required.
     Georgia Power may create and issue new series of Preferred Stock, Class A Preferred Stock or other securities ranking equally with the Georgia Power 6 1/8% Series Class A Preferred Stock with respect to dividends and the distribution of assets in liquidation without the approval of the holders of the Georgia Power 6 1/8% Series Class A Preferred Stock.
     Other than when voting together with the common stock in the general election of directors and except as otherwise provided in the Amended and Restated Charter of Georgia Power or as required by law, the Georgia Power Preferred Stock, the Georgia Power Class A Preferred Stock and the Georgia Power Preference Stock of all series will be deemed to be a single class, with each share of Georgia Power Preferred Stock having one vote, each share of Georgia Power Class A Preferred Stock having one-fourth vote and each share of Georgia Power Preference Stock may have one-tenth vote.
Sinking Fund
     The holders of the Georgia Power 6 1/8% Series Class A Preferred Stock will not be entitled to the benefit of a sinking fund or purchase fund.
Listing
     Application will be made to list the Georgia Power 6 1/8% Series Class A Preferred Stock on the New York Stock Exchange. Approval of listing of the 6 1/8% Series Class A Preferred Stock, subject to official notice of issuance, is a condition to completing the merger.
Other Rights
     Holders of the Georgia Power 6 1/8% Series Class A Preferred Stock do not have any pre-emptive or conversion rights.
Book-Entry Only Issuance — The Depository Trust Company
     If the merger is completed, shares of Georgia Power 6 1/8% Series Class A Preferred Stock will be issued in exchange for your shares of Savannah Electric 6.00% Series Preferred Stock. DTC will act as the initial securities depository for the shares of the Georgia Power 6 1/8% Series Class A Preferred Stock issued in the merger. The Georgia Power 6 1/8% Series Class A Preferred Stock will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Georgia Power 6 1/8% Series Class A Preferred Stock certificates will be issued, representing in the aggregate the total stated value of the Georgia Power 6 1/8% Series Class A Preferred Stock, and will be deposited with SCS on behalf of DTC.
     DTC, the world’s largest depository, is a limited purpose trust company organized under the New York Banking Law a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, FICC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.
     Purchases of the Georgia Power 6 1/8% Series Class A Preferred Stock under the DTC system must be made by or through Direct Participants, which will receive a credit for the Georgia Power 6 1/8% Series Class A Preferred Stock on DTC’s records. The ownership interest of each actual purchaser of the Georgia Power 6 1/8% Series Class A Preferred Stock (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Georgia Power 6 1/8% Series Class A Preferred Stock are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Georgia Power 6 1/8% Series Class A Preferred Stock, except in the event that use of the book-entry system for the Georgia Power 6 1/8% Series Class A Preferred Stock is discontinued.
     To facilitate subsequent transfers, all the Georgia Power 6 1/8% Series Class A Preferred Stock deposited by Direct Participants with DTC is registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Georgia Power 6 1/8% Series Class A Preferred Stock with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the new Stock; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Georgia Power 6 1/8% Series Class A Preferred Stock is credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.
     Redemption notices shall be sent to DTC. If less than all of the shares of the Georgia Power 6 1/8% Series Class A Preferred Stock within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.
     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
     Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to the Georgia Power 6 1/8% Series Class A Preferred Stock, unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to Georgia Power as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Georgia Power 6 1/8% Series Class A Preferred Stock are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments on the Georgia Power 6 1/8% Series Class A Preferred Stock will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from Georgia Power or SCS, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, its nominee or Georgia Power, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such nominee as may be requested by an authorized representative of DTC) is the responsibility of Georgia Power, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.
     Except as provided herein, a Beneficial Owner of the global Georgia Power 6 1/8% Series Class A Preferred Stock will not be entitled to receive physical delivery of the Georgia Power 6 1/8% Series Class A Preferred Stock. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Georgia Power 6 1/8% Series Class A Preferred Stock. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Georgia Power 6 1/8% Series Class A Preferred Stock.
     DTC may discontinue providing its services as securities depositary with respect to the Georgia Power 6 1/8% Series Class A Preferred Stock at any time by giving reasonable notice to Georgia Power or SCS. Under such circumstances, in the event that a successor securities depositary is not obtained, the Georgia Power 6 1/8% Series Class A Preferred Stock certificates are required to be printed and delivered to the holders of record. Additionally, Georgia Power may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, certificates for the Georgia Power 6 1/8% Series Class A Preferred Stock will be printed and delivered to the holders of record.
     The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Georgia Power believes to be reliable, but Georgia Power takes no responsibility for the accuracy thereof. Georgia Power has no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

COMPARISON OF RIGHTS OF HOLDERS OF
GEORGIA POWER 6 1/8% SERIES CLASS A PREFERRED STOCK AND
SAVANNAH ELECTRIC 6.00% SERIES PREFERRED STOCK
     The following is a comparison of certain rights of holders of Savannah Electric 6.00% Series Preferred Stock and those of holders of Georgia Power 6 1/8% Series Class A Preferred Stock. Certain important differences in the rights of Savannah Electric shareholders and Georgia Power shareholders arise from differing provisions of Savannah Electric’s and Georgia Power’s governing corporate documents.
     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of the Savannah Electric 6.00% Series Preferred Stock and those of holders of the Georgia Power 6 1/8% Series Class A Preferred Stock. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the respective governing corporate documents of Savannah Electric and Georgia Power, to which shareholders are referred. The information with respect to Georgia Power reflects the provisions of the Amended and Restated Charter of Georgia Power to be adopted by Georgia Power prior to the effective time of the merger, a copy of which is attached hereto as Annex B, and the form of Amendment to the Amended and Restated Charter of Georgia Power to designate the 6 1/8% Series Class A Preferred Stock, a copy of which is attached hereto as Annex C.

Authorized Capital Stock

Savannah Electric.	Georgia Power.

The authorized capital stock of Savannah Electric consists of 16,000,000 shares of common stock, par value $5 per share, and 4,000,000 authorized shares of Preferred Stock, par value $25 per share.

As of April 1, 2006, 10,844,635 shares of common stock were issued and outstanding and 1,800,000 shares of Preferred Stock, all of which have been designated as the 6.00% Series Preferred Stock, were issued and outstanding.
At the effective time of the merger, the authorized capital stock of Georgia Power will consist of 20,000,000 shares of common stock, without par value, 5,000,000 shares of Preferred Stock, with a par value of $100 per share, 50,000,000 shares of Class A Preferred Stock, with a par value of $25 per share, and 15,000,000 shares of Preference Stock, with a par value of $100 per share.

As of April 1, 2006, 7,761,500 shares of common stock were issued and outstanding and no shares of Preferred Stock, Class A Preferred Stock or Preference Stock were issued and outstanding.

Dividends

Savannah Electric 6.00% Series Preferred Stock.	Georgia Power 6 1/8% Series Class A Preferred Stock.

Dividends are payable, when, as and if declared by Savannah Electric’s board of directors out of funds legally available, at a rate per annum equal to 6.00%.	Dividends will be payable, when, as and if declared by Georgia Power’s board of directors out of funds legally available, at a rate per annum equal to 6 1/8%.

Dividends are payable on January 1, April 1, July 1 and October 1 of each year, as and if declared by Savannah Electric, or, if any such date is not a business day, on the next business day.

Dividends are not cumulative and, accordingly, if Savannah Electric does not declare a dividend or declares less than a full dividend on the 6.00% Series Preferred Stock for a quarterly dividend period, holders of the 6.00% Series Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Savannah Electric will have no obligation to pay a dividend for that period, whether or not Savannah Electric pays dividends in full or has sufficient funds to pay dividends in the future.

As long as any shares of the 6.00% Series Preferred Stock are outstanding, no dividends may be paid for the shares of any class of stock ranking junior to the 6.00% Series Preferred Stock, and no shares of such junior stock may be repurchased or redeemed, unless full dividends for the three immediately preceding quarterly dividend periods and the then current
Dividends will be payable on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following completion of the merger, which is expected to be October 1, 2006, when, as and if declared by Georgia Power, or, if any such date is not a business day, on the next business day.

Dividends are not cumulative and, accordingly, if Georgia Power does not declare a dividend or declares less than a full dividend on the 6 1/8% Series Class A Preferred Stock for a quarterly dividend period, holders of the 6 1/8% Series Class A Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and Georgia Power will have no obligation to pay a dividend for that period, whether or not Georgia Power pays dividends in full or has sufficient funds to pay dividends in the future.

As long as any shares of the 6 1/8% Series Class A Preferred Stock are outstanding, no dividends may be paid for the shares of any class of stock ranking junior to the 6 1/8% Series Class A Preferred Stock, and no shares of such junior stock may be

dividend period have been paid on the 6.00% Series Preferred Stock.	repurchased or redeemed, unless full dividends for the then current dividend period have been paid on the 6 1/8% Series Class A Preferred Stock.

Ranking

Savannah Electric 6.00% Series Preferred Stock.	Georgia Power 6 1/8% Series Class A Preferred Stock.

The Savannah Electric Preferred Stock, including the 6.00% Series Preferred Stock, ranks senior to the Savannah Electric common stock will with respect to dividends and distribution of assets upon liquidation, dissolution or winding up.
The Georgia Power Preferred Stock and the Georgia Power Class A Preferred Stock, including the 6 1/8% Series Class A Preferred Stock, will rank senior to the Georgia Power Preference Stock and common stock with respect to dividends and distribution of assets upon liquidation or winding up.

Redemption

Savannah Electric 6.00% Series Preferred Stock.	Georgia Power 6 1/8% Series Class A Preferred Stock.

Savannah Electric has the right to redeem the 6.00% Series Preferred Stock, in whole or in part, without premium, from time to time, on or after July 1, 2009, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to $25 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared, in which case accrued and unpaid dividends for such prior dividend periods shall be paid at redemption). For any shares of the 6.00% Series Preferred Stock to be redeemed, dividends will cease to accrue and all rights of holders of such shares, except the right to receive the redemption price, will cease as of the redemption date.
Georgia Power will have the right to redeem the 6 1/8% Series Class A Preferred Stock, in whole or in part, without premium, from time to time, on or after July 1, 2009, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to $25 per share plus accrued and unpaid dividends (whether or not declared) from the immediately preceding dividend payment date to the redemption date (without accumulation of accrued and unpaid dividends for prior dividend periods unless previously declared, in which case accrued and unpaid dividends for such prior dividend periods shall be paid at redemption). For any shares of the 6 1/8% Series Class A Preferred Stock to be redeemed, dividends will cease to accrue and all rights of holders of such shares, except the right to receive the redemption price, will cease as of the redemption date.

Voting Rights in the Election of Directors

Savannah Electric 6.00% Series Preferred Stock.	Georgia Power 6 1/8% Series Class A Preferred Stock.

Holders of shares of the 6.00% Series Preferred Stock are not entitled to vote in the election of directors to the Savannah Electric board of directors.	At the election of directors at each annual meeting, the holders of Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock, including the 6 1/8% Series Class A Preferred Stock, will have full voting rights with the holders of Georgia Power common stock, all voting together as a single class. Each share of Georgia Power Preferred Stock will have one vote, each share of Georgia Power Class A Preferred Stock, including the shares of the 6 1/8% Series Class A Preferred Stock, will have one-quarter vote and each share of common stock will have one vote. In addition, outstanding shares of Preference Stock may be granted voting rights in the election of directors, with each share of the Preference Stock to be entitled to not more than one-tenth vote.

Voting Rights in the Event of Missed Dividends

Savannah Electric 6.00% Series Preferred Stock.	Georgia Power 6 1/8% Series Class A Preferred Stock.

In the event that any six quarterly dividends (whether or not consecutive and whether or not earned and declared) have not been paid in full on the 6.00% Series Preferred Stock, the holders of such 6.00% Series Preferred Stock will have the right, voting separately as a class with holders of shares of any one or more other series of Savannah Electric Preferred Stock upon which like voting rights have been conferred and are exercisable, at the next meeting of shareholders called for the election of directors, to elect two members of the board of directors of Savannah Electric and the size of Savannah Electric’s board of directors will be increased accordingly to effect such election. The rights of such holders of 6.00%
In the event that any six quarterly dividends (whether or not consecutive and whether or not earned and declared) have not been paid in full on the 6 1/8% Series Class A Preferred Stock, the holders of such 6 1/8% Series Class A Preferred Stock will have the right, voting together as a single class with holders of shares of any one or more other series of Preferred Stock, Class A Preferred Stock or Preference Stock upon which like voting rights are then exercisable, at the next meeting of shareholders called for the election of directors, to elect two members of the board of directors of Georgia Power and the size of Georgia Power’s board of directors will be increased accordingly to effect such election. The rights of such holders

Series Preferred Stock to elect (together with the holders of shares of any one or more other series of Savannah Electric Preferred Stock upon which like voting rights have been conferred and are exercisable) members of the board of directors of Savannah Electric will continue until such time as full dividends on such 6.00% Series Preferred Stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends of the character described above. Upon any termination of the right of the holders of shares of the Savannah Electric Preferred Stock to vote as a class for directors, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately.
of 6 1/8% Series Class A Preferred Stock to elect (voting together as a single class with the holders of shares of any one or more other series of Preferred Stock, Class A Preferred Stock or Preference Stock upon which like voting rights are then exercisable) two members of the board of directors of Georgia Power will continue until such time as full dividends on such 6 1/8% Series Class A Preferred Stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay dividends of the character described above. Upon any termination of the right of the holders of shares of the Preferred Stock, Class A Preferred Stock and Preference Stock to vote together as a single class to elect two directors, the term of office of the two directors then in office elected by such holders voting as a single class will terminate immediately.

Other Voting Rights

Savannah Electric 6.00% Series Preferred Stock.	Georgia Power 6 1/8% Series Class A Preferred Stock.

Except as described herein or when some mandatory provision of law is controlling, the holders of the Savannah Electric Preferred Stock, including the 6.00% Series Preferred Stock, have no additional voting power.

The affirmative vote of the holders of at least two-thirds of the outstanding Savannah Electric Preferred Stock, including the 6.00% Series Preferred Stock, are entitled to vote on certain matters relating to:
Except as described herein or when some mandatory provision of law is controlling, the holders of the Georgia Power Class A Preferred Stock, including the 6 1/8% Series Class A Preferred Stock, will have no additional voting power.

The affirmative vote of at least two-thirds of the voting power of the outstanding shares of all series of Georgia Power Preferred Stock and Georgia Power Class A Preferred Stock will be required for:

•     authorization of stock ranking prior to or on a parity with the 6.00% Series Preferred Stock with respect to dividends or distributions in liquidation, or a security convertible into shares of stock of such kind;

•     change of the express terms of any series of Savannah Electric Preferred Stock in a manner prejudicial to the holders;

•     except where required by a regulatory agency, a reduction of capital allocable to the Savannah Electric Preferred Stock or a reduction of capital allocable to common stock, if such reduction causes common stock equity to be less than the amount payable to holders of Preferred Stock upon liquidation, dissolution or winding up of Savannah Electric; and

•     (A) issuance of additional shares of Savannah Electric Preferred Stock unless, for any twelve-month period within the preceding fifteen months, net income available for the payment of dividends on the Savannah Electric Preferred Stock and gross income available for the payment of interest charges on indebtedness shall have been, respectively, at least 2 1/2 times the dividend requirements upon the entire amount of the Savannah Electric Preferred Stock then to be outstanding, and at least 1 1/2 times the aggregate of such dividend requirements and interest charges for such period on the entire amount of indebtedness then to be outstanding and (B) issuance of additional Savannah Electric Preferred Stock, unless the capital of Savannah Electric represented by its common stock together with its

•     the authorized or issuance of any shares of any class of stock of Georgia Power preferred as to dividends or as to the distribution of assets upon Georgia Power’s liquidation over the 6 1/8% Series Class A Preferred Stock; or

•     any change of the rights and preferences of the 6 1/8% Series Class A Preferred Stock in any manner so as to affect adversely the holders thereof; provided, however, that if any change would affect adversely the holders of only one or more other series of the Georgia Power Preferred Stock or the Georgia Power Class A Preferred Stock, only the vote of the holders of at least two-thirds of the voting power of the outstanding shares of the series so affected shall be required.

Georgia Power may create and issue new series of Preferred Stock, Class A Preferred Stock or other securities ranking equally with the 6 1/8% Series Class A Preferred Stock with respect to dividends and the distribution of assets in liquidation without the approval of the holders of the 6 1/8% Series Class A Preferred Stock.

surplus shall in the aggregate be at least equal to the involuntary liquidation, dissolution or winding up value of the Savannah Electric Preferred Stock then to be outstanding.

Sinking Fund

Savannah Electric 6.00% Series Preferred Stock.	Georgia Power 6 1/8% Series Class A Preferred Stock.

The holders of the 6.00% Series Preferred Stock are not entitled to the benefit of a sinking fund or purchase fund.	The holders of the 6 1/8% Series Class A Preferred Stock will not be entitled to the benefit of a sinking fund or purchase fund.

Listing

Savannah Electric 6.00% Series Preferred Stock.	Georgia Power 6 1/8% Series Class A Preferred Stock.

The 6.00% Series Preferred Stock is listed for trading on the New York Stock Exchange under the symbol “SZH.”	Application will be made to list the 6 1/8% Series Class A Preferred Stock on the New York Stock Exchange. Approval of listing of the 6 1/8% Series Class A Preferred Stock on the New York Stock Exchange, subject to official notice of issuance, is a condition to completing the merger.

LEGAL MATTERS
     The validity of the Georgia Power 6 1/8% Series Class A Preferred Stock and certain matters relating to such Georgia Power 6 1/8% Series Class A Preferred Stock will be passed upon on behalf of Georgia Power by Troutman Sanders LLP, Atlanta, Georgia. Troutman Sanders LLP also will pass upon certain federal income tax considerations of the merger for Georgia Power and Savannah Electric.
EXPERTS
     The financial statements and the related financial statement schedule, incorporated in this proxy statement/prospectus by reference from Georgia Power’s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
     The financial statements of Savannah Electric included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph concerning the pending merger with Georgia Power), and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
SHAREHOLDER PROPOSALS FOR INCLUSION IN PROXY OR INFORMATION STATEMENT
     The 2006 Annual Meeting of Shareholders of Georgia Power is scheduled for May 17, 2006. Southern Company, as the sole shareholder of Georgia Power, will be the only shareholder entitled to notice of and to vote at the 2006 Annual Meeting of Shareholders of Georgia Power. Accordingly, Georgia Power does not intend to mail or deliver a proxy or information statement in connection with the 2006 Annual Meeting of Shareholders. Only Southern Company, as the sole shareholder of Georgia Power, may present a shareholder proposal for consideration at the 2006 Annual Meeting of Shareholders of Georgia Power.
     With respect to Savannah Electric, holders of the Savannah Electric 6.00% Series Preferred Stock are not entitled to vote generally in the election of directors. If the merger is not completed and Savannah Electric holds a 2006 Annual Meeting of Shareholders, Southern Company, as the sole common shareholder of Savannah Electric, will be the only shareholder entitled to notice of and to vote at the 2006 Annual Meeting of Shareholders and the only shareholder entitled to present a proposal for consideration at such meeting. If Savannah Electric conducts a 2006 Annual Meeting of Shareholders, Savannah Electric does not intend to mail or deliver a proxy or information statement to shareholders.

WHERE YOU CAN FIND MORE INFORMATION
     Each of Georgia Power and Savannah Electric file annual, quarterly and current reports, proxy or information statements and other information with the SEC. You may read and copy any document that Georgia Power or Savannah Electric files at the SEC’s Public Reference Room at 100 F. Street N.E., Washington, D.C. 20549. You can obtain additional information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Georgia Power and Savannah Electric. In addition, the SEC filings of Georgia Power and Savannah Electric are available on Southern Company’s website at www.southerncompany.com.
     Georgia Power has filed with the SEC a registration statement on Form S-4. This proxy statement/prospectus is a part of the registration statement and constitutes a prospectus of Georgia Power for the Georgia Power 6 1/8% Series Class A Preferred Stock to be issued to you in the merger. As allowed by the SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.
     The SEC allows Georgia Power to “incorporate by reference” the information it files with the SEC, which means that Georgia Power can disclose important business and financial information to you that is not included in or delivered with this proxy statement/prospectus by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/prospectus. Information that Georgia Power files later with the SEC will automatically update and supersede this information.
     Georgia Power incorporates by reference the documents listed below and any filing Georgia Power will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this proxy statement/prospectus and prior to the date of the special meeting of Savannah Electric shareholders:
1.	Annual Report on Form 10-K of Georgia Power for the year ended December 31, 2005; and

2.	Current Reports on Form 8-K of Georgia Power dated January 10, 2006, February 20, 2006 and March 17, 2006.
     In addition, Georgia Power incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of Savannah Electric’s shareholders. These documents are considered to be a part of this proxy statement/prospectus, effective as of the date each of the documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.
     You can obtain any of the documents listed above from the SEC, through the SEC’s Internet site at the address described above or Georgia Power will provide you with copies of these documents without charge upon oral or written request to:
Georgia Power Company
241 Ralph McGill Boulevard, N.E.
Atlanta, Georgia 30308
Attention: Daniel Lowery, Corporate Secretary

INDEX TO FINANCIAL STATEMENTS OF SAVANNAH ELECTRIC
Audited Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Savannah Electric and Power Company:
We have audited the accompanying balance sheets and statements of capitalization of Savannah Electric and Power Company (the “Company”) (a wholly owned subsidiary of Southern Company) as of December 31, 2005 and 2004, and the related statements of income, comprehensive income, common stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements (pages F-3 to F-26) present fairly, in all material respects, the financial position of Savannah Electric and Power Company at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
     As discussed in Note 3 to the financial statements, on December 13, 2005, the Company’s Board approved the merger with Georgia Power Company, subject to regulatory approval.
/s/ Deloitte & Touche LLP
Atlanta, Georgia
February 27, 2006

STATEMENTS OF INCOME
For the Years Ended December 31, 2005, 2004, and 2003
Savannah Electric and Power Company 2005 Annual Report

	2005	2004	2003
	(in thousands)
Operating Revenues:
Retail sales	$421,551	$341,766	$298,807
Sales for resale —
Non-affiliates	5,126	5,035	5,653
Affiliates	10,536	6,130	6,499
Other revenues	7,781	4,029	4,158

Total operating revenues	444,994	356,960	315,117

Operating Expenses:
Fuel	106,549	55,996	55,877
Purchased power —
Non-affiliates	12,470	11,413	5,713
Affiliates	133,777	114,261	83,792
Other operations	62,718	61,134	56,823
Maintenance	30,296	24,831	26,798
Depreciation and amortization	22,404	21,252	20,499
Taxes other than income taxes	16,202	15,245	14,665

Total operating expenses	384,416	304,132	264,167

Operating Income	60,578	52,828	50,950
Other Income and (Expense):
Interest income	255	208	290
Interest expense, net of amounts capitalized	(14,778)	(12,047)	(9,590)
Distributions on mandatorily redeemable preferred securities	—	(109)	(2,740)
Other income (expense), net	3,567	(770)	67

Total other income and (expense)	(10,956)	(12,718)	(11,973)

Earnings Before Income Taxes	49,622	40,110	38,977
Income taxes	16,989	14,378	15,518

Net Income	32,633	25,732	23,459
Dividends on Preferred Stock	2,700	1,500	—

Net Income After Dividends on Preferred Stock	$29,933	$24,232	$23,459

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, 2004, and 2003
Savannah Electric and Power Company 2005 Annual Report

	2005	2004	2003
	(in thousands)
Operating Activities:
Net income	$32,633	$25,732	$23,459
Adjustments to reconcile net income to net cash provided from operating activities —
Depreciation and amortization	24,698	23,710	22,587
Deferred income taxes and investment tax credits, net	25,792	13,441	654
Allowance for equity funds used during construction	(2,337)	(2,379)	(193)
Pension, postretirement, and other employee benefits	6,133	4,866	5,312
Tax benefit of stock options	1,552	861	884
Other, net	2,871	(7,758)	4,261
Changes in certain current assets and liabilities —
Receivables	(62,593)	(26,432)	212
Fossil fuel stock	(5,426)	(1,938)	(323)
Materials and supplies	(1,863)	(842)	516
Other current assets	175	(5,324)	4,615
Accounts payable	15,497	5,035	3,713
Accrued taxes	(3,628)	3,352	(1,131)
Accrued compensation	340	(40)	(819)
Other current liabilities	(174)	(911)	(4,492)

Net cash provided from operating activities	33,670	31,373	59,255

Investing Activities:
Property additions	(48,443)	(47,677)	(39,015)
Purchase of property from affiliates	—	(74,832)	—
Other	(1,656)	539	974

Net cash used for investing activities	(50,099)	(121,970)	(38,041)

Financing Activities:
Increase (decrease) in notes payable, net	38,203	20,567	(2,897)
Proceeds —
Pollution control bonds	—	—	13,870
Senior notes	—	35,000	60,000
Other long-term debt	—	10,000	—
Preferred stock	—	45,000	—
Capital contributions from parent company	442	47,255	6,757
Redemptions —
Pollution control bonds	—	—	(13,870)
Senior notes	—	—	(20,000)
Other long-term debt	(1,095)	(31,014)	(5,944)
Mandatorily redeemable preferred securities	—	(40,000)	—
Payment of preferred stock dividends	(2,700)	(825)	—
Payment of common stock dividends	(26,700)	(23,200)	(23,000)
Other	(81)	(1,267)	(2,165)

Net cash provided from financing activities	8,069	61,516	12,751

Net Change in Cash and Cash Equivalents	(8,360)	(29,081)	33,965
Cash and Cash Equivalents at Beginning of Year	8,862	37,943	3,978

Cash and Cash Equivalents at End of Year	$502	$8,862	$37,943

Supplemental Cash Flow Information:
Cash paid during the period for —
Interest (net of $1,079, $1,471, and $220 capitalized, respectively)	$13,358	$10,080	$11,334
Income taxes (net of refunds)	(11,042)	4,581	8,439

The accompanying notes are an integral part of these financial statements.

BALANCE SHEETS
At December 31, 2005 and 2004
Savannah Electric and Power Company 2005 Annual Report

Assets	2005	2004
	(in thousands)
Current Assets:
Cash and cash equivalents	$502	$8,862
Receivables —
Customer accounts receivable	29,116	22,875
Unbilled revenues	6,651	6,681
Under recovered regulatory clause revenues	28,990	23,800
Other accounts and notes receivable	2,055	1,608
Affiliated companies	5,449	3,392
Accumulated provision for uncollectible accounts	(916)	(878)
Fossil fuel stock, at average cost	16,015	10,590
Materials and supplies, at average cost	11,776	9,913
Prepaid income taxes	22,629	21,615
Assets from risk management activities	8,045	1,772
Other	2,824	1,930

Total current assets	133,136	112,160

Property, Plant, and Equipment:
In service	1,033,256	945,359
Less accumulated provision for depreciation	396,987	408,415

	636,269	536,944
Construction work in progress	21,315	91,275

Total property, plant, and equipment	657,584	628,219

Other Property and Investments	4,279	3,925

Deferred Charges and Other Assets:
Deferred charges related to income taxes	11,455	10,588
Cash surrender value of life insurance for deferred compensation plans	27,030	25,335
Deferred under recovered regulatory clause revenues	48,689	—
Other regulatory assets	20,191	23,527
Other	10,437	8,837

Total deferred charges and other assets	117,802	68,287

Total Assets	$912,801	$812,591

The accompanying notes are an integral part of these financial statements.

BALANCE SHEETS
At December 31, 2005 and 2004
Savannah Electric and Power Company 2005 Annual Report

Liabilities and Stockholder's Equity	2005	2004
	(in thousands)
Current Liabilities:
Securities due within one year	$21,003	$1,010
Notes payable	58,771	20,567
Accounts payable —
Affiliated	29,840	17,379
Other	19,355	16,166
Customer deposits	7,068	6,973
Accrued taxes —
Income taxes	—	148
Other	1,909	5,390
Accrued interest	3,223	3,050
Accrued compensation	5,952	5,612
Other	15,020	9,426

Total current liabilities	162,141	85,721

Long-term Debt (See accompanying statements)	217,033	237,769

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes	119,424	90,079
Deferred credits related to income taxes	7,978	8,738
Accumulated deferred investment tax credits	7,298	7,961
Employee benefit obligations	54,661	46,580
Other cost of removal obligations	40,575	41,890
Other regulatory liabilities	12,107	11,066
Other	10,127	6,693

Total deferred credits and other liabilities	252,170	213,007

Total Liabilities	631,344	536,497

Preferred Stock (See accompanying statements)	43,909	43,938

Common Stockholder’s Equity (See accompanying statements)	237,548	232,156

Total Liabilities and Stockholder’s Equity	$912,801	$812,591

Commitments and Contingent Matters (See notes)

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CAPITALIZATION
At December 31, 2005 and 2004
Savannah Electric and Power Company 2005 Annual Report

	2005	2004	2005	2004
	(in thousands)		(percent of total)
Long-Term Debt:
First mortgage bonds — 6.9% due May 1, 2006	$20,000	$20,000

Long-term notes payable —
6.55% due May 15, 2008	45,000	45,000
4.90% to 5.75% due 2013 through 2044	150,000	150,000

Total long-term notes payable	195,000	195,000

Other long-term debt —
Non-collateralized pollution control revenue bonds —
Variable rates (2.65% to 3.75% at 1/1/06) due 2016-2038	17,955	17,955

Capitalized lease obligations	5,081	5,824

Total long-term debt (annual interest requirement — $13.3 million)	238,036	238,779
Less amount due within one year	21,003	1,010

Long-term debt excluding amount due within one year	217,033	237,769	43.5%	46.2%

Non-Cumulative Preferred Stock:
$25 par value — 6.00%
Authorized — 4,000,000 shares
Outstanding — 1,800,000 shares
(annual dividend requirement — $2.7 million)	43,909	43,938	8.8	8.6

Common Stockholder’s Equity:
Common stock, par value $5 per share —
Authorized - 16,000,000 shares
Outstanding - 10,844,635 shares	54,223	54,223
Paid-in capital	74,527	72,533
Retained earnings	110,939	107,685
Accumulated other comprehensive income (loss)	(2,141)	(2,285)

Total common stockholder’s equity	237,548	232,156	47.7%	45.2%

Total Capitalization	$498,490	$513,863	100.0%	100.0%

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF COMMON STOCKHOLDER’S EQUITY
For the Years Ended December 31, 2005, 2004, and 2003
Savannah Electric and Power Company 2005 Annual Report

				Other
	Common	Paid-In	Retained	Comprehensive
	Stock	Capital	Earnings	Income (loss)	Total
	(in thousands)
Balance at December 31, 2002	$54,223	$16,776	$106,194	$(1,244)	$175,949
Net income	—	—	23,459	—	23,459
Capital contributions from parent company	—	7,641	—	—	7,641
Other comprehensive income (loss)	—	—	—	(960)	(960)
Cash dividends on common stock	—	—	(23,000)	—	(23,000)

Balance at December 31, 2003	54,223	24,417	106,653	(2,204)	183,089
Net income after dividends on preferred stock	—	—	24,232	—	24,232
Capital contributions from parent company	—	48,116	—	—	48,116
Other comprehensive income (loss)	—	—	—	(81)	(81)
Cash dividends on common stock	—	—	(23,200)	—	(23,200)

Balance at December 31, 2004	54,223	72,533	107,685	(2,285)	232,156
Net income after dividends on preferred stock	—	—	29,933	—	29,933
Capital contributions from parent company	—	1,994	—	—	1,994
Other comprehensive income (loss)	—	—	—	144	144
Cash dividends on common stock	—	—	(26,700)	—	(26,700)
Other	—	—	21	—	21

Balance at December 31, 2005	$54,223	$74,527	$110,939	$(2,141)	$237,548

The accompanying notes are an integral part of these financial statements.
STATEMENTS OF COMPREHENSIVE INCOME
For the Years Ended December 31, 2005, 2004, and 2003
Savannah Electric and Power Company 2005 Annual Report

	2005	2004	2003
	(in thousands)
Net income after dividends on preferred stock	$29,933	$24,232	$23,459

Other comprehensive income (loss):
Change in additional minimum pension liability, net of tax of $(235), $(253) and $(336), respectively	(371)	(401)	(533)
Changes in fair value of qualifying hedges, net of tax of $308, $161 and $(284), respectively	494	255	(450)
Less: Reclassification adjustment for amounts included in net income, net of tax of $13, $41 and $15, respectively	21	65	23

Total other comprehensive income (loss)	144	(81)	(960)

Comprehensive Income	$30,077	$24,151	$22,499

The accompanying notes are an integral part of these financial statements.

NOTES TO FINANCIAL STATEMENTS
Savannah Electric and Power Company 2005 Annual Report
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
General
Savannah Electric and Power Company (the Company) is a wholly owned subsidiary of Southern Company, which is the parent company of five retail operating companies, Southern Power Company (Southern Power), Southern Company Services (SCS), Southern Communications Services (SouthernLINC Wireless), Southern Company Holdings (Southern Holdings), Southern Nuclear Operating Company (Southern Nuclear), Southern Telecom, and other direct and indirect subsidiaries. The retail operating companies, Alabama Power, Georgia Power, Gulf Power, Mississippi Power, and the Company, provide electric service in four Southeastern states. The Company operates as a vertically integrated utility providing electricity to retail customers within its traditional service area of southeastern Georgia. Southern Power constructs, owns, and manages Southern Company’s competitive generation assets and sells electricity at market-based rates in the wholesale market. Contracts among the retail operating companies and Southern Power, related to jointly owned generating facilities, interconnecting transmission lines, or the exchange of electric power, are regulated by the Federal Energy Regulatory Commission (FERC). SCS, the system service company, provides, at cost, specialized services to Southern Company and its subsidiary companies. SouthernLINC Wireless provides digital wireless communications services to the retail operating companies and also markets these services to the public within the Southeast. Southern Telecom provides fiber cable services within the Southeast. Southern Holdings is an intermediate holding subsidiary for Southern Company’s investments in synthetic fuels and leveraged leases and various other energy-related businesses. Southern Nuclear operates and provides services to Southern Company’s nuclear power plants. On January 4, 2006, Southern Company completed the sale of substantially all the assets of Southern Company Gas, its competitive retail natural gas marketing subsidiary.
     Certain prior years’ data presented in the financial statements has been reclassified to conform with the current year presentation.
     Southern Company was registered as a holding company under the Public Utility Holding Company Act of 1935, as amended (PUHCA), until its repeal on February 8, 2006, and Southern Company and its subsidiaries, including the Company, were subject to the regulatory provisions of the PUHCA. The Company also is subject to regulation by the FERC and the Georgia Public Service Commission (PSC). The Company follows accounting principles generally accepted in the United States and complies with the accounting policies and practices prescribed by its regulatory commissions. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of estimates, and the actual results may differ from those estimates.
Affiliate Transactions
The Company has an agreement with SCS under which the following services are rendered to the Company at direct or allocated cost: general and design engineering, purchasing, accounting and statistical analysis, finance and treasury, tax, information resources, marketing, auditing, insurance and employee benefits, human resources, systems and procedures, and other services with respect to business and operations and power pool transactions. Costs for these services amounted to $17.9 million, $17.4 million, and $16.3 million during 2005, 2004, and 2003, respectively. Cost allocation methodologies used by SCS were approved by the Securities and Exchange Commission (SEC) prior to the repeal of PUHCA and management believes they are reasonable.
     The Company has a purchased power agreement (PPA) with Southern Power for 200 megawatts of capacity from Plant Wansley Units 6 and 7 which began operation in June 2002. Purchased power capacity and energy costs in 2005 amounted to $50.7 million. At December 31, 2005, approximately $0.9 million in prepaid capacity expense related to this PPA was recorded in other deferred charges and other assets in the balance sheets.
     The Company operates an eight-unit combustion turbine site at its Plant McIntosh. Two of the units are owned by the Company, and six of the units are owned by Georgia Power. Georgia Power reimburses the Company for its proportionate share of the related expenses, which were $1.9 million in 2005, $3.3 million in 2004, and $3.6 million in 2003.
     In addition, the Company and Georgia Power jointly

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
acquired, in 2004, the Plant McIntosh Combined Cycle Units 10 and 11 construction project from Southern Power. The Company also operates these units which were placed in service in June 2005. Georgia Power reimburses the Company for its proportionate share of the related expenses, which were $3.6 million for 2005. See Note 3 under “Retail Regulatory Matters – Plant McIntosh Construction Project” and Notes 4 and 5 for additional information.
     The Company provides incidental services to other subsidiaries which are generally minor in duration and amount. However, with the hurricane damage experienced by Alabama Power, Gulf Power, and Mississippi Power in the last two years, assistance provided to aid in storm restoration has caused an increase in these activities. The total amount of storm restoration provided in 2004 and 2005 was $0.5 million and $1.2 million, respectively. These activities were billed at cost.
     The retail operating companies, including the Company, and Southern Power may jointly enter into various types of wholesale energy, natural gas, and certain other contracts, either directly or through SCS as agent. Each participating company may be jointly and severally liable for the obligations incurred under these agreements. See Note 7 under “Fuel Commitments” and “Purchased Power Commitments” for additional information.
Regulatory Assets and Liabilities
The Company is subject to the provisions of Financial Accounting Standards Board (FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process.
     Regulatory assets and (liabilities) reflected in the balance sheets at December 31 and the amortization periods are discussed below as follows:

	2005	2004	Note
	(in thousands)
Asset retirement obligations	$5,610	$3,868	(a	)
Deferred income tax charges	11,455	10,588	(a	)
Loss on reacquired debt	7,209	7,935	(b	)
Deferred McIntosh maintenance costs	7,370	8,599	(c	)
Coal transloader	—	3,077	(d	)
Fuel-hedging assets	889	563	(f	)
Other cost of removal obligations	(40,575)	(41,890)	(a	)
Fuel-hedging liabilities	(9,642)	(2,034)	(f	)
Deferred income tax credits	(7,978)	(8,738)	(a	)
Storm damage reserves	(8,737)	(8,341)	(e	)
Accelerated cost recovery	—	(1,256)	(g	)
Property damage reserves	(1,000)	(1,000)	(e	)
Injury and damage reserves	66	(123)	(e	)

Total	$(35,333)	$(28,752)

Note:	The recovery and amortization periods for these regulatory assets and (liabilities) are as follows:

(a)	Asset retirement and removal liabilities are recorded, deferred income tax assets are recovered, and deferred tax liabilities are amortized over the related property lives, which may range up to 50 years. Asset retirement and removal liabilities will be settled and trued up following completion of the related activities.

(b)	Recovered over either the remaining life of the original issue or, if refinanced, over the life of the new issue, which may range up to 40 years.

(c)	Amortized over 10 years ending in 2011.

(d)	Transferred to plant in service in the December 2005 fuel cost recovery case. Previously being amortized over 21 months ending in July 2006.

(e)	Recorded and relieved upon the occurrence of a loss.

(f)	Fuel-hedging assets and liabilities are recorded over the life of the underlying hedged purchase contracts, which generally do not exceed three years. Upon final settlement, costs are recovered through the fuel cost recovery clauses.

(g)	Amortized over three-year period ended in May 2005.
     In the event that a portion of the Company’s operations is no longer subject to the provisions of FASB Statement No. 71, the Company would be required to write off related regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the Company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value. All regulatory assets and liabilities are currently reflected in rates.

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
Revenues
Energy revenues and other revenues are recognized as services are rendered. Unbilled revenues are accrued at the end of each fiscal period. Electric rates for the Company include provisions to adjust billings for fluctuations in fuel costs, fuel hedging, the energy component of purchased power costs, and certain other costs. Revenues are adjusted for differences between these actual costs and amounts billed in current regulated rates. Under or over recovered regulatory clause revenues are recorded in the balance sheets and are recovered or returned to customers through adjustments to the billing factors.
     The Company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. For all periods presented, uncollectible accounts averaged less than 1 percent of revenues.
Fuel Costs
Fuel costs are expensed as the fuel is used. Fuel expense includes the cost of purchased emission allowances as they are used. See Note 3 under “Retail Regulatory Matters – Fuel Cost Recovery” for additional information.
Income Taxes
The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Federal investment tax credits utilized are deferred and amortized to income over the average life of the related property.
Manufacturer’s Tax Credits
The State of Georgia provides a tax credit for qualified investment property to manufacturing companies that construct new facilities. The credit ranges from one percent to five percent of qualified construction expenditures depending upon the county in which the new facility is located. The Company’s policy is to recognize these credits when management believes that they are more likely than not to be allowed by the Georgia Department of Revenue. The amounts recorded for manufacturer’s tax credits were not material for any period presented.
Property, Plant, and Equipment
Property, plant, and equipment is stated at original cost less regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits, and Allowance for Funds Used During Construction (AFUDC).
     The Company’s property, plant, and equipment consisted of the following at December 31:

	2005	2004
	(in thousands)

Generation	$416,318	$354,105
Transmission	150,126	148,199
Distribution	411,966	389,074
General	54,846	53,981

Plant in service	$1,033,256	$945,359

     The cost of replacements of property, exclusive of minor items of property, is capitalized. The cost of maintenance, repairs, and replacement of minor items of property is charged to maintenance expense. In accordance with Georgia PSC order, the Company is deferring the costs of certain significant inspection costs for the combustion turbines at Plant McIntosh and amortizing such costs over 10 years, which approximates the expected maintenance cycle.
Depreciation and Amortization
Depreciation of the original cost of utility plant in service is provided primarily by using composite straight-line rates, which approximated 2.5 percent in 2005, 2.8 percent in 2004, and 2.9 percent in 2003. Depreciation studies are conducted periodically to update the composite rates and are filed with the Georgia PSC. As ordered by the Georgia PSC, the Company lowered its depreciation rates in June 2005. See Note 3 under “Retail Regulatory Matters – Rate Plans” for additional information. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost—together with the cost of removal, less salvage—is charged to accumulated depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of removal of certain facilities.

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
     In the Company’s 2002 rate order, the Georgia PSC ordered the Company to amortize the balance of accelerated cost recovery as a credit to depreciation expense over a three year period beginning June 2002. Accordingly, in 2005, 2004, and 2003, the Company amortized $1.3 million, $3.0 million, and $3.0 million, respectively. See Note 3 under “Retail Regulatory Matters – Rate Plans” for additional information.
Asset Retirement Obligations and Other Costs of Removal
Effective January 1, 2003, the Company adopted FASB Statement No. 143, Accounting for Asset Retirement Obligations. Statement No. 143 established new accounting and reporting standards for legal obligations associated with the ultimate costs of retiring long-lived assets. The present value of the ultimate costs for an asset’s future retirement is recorded in the period in which the liability is incurred. The costs are capitalized as part of the related long-lived asset and depreciated over the asset’s useful life. In addition, effective December 31, 2005, the Company adopted the provisions of FASB Interpretation No. 47, Conditional Asset Retirement Obligations, which requires that an asset retirement obligation be recorded even though the timing and/or method of settlement are conditional on future events. Prior to December 2005, the Company did not recognize asset retirement obligations for asbestos removal. The Company has received accounting guidance from the Georgia PSC allowing the continued accrual of other future retirement costs for long-lived assets that the Company does not have a legal obligation to retire. Accordingly, the accumulated removal costs for these obligations will continue to be reflected on the balance sheets as a regulatory liability. Therefore, the Company had no cumulative effect to net income resulting from the adoption of Statement No. 143 or Interpretation No. 47.
     The Company has retirement obligations related to various landfill sites, a rail line, and underground storage tanks. As a result of the implementation of Interpretation No. 47, the Company recognized additional asset retirement obligations (and assets) of $3.3 million, primarily related to asbestos removal. The Company has also identified retirement obligations related to certain transmission and distribution facilities. However, liabilities for the removal of these transmission and distribution assets have not been recorded because the range of time over which the Company may settle these obligations is unknown and cannot be reasonably estimated. The Company will continue to recognize in statements of income allowed removal costs in accordance with its regulatory treatment. Any difference between costs recognized under Statement No. 143 and Interpretation No. 47 and those reflected in rates are recognized as either a regulatory asset or liability, as ordered by the Georgia PSC, and are reflected in the balance sheets.
     Details of the asset retirement obligations included in the balance sheets are as follows:

	2005	2004
	(in thousands)
Balance beginning of year	$3,870	$4,220
Liabilities incurred	3,924	—
Liabilities settled	(602)	(598)
Accretion	275	248

Balance end of year	$7,467	$3,870

     If Interpretation No. 47 had been adopted as of December 31, 2004, the pro forma asset retirement obligations would have been $7.1 million.
Allowance for Funds Used During Construction
In accordance with regulatory treatment, the Company records AFUDC. AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new regulated facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The average rates used by the Company to calculate AFUDC were 8.29 percent in 2005, 6.11 percent in 2004, and 4.22 percent in 2003. AFUDC as a percent of net income was 10.0 percent in 2005, 13.5 percent in 2004, and 1.4 percent in 2003.
Impairment of Long-Lived Assets and Intangibles
The Company evaluates long-lived assets for impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. The determination of whether an impairment has occurred is based on either a specific regulatory disallowance or an estimate of undiscounted future cash flows attributable to the assets, as compared with the carrying value of the assets. If an impairment has occurred, the amount of the

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
impairment recognized is determined by either the amount of regulatory disallowance or by estimating the fair value of the assets and recording a provision for loss if the carrying value is greater than the fair value. For assets identified as held for sale, the carrying value is compared to the estimated fair value less the cost to sell in order to determine if an impairment provision is required. Until the assets are disposed of, their estimated fair value is re-evaluated when circumstances or events change. See Note 3 under “Retail Regulatory Matters – Plant McIntosh Construction Project” for information on a regulatory disallowance by the Georgia PSC in December 2004.
Storm Damage Reserve
The Company maintains a storm damage reserve for property damage to cover the cost of uninsured damages from major storms to transmission and distribution facilities and other property. As part of the 2005 retail rate plan approved by the Georgia PSC (2005 Retail Rate Plan), the Company’s annual storm damage accrual was set at $0.3 million.
Environmental Cost Recovery
The Company must comply with other environmental laws and regulations that cover the handling and disposal of waste and releases of hazardous substances. Under these various laws and regulations, the Company may also incur substantial costs to clean up properties. The Company currently recovers environmental costs through its base rates.
Cash and Cash Equivalents
For purposes of the financial statements, temporary cash investments are considered cash equivalents. Temporary cash investments are securities with original maturities of 90 days or less.
Materials and Supplies
Generally, materials and supplies include the average cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.
Fuel Inventory
Fuel inventory includes the average costs of oil, coal, natural gas, and emission allowances. Fuel is charged to inventory when purchased and then expensed as used. Emission allowances granted by the Environmental Protection Agency (EPA) are included in inventory at zero cost.
Stock Options
Southern Company provides non-qualified stock options to a large segment of the Company’s employees ranging from line management to executives. The Company accounts for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25. Accordingly, no compensation expense has been recognized because the exercise price of all options granted equaled the fair-market value of Southern Company’s common stock on the date of grant. When options are exercised, the Company receives a capital contribution from Southern Company equivalent to the related income tax benefit.
     For pro forma purposes, the Company generally recognizes stock option expense on a straight-line basis over the vesting period. Stock options granted to employees who are eligible for retirement are expensed at the grant date. The pro forma impact on net income of fair-value accounting for options granted is as follows:

	As	Options	Pro
	Reported	Impact	Forma
	(in thousands)
2005	$29,933	$(304)	$29,629
2004	24,232	(251)	23,981
2003	23,459	(270)	23,189

     The estimated fair values of stock options granted in 2005, 2004, and 2003 were derived using the Black-Scholes stock option pricing model. The following table shows the assumptions and the weighted average fair values of stock options:

	2005	2004	2003

Interest rate	3.9%	3.1%	2.7%
Average expected life of stock options (in years)	5.0	5.0	4.3
Expected volatility of common stock	17.9%	19.6%	23.6%
Expected annual dividends on common stock	$1.43	$1.40	$1.37
Weighted average fair value of stock options granted	$3.90	$3.29	$3.59

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
Financial Instruments
The Company uses derivative financial instruments to limit exposures to fluctuations in interest rates, the prices of certain fuel purchases, and electricity purchases and sales. All derivative financial instruments are recognized as either assets or liabilities and are measured at fair value. Substantially all of the Company’s bulk energy purchases and sales contracts that meet the definition of a derivative are exempt from fair value accounting requirements and are accounted for under the accrual method. Other derivative contracts qualify as cash flow hedges of anticipated transactions or are recoverable through the Georgia PSC approved fuel hedging program as discussed below. This results in the deferral of related gains and losses in other comprehensive income or regulatory assets and liabilities, respectively, as appropriate until the hedged transactions occur. Any ineffectiveness arising from cash flow hedges is recognized currently in net income. Other derivative contracts are marked to market through current period income and are recorded on a net basis in the statements of income.
     The Company is exposed to losses related to financial instruments in the event of counterparties’ nonperformance. The Company has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate the Company’s exposure to counterparty credit risk.
     The Company has implemented a natural gas/oil hedging program as ordered by the Georgia PSC. The program limits the recovery of losses on financial hedging positions through the fuel clause to 10 percent of the Company’s annual natural gas/oil budget. These hedging position limits were $1.1 million for 2003, $2.7 million for 2004, and $5.1 million for 2005 and will be $7.4 million for 2006. The program has operated within the defined hedging position limits set for each year.
     The Company’s other financial instruments for which the carrying amount does not equal fair value at December 31 were as follows:

	Carrying	Fair
	Amount	Value
	(in millions)
Long-term debt:
2005	$233	$232
2004	$233	$235
     The fair values for long-term debt were based on either closing market prices or closing prices of comparable instruments.
Comprehensive Income
The objective of comprehensive income is to report a measure of all changes in common stock equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive income consists of net income, changes in the fair value of qualifying cash flow hedges and marketable securities, and changes in additional minimum pension liability, less income taxes and reclassifications for amounts included in net income.
2. RETIREMENT BENEFITS
The Company has a defined benefit, trusteed pension plan covering substantially all employees. The plan is funded in accordance with requirements of the Employee Retirement Income Security Act of 1974, as amended (ERISA). In 2005, the plan was amended to provide an additional monthly supplement to certain retirees. No contributions to the plan are expected for the year ending December 31, 2006. The Company also provides certain non-qualified benefit plans for a selected group of management and highly compensated employees and directors. Benefits under these non-qualified plans are funded on a cash basis. In addition, the Company has a supplemental retirement plan for certain executive employees. The plan is unfunded and payable from the general funds of the Company. The Company has purchased life insurance on participating executives and plans to use these policies to satisfy this obligation. Due to the merger of the Company with and into Georgia Power, a liability of $0.9 million was accrued for special termination benefits provided by the Company’s supplemental executive retirement plan. See Note 3 under “Retail Regulatory Matters – Merger” for

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
additional information. Also, the Company provides certain medical care and life insurance benefits for retired employees. The Company funds trusts to the extent required by the Georgia PSC and the FERC. For the year ended December 31, 2006, postretirement trust contributions are expected to total approximately $1.3 million.
     The measurement date for plan assets and obligations is September 30 for each year presented.
Pension Plans
The total accumulated benefit obligation for the pension plans was $109.6 million in 2005 and $95.5 million in 2004. Changes during the year in the projected benefit obligations, accumulated benefit obligations, and fair value of plan assets were as follows:

	Projected
	Benefit Obligations
	2005	2004
	(in thousands)
Balance at beginning of year	$103,564	$94,789
Service cost	2,691	2,478
Interest cost	5,814	5,551
Benefits paid	(4,893)	(4,575)
Actuarial loss and employee transfers	8,835	5,162
Amendments	475	159
Contractual termination benefits	898	—

Balance at end of year	$117,384	$103,564

	Plan Assets
	2005	2004
	(in thousands)
Balance at beginning of year	$48,556	$47,490
Actual return on plan assets	7,040	3,939
Benefits paid	(4,186)	(4,060)
Employee transfers	2,239	1,187

Balance at end of year	$53,649	$48,556

     In 2005, the projected benefit obligations for the qualified and non-qualified pension plans were $104.3 million and $13.1 million, respectively. All plan assets are related to the qualified plan.
     Pension plan assets are managed and invested in accordance with all applicable requirements, including ERISA and the Internal Revenue Code of 1986, as amended (Internal Revenue Code). The Company’s investment policy covers a diversified mix of assets, including equity and fixed income securities, real estate, and private equity, as described in the table below. Derivative instruments are used primarily as hedging tools but may also be used to gain efficient exposure to the various asset classes. The Company primarily minimizes the risk of large losses through diversification but also monitors and manages other aspects of risk.
     Plan assets were invested as follows:

	Plan Assets
	Target	2005	2004

Domestic equity	36%	40%	36%
International equity	24	24	20
Fixed income	15	17	26
Real estate	15	13	10
Private equity	10	6	8

Total	100%	100%	100%

     The reconciliations of the funded status with the accrued pension costs recognized in the balance sheets were as follows:

	2005	2004
	(in thousands)
Funded status	$(63,735)	$(55,008)
Unrecognized prior service cost	6,374	6,664
Unrecognized net loss	29,194	26,929

Accrued liability recognized in the balance sheets	$(28,167)	$(21,415)

     The accrued pension liability is reflected in the balance sheets in the following line items:

	2005	2004
	(in thousands)
Employee benefit obligations	$(33,768)	$(26,601)
Other property and investments other	1,442	1,634
Accumulated other comprehensive income	4,159	3,552

Accrued liability recognized in the balance sheets	$(28,167)	$(21,415)

     The amount of accumulated other comprehensive income recognized in the balance sheets relates to the minimum pension liability for non-qualified pension benefit obligations. There is no additional minimum

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
pension liability related to the Company’s tax-qualified pension benefit obligations because they are part of Southern Company’s plan, which is fully funded at December 31, 2005.
     Components of the pension plans’ net periodic cost were as follows:

	2005	2004	2003
	(in thousands)
Service cost	$2,691	$2,479	$2,175
Interest cost	5,814	5,551	5,409
Expected return on plan assets	(3,931)	(4,047)	(4,186)
Recognized net loss	893	532	152
Net amortization	764	753	740
Contractual termination benefits	898	—	—

Net pension cost	$7,129	$5,268	$4,290

     Future benefit payments reflect expected future service and are estimated based on assumptions used to measure the projected benefit obligation for the pension plans. At December 31, 2005, estimated benefit payments were as follows:

(in thousands)
2006	$5,293
2007	5,441
2008	5,565
2009	5,851
2010	6,083
2011 to 2015	$35,296

Postretirement Benefits
Changes during the year in the accumulated benefit obligations and in the fair value of plan assets were as follows:

	Accumulated
	Benefit Obligations
	2005	2004
	(in thousands)
Balance at beginning of year	$38,965	$37,249
Service cost	592	546
Interest cost	2,191	2,094
Benefits paid	(1,909)	(1,459)
Actuarial loss (gain) and amendments	2,480	535

Balance at end of year	$42,319	$38,965

	Plan Assets
	2005	2004
	(in thousands)
Balance at beginning of year	$13,354	$11,275
Actual return on plan assets	1,598	1,329
Employer contributions	2,809	2,209
Benefits paid	(1,909)	(1,459)

Balance at end of year	$15,852	$13,354

     Postretirement benefits plan assets are managed and invested in accordance with all applicable requirements, including ERISA and the Internal Revenue Code. The Company’s investment policy covers a diversified mix of assets, including equity and fixed income securities, real estate, and private equity, as described in the table below. Derivative instruments are used primarily as hedging tools but may also be used to gain efficient exposure to the various asset classes. The Company primarily minimizes the risk of large losses through diversification but also monitors and manages other aspects of risk.
     Plan assets were invested as follows:

	Plan Assets
	Target	2005	2004
Domestic equity	52%	52%	51%
International equity	11	12	14
Fixed income	30	31	30
Real estate	4	3	3
Private equity	3	2	2

Total	100%	100%	100%

     The accrued postretirement costs recognized in the balance sheets were as follows:

	2005	2004
	(in thousands)
Funded status	$(26,467)	$(25,611)
Unrecognized transition obligation	3,456	3,950
Unamortized prior service cost	1,537	1,651
Unrecognized net loss	12,275	10,986
Fourth quarter contributions	1,485	1,261

Accrued liability recognized in the Balance Sheets	$(7,714)	$(7,763)

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
     Components of the postretirement plans’ net periodic cost were as follows:

	2005	2004	2003
	(in thousands)
Service cost	$592	$546	$493
Interest cost	2,191	2,094	2,082
Expected return on plan assets	(881)	(845)	(732)
Recognized net loss	474	205	91
Net amortization	608	756	756

Net postretirement cost	$2,984	$2,756	$2,690

     In the third quarter 2004, the Company prospectively adopted FASB Staff Position (FSP) 106-2, Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Medicare Act). The Medicare Act provides a 28 percent prescription drug subsidy for Medicare eligible retirees. FSP 106-2 requires recognition of the impacts of the Medicare Act in the accumulated postretirement benefit obligation (APBO) and future cost of service for postretirement medical plans. The effect of the subsidy reduced the Company’s expenses for the six months ended December 31, 2004 and for the year ended December 31, 2005 by approximately $0.2 million and $0.5 million, respectively, and is expected to have a similar impact on future expenses.
     Future benefit payments, including prescription drug benefits, reflect expected future service and are estimated based on assumptions used to measure the accumulated benefit obligation for the postretirement plans. Estimated benefit payments are reduced by drug subsidy receipts expected as a result of the Medicare Act as follows:

	Benefit	Subsidy
	Payments	Receipts	Total
	(in thousands)
2006	$1,996	$(179)	$1,817
2007	2,183	(205)	1,978
2008	2,379	(229)	2,150
2009	2,582	(252)	2,330
2010	2,778	(273)	2,505
2011 to 2015	$15,440	$(1,868)	$13,572

Actuarial Assumptions
The weighted average rates assumed in the actuarial calculations used to determine both the benefit obligations and the net periodic costs for the pension and postretirement benefit plans were as follows:

	2005	2004	2003

Discount	5.50%	5.75%	6.00%
Annual salary increase	3.00	3.50	3.75
Long-term return on plan assets	8.50	8.50	8.50

     The Company determined the long-term rate of return based on historical asset class returns and current market conditions, taking into account the diversification benefits of investing in multiple asset classes.
     An additional assumption used in measuring the APBO was a weighted average medical care cost trend rate of 10.25 percent for 2005, decreasing gradually to 4.75 percent through the year 2014, and remaining at that level thereafter.
     An annual increase or decrease in the assumed medical care cost trend rate of 1 percent would affect the accumulated benefit obligation and the service and interest cost components at December 31, 2005 as follows:

	1 Percent	1 Percent
	Increase	Decrease
	(in thousands)
Benefit obligation	$3,273	$2,382
Service and interest costs	204	180

Employee Savings Plan
The Company also sponsors a 401(k) defined contribution plan covering substantially all employees. The Company provides a 75 percent matching contribution up to 6 percent of an employee’s base salary. Total matching contributions made to the plan for 2005, 2004, and 2003 were $1.2 million, $1.1 million, and $1.1 million, respectively.
3. CONTINGENCIES AND REGULATORY MATTERS
General Litigation Matters
     The Company is subject to certain claims and legal actions arising in the ordinary course of business. In addition, the Company’s business activities are subject to extensive governmental regulation related to public health and the environment. Litigation over

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
environmental issues and claims of various types, including property damage, personal injury, and citizen enforcement of environmental requirements such as opacity and other air quality standards, has increased generally throughout the United States. In particular, personal injury claims for damages caused by alleged exposure to hazardous materials have become more frequent. The ultimate outcome of such pending or potential litigation against the Company cannot be predicted at this time; however, for current proceedings not specifically reported herein, management does not anticipate that the liabilities, if any, arising from such current proceedings would have a material adverse effect on the Company’s financial statements.
Environmental Matters
New Source Review Actions
In November 1999, the EPA brought a civil action in the U.S. District Court for the Northern District of Georgia against certain Southern Company subsidiaries, including Alabama Power and Georgia Power, alleging that these subsidiaries had violated the New Source Review (NSR) provisions of the Clean Air Act and related state laws at certain coal-fired generating facilities. Through subsequent amendments and other legal procedures, the EPA added the Company as a defendant to the original action and filed a separate action against Alabama Power in the U.S. District Court for the Northern District of Alabama after it was dismissed from the original action. In these lawsuits, the EPA alleges that NSR violations occurred at eight coal-fired generating facilities including the Company’s Plant Kraft. The civil actions request penalties and injunctive relief, including an order requiring the installation of the best available control technology at the affected units. On June 3, 2005, the U.S. District Court for the Northern District of Alabama issued a decision in favor of Alabama Power on two primary legal issues in the case; however, the decision does not resolve the case, nor does it address other legal issues associated with the EPA’s allegations. In accordance with a separate court order, Alabama Power and the EPA are currently participating in mediation with respect to the EPA’s claims. The action against Georgia Power and the Company has been administratively closed since the spring of 2001, and none of the parties has sought to reopen the case.
     The Company believes it complied with applicable laws and the EPA’s regulations and interpretations in effect at the time the work in question took place. The Clean Air Act authorizes maximum civil penalties of $25,000 to $32,500 per day, per violation at each generating unit, depending on the date of the alleged violation. An adverse outcome in this matter could require substantial capital expenditures that cannot be determined at this time and could possibly require payment of substantial penalties. This could affect future results of operations, cash flows, and financial condition if such costs are not recovered through regulated rates.
FERC Matters
Market-Based Rate Authority
The Company has authorization from the FERC to sell power to non-affiliates at market-based prices. The Company also has FERC authority to make short-term opportunity sales at market rates. Specific FERC approval must be obtained with respect to a market-based contract with an affiliate. In December 2004, the FERC initiated a proceeding to assess Southern Company’s generation dominance within its retail service territory. The ability to charge market-based rates in other markets is not an issue in that proceeding. In February 2005, Southern Company submitted responsive information. In February 2006, the FERC suspended the proceeding to allow the parties to conduct settlement discussions. Any new market-based rate transactions in Southern Company’s retail service territory entered into after February 27, 2005 are subject to refund to the level of the default cost-based rates, pending the outcome of the proceeding. The impact of such sales through December 31, 2005 is not material to the Company’s net income. The refund period covers 15 months. In the event that the FERC’s default mitigation measures for entities that are found to have market power are ultimately applied, the Company may be required to charge cost-based rates for certain wholesale sales in the Southern Company retail service territory, which may be lower than negotiated market-based rates. The final outcome of this matter will depend on the form in which the final methodology for assessing generation market power and mitigation rules may be ultimately adopted and cannot be determined at this time.
     In addition, in May 2005, the FERC started an investigation to determine whether Southern Company satisfies the other three parts of the FERC’s market-based

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
rate analysis: transmission market power, barriers to entry, and affiliate abuse or reciprocal dealing. The FERC established a new refund period related to this expanded investigation. Any and all new market-based rate transactions both inside and outside Southern Company’s retail service area involving any Southern Company subsidiary, including the Company, will be subject to refund to the extent the FERC orders lower rates as a result of this new investigation, with the 15-month refund period beginning July 19, 2005. The impact of such sales through December 31, 2005 is not material to the Company’s net income. The FERC also directed that this expanded proceeding be held in abeyance pending the outcome of the proceeding on the Intercompany Interchange Contract (IIC) discussed below.
     The Company believes that there is no meritorious basis for this proceeding and is vigorously defending itself in this matter. However, the final outcome of this matter, including any remedies to be applied in the event of an adverse ruling in this proceeding, cannot now be determined.
Intercompany Interchange Contract
The Company’s generation fleet in its retail service territory is operated under the IIC, as approved by the FERC. In May 2005, the FERC initiated a new proceeding to examine (1) the provisions of the IIC among Alabama Power, Georgia Power, Gulf Power, Mississippi Power, the Company, Southern Power, and SCS, as agent, under the terms of which the power pool of Southern Company is operated, and, in particular, the propriety of the continued inclusion of Southern Power as a party to the IIC, (2) whether any parties to the IIC have violated the FERC’s standards of conduct applicable to utility companies that are transmission providers, and (3) whether Southern Company’s code of conduct defining Southern Power as a “system company” rather than a “marketing affiliate” is just and reasonable. In connection with the formation of Southern Power, the FERC authorized Southern Power’s inclusion in the IIC in 2000. The FERC also previously approved Southern Company’s code of conduct. The FERC order directs that the administrative law judge who presided over a proceeding involving approval of PPAs between Southern Power and Georgia Power and the Company be assigned to preside over the hearing in this proceeding and that the testimony and exhibits presented in that proceeding be preserved to the extent appropriate. Hearings are scheduled for September 2006. Effective July 19, 2005, revenues from transactions under the IIC involving any Southern Company subsidiary, including the Company, will be subject to refund to the extent the FERC orders any changes to the IIC.
     The Company believes that there is no meritorious basis for this proceeding and is vigorously defending itself in this matter. However, the final outcome of this matter, including any remedies to be applied in the event of an adverse ruling in this proceeding, cannot now be determined.
Generation Interconnection Agreements
In July 2003, the FERC issued its final rule on the standardization of generation interconnection agreements and procedures (Order 2003). Order 2003 shifts much of the financial burden of new transmission investment from the generator to the transmission provider. The FERC has indicated that Order 2003, which was effective January 20, 2004, is to be applied prospectively to interconnection agreements. The impact of Order 2003 and its subsequent rehearings on the Company and the final results of these matters cannot be determined at this time.
Right of Way Litigation
In late 2001, certain subsidiaries of Southern Company, including Alabama Power, Georgia Power, Gulf Power, Mississippi Power, the Company, and Southern Telecom, were named as defendants in a lawsuit brought by a telecommunications company that uses certain of the defendants’ rights of way. This lawsuit alleges, among other things, that the defendants are contractually obligated to indemnify, defend, and hold harmless the telecommunications company from any liability that may be assessed against it in pending and future right of way litigation. The Company believes that the plaintiff’s claims are without merit. In the fall of 2004, the trial court stayed the case until resolution of an underlying landowner litigation involving Southern Company and certain of its subsidiaries. In January 2005, the Georgia Court of Appeals dismissed the telecommunications company’s appeal of the trial court’s order for lack of jurisdiction. An adverse outcome in this case could result in a substantial judgment; however, the final outcome of this matter cannot now be determined.

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
Retail Regulatory Matters
Merger
On December 13, 2005, Georgia Power and the Company entered into a merger agreement, under which the Company will merge with and into Georgia Power, with Georgia Power continuing as the surviving corporation (the Merger). Pursuant to the Merger agreement, at the effective time of the Merger each share of Georgia Power common stock will remain issued and outstanding; each share of Georgia Power preferred stock currently issued and outstanding will have been redeemed prior to the Merger; the issued and outstanding shares of the Company’s common stock, all of which are held by Southern Company, will be converted into the right to receive 1,500,000 shares of Georgia Power common stock; and each share of the Company’s preferred stock issued and outstanding immediately prior to the Merger will be converted into the right to receive one share of a new series of Georgia Power Class A Preferred Stock. The Merger must be approved by the preferred shareholders of the Company, and is subject to the receipt of certain regulatory approvals from the FERC, the Georgia PSC, and the Federal Communications Commission. Pending regulatory approvals, the Merger is expected to occur by July 2006.
     While the Georgia PSC does not have specific approval authority over the merger of electric utilities, in January 2006, Georgia Power and the Company filed an application with the Georgia PSC for certain approvals necessary to complete the Merger. In particular, Georgia Power and the Company are seeking the approval of the Georgia PSC with respect to the following matters:
•	the transfer of the Company’s generating facilities and certification of the generating facilities as Georgia Power assets;

•	amendments to Georgia Power’s Integrated Resource Plan to add the current customers and generating facilities of the Company;

•	the transfer of the Company’s assigned service territory to Georgia Power;

•	adoption of Georgia Power’s service rules and regulations to the current Savannah Electric customers;

•	new fuel rate and base rate schedules that would apply to Georgia Power’s sale of electricity to the current company customers; and

•	the issuance of additional shares of Georgia Power common stock to Southern Company in exchange for Southern Company’s shares of the Company’s common stock.
Rate Plans
In November 2004, the Company filed a rate case with the Georgia PSC requesting a $23.2 million, or 6.7 percent, increase in total retail revenues, effective January 1, 2005 to cover the cost of new generation and PPAs, higher operating and maintenance expenses, and continued investment in new transmission and distribution facilities to support growth and ensure reliability. The requested increase was based on a future test year ending December 31, 2005 and a proposed retail return on common equity of 12.5 percent.
     On May 17, 2005, the Georgia PSC approved a new three-year retail rate plan for the Company ending May 31, 2008, (2005 Retail Rate Plan). Under the terms of the 2005 Retail Rate Plan, earnings will be evaluated against a retail return on common equity range of 9.75 percent to 11.75 percent. Two-thirds of any earnings above 11.75 percent will be applied to rate refunds with the remaining one-third retained by the Company. Retail base revenues increased in June 2005 by approximately $9.6 million, or 5.1 percent, on an annual basis. If the Merger is not completed, the Company would be required to file a general rate case on November 30, 2007, in response to which the Georgia PSC would be expected to determine whether the rate plan should be continued, modified, or discontinued. In connection with the Merger, Georgia Power has requested Georgia PSC approval of a “merger transition charge” that would be used to adjust the Company’s existing base rates to more closely match the existing base rates for Georgia Power. The merger transition charge would remain in effect until the completion of Georgia Power’s next base rate case in 2007 that would be effective on January 1, 2008.
     In May 2002, the Georgia PSC approved a $7.8 million base rate increase and an authorized return on equity of 12 percent as a result of the Company’s request to recover significant new expenses related to the Plant Wansley PPA which began in June 2002, as well as other operation and maintenance expense changes. The Georgia PSC also ordered the Company to amortize approximately $9 million of accelerated depreciation and amortization, previously recorded, equally over three years as a credit to expense beginning June 1, 2002.

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
     In December 2002, at the Company’s request, the Georgia PSC issued an accounting order authorizing the Company to defer until May 2005 approximately $3.8 million annually in Plant Wansley purchased power costs that the Georgia PSC had ruled to be outside the test period for the base rate order. Under the terms of the order, two-thirds of any earnings of the Company in a calendar year above a 12 percent return on common equity were used to amortize the deferred amounts to purchase power expense, with the remainder retained by the Company. The Company also had discretionary authority to amortize up to an additional $1.5 million annually. Through May 31, 2005, the Company had amortized all of the deferred purchased power costs.
Fuel Hedging Program
The Georgia PSC approved a natural gas and oil procurement and hedging program that allows the Company to use financial instruments to hedge price and commodity risk. The order limits the program in terms of time, volume, dollars, and physical amounts hedged. The costs of the program, including net losses subject to certain limits, are recovered through the fuel cost recovery clause. Annual net financial gains from the hedging program are shared, with the retail customers receiving 75 percent and the Company retaining 25 percent of the total net gains. Such net gains totaled $10.5 million in 2005, of which the Company has retained $2.6 million.
Fuel Cost Recovery
On August 19, 2005, the Company filed a request with the Georgia PSC for a fuel cost recovery rate increase. On November 10, 2005, the Georgia PSC voted to approve the Company’s request to increase customer fuel rates to recover estimated under-recovered fuel costs of approximately $71.8 million as of November 30, 2005 over an estimated four-year period beginning December 1, 2005, as well as future projected fuel costs. Fuel revenues as recorded on the financial statements are adjusted for differences in actual recoverable costs and amounts billed in current regulated rates. Accordingly, this increase in the customer fuel rates will have no significant effect on the Company’s net income, but is expected to increase annual cash flow by approximately $52.4 million.
     As a result of recent increases in fuel costs, the Georgia PSC ordered the Company to file a new fuel case on or before January 17, 2006. In connection with the Merger, the Company requested, and the Georgia PSC agreed to postpone the January 2006 filing. Instead, the Company and Georgia Power plan to jointly file a fuel case in March 2006 that would seek approval of a fuel cost recovery rate based upon future fuel cost projections for the combined generating fleet. The new fuel cost recovery rate would be paid by all Georgia Power customers, including the existing customers of the Company, following the Merger. Under recovered amounts as of the date of the Merger will be paid by the appropriate customer groups.
     In a separate proceeding on August 2, 2005, the Georgia PSC approved its staff recommendation to initiate an investigation of the Company’s fuel practices. In February 2006, an investigation of Georgia Power’s fuel practices was initiated. The Company and Georgia Power are responding to data requests and cooperating in the investigations. The final outcome of this matter cannot now be determined.
Plant McIntosh Construction Project
In December 2002, after a competitive bidding process, the Georgia PSC certified PPAs between Southern Power and Georgia Power and the Company for capacity from Plant McIntosh Combined Cycle Units 10 and 11, which was then under construction. In April 2003, Southern Power applied for FERC approval of these PPAs. In July 2003, the FERC accepted the PPAs to become effective June 1, 2005, subject to refund, and ordered that hearings be held. Intervenors opposed the FERC’s acceptance of the PPAs, alleging that they did not meet applicable standards for market-based rates between affiliates. To ensure the timely completion of construction and the availability of the units in the summer of 2005 for their retail customers, the Company and Georgia Power in May 2004 requested the Georgia PSC to direct them to acquire the Plant McIntosh construction project. The Georgia PSC issued such an order and the transfer occurred on May 24, 2004 at a total cost of approximately $415 million, including $14 million of transmission interconnection facilities.
     Subsequently, Southern Power filed a request to withdraw the PPAs and to terminate the ongoing FERC proceedings. In August 2004, the FERC issued a notice accepting the request to withdraw the PPAs

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
and permitting such request to become effective by operation of law. However, the FERC made no determination on what additional steps may need to be taken with respect to testimony provided in the proceedings. See “FERC Matters – Intercompany Interchange Contract” herein for additional information.
     In December 2004 the Georgia PSC approved the transfer of the Plant McIntosh construction project, at a total fair market value of approximately $385 million. This value reflects an approximate $16 million disallowance, of which approximately $3 million is attributable to the Company and reduced the Company’s 2004 net income by approximately $1.5 million. The Georgia PSC also certified a total completion cost not to exceed $547 million for the project. In June 2005, Plant McIntosh Combined Cycle Units 10 and 11 were placed in service at a total cost that did not exceed the certified amount. In connection with the Company’s 2005 Retail Rate Plan, the Plant McIntosh revenue requirements impact is being reflected in the Company’s rates.
4. JOINT OWNERSHIP AGREEMENTS
The Company operates and jointly owns its Plant McIntosh combustion turbines with Georgia Power. Two of the eight units, totaling 160 megawatts of capacity, are owned by the Company, and six units, totaling 480 megawatts of capacity, are owned by Georgia Power. In addition, the Company and Georgia Power jointly acquired the Plant McIntosh Combined Cycle Units 10 and 11 construction project in 2004. The units, which have a total capacity of 1,319 megawatts, began operation in June 2005. The Company’s amount of investment in the jointly owned Plant McIntosh facilities and related accumulated depreciation at December 31, 2005 were $135 million and $15 million, respectively. The Company’s proportionate share of its combustion turbine and combined cycle plant operating expenses is included in the operating expenses in the statements of income.
5. INCOME TAXES
Southern Company and its subsidiaries file a consolidated federal income tax return and a combined State of Georgia income tax return. Under a joint consolidated income tax allocation agreement, each subsidiary’s current and deferred tax expense is computed on a stand-alone basis and no subsidiary is allocated more expense than would be paid if they filed a separate income tax return. In accordance with Internal Revenue Service regulations, each company is jointly and severally liable for the tax liability.
     The transfer of the Plant McIntosh construction project from Southern Power to the Company resulted in a deferred gain to Southern Power for federal income tax purposes. The Company is reimbursing Southern Power for the remaining balance of the deferred tax of $1.0 million as it is reflected in Southern Power’s future taxable income. At December 31, 2005, the payable to Southern Power is included in the Company’s balance sheet under Affiliated Accounts Payable and Other Deferred Credits and totaled $0.3 million and $0.7 million, respectively.
     At December 31, 2005, tax-related regulatory assets and liabilities were $11.5 million and $8.0 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized interest. These liabilities are attributable to deferred taxes previously recognized at rates higher than the current enacted tax law and to unamortized investment tax credits.
     Details of income tax provisions are as follows:

	2005	2004	2003
	(in thousands)
Federal —
Currently payable	$(7,120)	$246	$12,074
Deferred	22,430	12,171	1,299

	15,310	12,417	13,373

State —
Currently payable	(1,683)	691	2,791
Deferred	3,362	1,270	(646)

	1,679	1,961	2,145

Total	$16,989	$14,378	$15,518

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
     The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:

	2005	2004
	(in thousands)
Deferred tax liabilities:
Accelerated depreciation	$103,991	$94,124
Property basis differences	(95)	(845)
Other	33,301	13,539

Total	137,197	106,818

Deferred tax assets:
Pension and other benefits	22,005	17,353
Other comprehensive income	1,820	1,605
Other	11,979	14,098

Total	35,804	33,056

Total deferred tax liabilities, net	101,393	73,762
Portion included in current assets, net	18,031	16,317

Accumulated deferred income taxes in the Balance Sheets	$119,424	$90,079

     In accordance with regulatory requirements, deferred investment tax credits are amortized over the lives of the related property with such amortization normally applied as a credit to reduce depreciation in the statements of income. Credits amortized in this manner amounted to $0.7 million per year in 2005, 2004, and 2003. At December 31, 2005, all investment tax credits available to reduce federal income taxes payable had been utilized.
     A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	2005	2004	2003

Federal statutory tax rate	35%	35%	35%
State income tax, net of Federal income tax benefit	2	3	4
Other	(3)	(2)	1

Effective income tax rate	34%	36%	40%

6. FINANCING
Long-Term Debt and Capital Leases
The Company’s indenture related to its first mortgage bonds is unlimited as to the authorized amount of bonds which may be issued, provided that required property additions, earnings, and other provisions of such indenture are met.
     Assets acquired under capital leases are recorded as utility plant in service, and the related obligation is classified as other long-term debt. Leases are capitalized at the net present value of the future lease payments. At December 31, 2005 and 2004, the Company had capitalized lease obligations for its Plant Kraft coal unloading dock and its vehicles of $5.1 million and $5.8 million, respectively. However, for ratemaking purposes, these obligations are treated as operating leases and, as such, lease payments are charged to expense as incurred. The annual expense incurred for 2005, 2004, and 2003 for the Plant Kraft coal unloading dock was $0.5 million. The annual expense for the vehicles was $0.6 million in 2005, $0.5 million in 2004, and $0.4 million in 2003.
Securities Due Within One Year
At December 31, 2004, the Company was subject to a first mortgage bond improvement (sinking) fund requirement of $200,000, or 1 percent of the outstanding bonds authenticated under the first mortgage bond indenture, other than those issued to collateralize pollution control and other obligations. This requirement was satisfied by pledging additional property equal to 1 2/3 times the requirement.
     The outstanding first mortgage bonds mature in May 2006; therefore, at December 31, 2005, there is no remaining sinking fund requirement. Maturities through 2010 applicable to long-term debt are as follows: $21.0 million in 2006; $1.0 million in 2007; $46.0 million in 2008; $0.8 million in 2009; and $0.5 million in 2010.
Assets Subject to Lien
As amended and supplemented, the Company’s first mortgage bond indenture, which secures the first mortgage bonds issued by the Company, constitutes a direct first lien on substantially all of the Company’s fixed property and franchises.
Bank Credit Arrangements
At the beginning of 2006, credit arrangements with banks totaled $80 million, of which $60 million expires at various times in 2006 and the remaining $20 million expires in 2008. The facilities expiring in 2006 contain two-year term out provisions and the facility that expires in 2008 contains a one-year term out provision.
     In connection with these credit arrangements, the

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
Company agrees to pay commitment fees based on the unused portions of the commitments. Commitment fees are one-eighth of 1 percent or less for the Company.
     The credit arrangements contain covenants that limit the level of indebtedness to capitalization to 65 percent, as defined in the arrangements. Exceeding these debt levels would result in a default under the credit arrangements. In addition, the credit arrangements contain cross default provisions that would be triggered if the Company defaulted on indebtedness over a specified threshold. The cross default provisions are restricted only to indebtedness of the Company. The Company is currently in compliance with all such covenants.
     The Company may also meet short-term cash needs through a Southern Company subsidiary organized to issue and sell commercial paper and extendible commercial notes at the request and for the benefit of the Company and the other Southern Company retail operating companies. Proceeds from such issuances for the benefit of the Company are loaned directly to the Company and are not commingled with proceeds from such issuances for the benefit of any other retail operating company. The obligations of each company under these arrangements are several; there is no cross affiliate credit support. At December 31, 2005, the Company had $49.9 million in commercial paper and $8.9 million in extendible commercial notes outstanding. During 2005, the peak amount of short-term debt outstanding was $63.7 million and the average amount outstanding was $41.9 million. The average annual interest rate on short-term debt was 3.4 percent.
     The Company’s committed credit arrangements provide liquidity support to the Company’s variable rate obligations and to its commercial paper program. At December 31, 2005, the amount of variable rate obligations outstanding requiring liquidity support was $6.7 million.
Financial Instruments
The Company enters into energy related derivatives to hedge exposures to electricity, gas, and other fuel price changes. However, due to cost-based rate regulations, the Company has limited exposure to market volatility in commodity fuel prices and prices of electricity. The Company has implemented fuel-hedging programs at the direction of the Georgia PSC. The Company also enters into hedges of forward electricity sales. There was no material ineffectiveness recorded in earnings in any period presented.
     At December 31, 2005, the fair value of derivative energy contracts was reflected in the financial statements as follows:

Amounts
(in thousands)
Regulatory liabilities, net	$8,752
Other comprehensive income	—
Net income	(4)

Total fair value	$8,748

     The fair value gains or losses for cash flow hedges that are recoverable through the regulatory fuel clauses are recorded as regulatory assets and liabilities and are recognized in earnings at the same time the hedged items affect earnings. The Company has energy-related hedges in place up to and including 2008.
     The Company enters into derivatives to hedge exposure to interest rate changes. Derivatives related to variable rate securities or forecasted transactions are accounted for as cash flow hedges. The derivatives are generally structured to mirror the critical terms of the hedged debt instruments; therefore, no material ineffectiveness has been recorded in earnings.
     At December 31, 2005, the Company had $44 million notional amount of interest rate swaps accounted for as cash flow hedges outstanding with net fair value gains of $0.9 million as follows:

	Weighted Average		Fair
	Fixed		Value
	Rate	Notional	Gain/
Maturity	Paid	Amount	(Loss)
		(in millions)
2007	2.50%*	$14.0	$0.3
2016	4.69%	$30.0	$0.6

* Swap settles against the Bond Market Association floating rate index.
     The fair value gain or loss for cash flow hedges is recorded in other comprehensive income and is reclassified into earnings at the same time the hedged items affect earnings. For all periods presented, the amounts reclassified from other comprehensive income to interest expense were not material. For 2006, pre-tax

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
gains of approximately $0.1 million are expected to be reclassified from other comprehensive income to interest expense.
Common Stock Dividend Restrictions
The Company’s first mortgage bond indenture contains certain limitations on the payment of cash dividends on common stock. At December 31, 2005, approximately $68 million of retained earnings was restricted against the payment of cash dividends on common stock under the terms of the indenture.
7. COMMITMENTS
Construction Program
The Company is engaged in a continuous construction program, currently estimated to total $44.7 million in 2006, $33.5 million in 2007, and $55.8 million in 2008. The construction program is subject to periodic review and revision, and actual construction costs may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; acquisition of additional generating assets; revised load growth estimates; changes in environmental regulations; changes in FERC rules and transmission regulations; increasing costs of labor, equipment, and materials; and cost of capital. Construction related to new transmission and distribution facilities and capital improvements to existing generation, transmission, and distribution facilities, including those necessary to meet environmental standards, will continue. At December 31, 2005, significant purchase commitments were outstanding in connection with the construction program.
Long-Term Service Agreement
The Company and Georgia Power have entered into a Long-Term Service Agreement (LTSA) with General Electric (GE) for the purpose of securing maintenance support for the combustion turbines at the Plant McIntosh combined cycle facility. In summary, the LTSA stipulates that GE will perform all planned inspections on the covered equipment, which includes the cost of all labor and materials. GE is also obligated to cover the costs of unplanned maintenance on the covered equipment subject to a limit specified in the contract.
     In general this LTSA is in effect through two major inspection cycles per unit. Scheduled payments to GE are made at various intervals based on actual operating hours of the respective units. Total payments by the Company to GE under this agreement are currently estimated at $36 million over the remaining life of the agreement, which may range up to 30 years. However, the LTSA contains various cancellation provisions at the option of the Company and Georgia Power.
Fuel Commitments
To supply a portion of the fuel requirements of its generating plants, the Company has entered into long-term commitments for the procurement of fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels, and other financial commitments. Natural gas purchase commitments contain given volumes with prices based on various indices at the time of delivery. Amounts included in the chart below for natural gas represent estimates based on New York Mercantile Exchange future prices at December 31, 2005.
     Total estimated minimum long-term obligations at December 31, 2005 were as follows:

	Natural
Year	Gas	Coal
	(in thousands)
2006	$60,829	$60,615
2007	32,101	11,073
2008	19,187	—
2009	43,943	—
2010	43,943	—
2011 and thereafter	362,804	—

Total commitments	$562,807	$71,688

     Additional commitments for fuel will be required to supply the Company’s future needs.
     SCS may enter into various types of wholesale energy and natural gas contracts acting as an agent for the Company and all of the other Southern Company retail operating companies, Southern Power, and Southern Company Gas. Under these agreements, each of the retail operating companies, Southern Power, and Southern Company Gas may be jointly and severally liable. The creditworthiness of Southern Power and Southern Company Gas is currently inferior to the creditworthiness of the retail operating companies. Accordingly, Southern Company has entered into keep-well agreements with the

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
Company and each of the retail operating companies to insure they will not subsidize or be responsible for any costs, losses, liabilities, or damages resulting from the inclusion of Southern Power or Southern Company Gas as a contracting party under these agreements.
Purchased Power Commitments
The Company has entered into long-term commitments for the purchase of electricity from Southern Power through 2009.
     Estimated total long-term obligations at December 31, 2005 were as follows:

Year	Commitments
(in thousands)
2006	$13,240
2007	13,257
2008	13,274
2009	13,286

Total commitments	$53,057

Operating Leases
The Company has rental agreements with various terms and expiration dates. Rental expenses totaled $0.9 million for 2005, $0.9 million for 2004, and $0.9 million for 2003. Of these amounts, $0.8 million in each year related to railcar leases and coal dozers and were recoverable through the Company’s fuel cost recovery clause.
     At December 31, 2005, estimated future minimum lease payments for noncancelable operating leases were as follows:

Year	Railcars	Other	Total
	(in thousands)
2006	$429	$480	$909
2007	429	388	817
2008	429	327	756
2009	429	219	648
2010	429	—	429
2011 and thereafter	3,179	—	3,179

Total minimum payments	$5,324	$1,414	$6,738

8. STOCK OPTION PLAN
Southern Company provides non-qualified stock options to a large segment of the Company’s employees ranging from line management to executives. As of December 31, 2005, 91 current and former employees of the Company participated in the stock option plan. The maximum number of shares of Southern Company common stock that may be issued under this plan may not exceed 55 million. The prices of options granted to date have been at the fair market value of the shares on the dates of grant. Options granted to date become exercisable pro rata over a maximum period of three years from the date of grant. Options outstanding will expire no later than 10 years after the date of grant, unless terminated earlier by the Southern Company Board of Directors in accordance with the stock option plan. Activity from 2003 to 2005 for the options granted to the Company’s employees under the stock option plan is summarized below.

	Shares	Average
	Subject	Option Price
	To Option	Per Share

Balance at December 31, 2002	550,274	$20.16
Options granted	125,397	27.98
Options canceled	(8,410)	25.60
Options exercised	(137,580)	17.46

Balance at December 31, 2003	529,681	22.62
Options granted	118,209	29.50
Options canceled	(3,708)	28.21
Options exercised	(90,899)	18.12

Balance at December 31, 2004	553,283	24.80
Options granted	123,278	32.70
Options canceled	(4,544)	27.10
Options exercised	(154,033)	21.85

Balance at December 31, 2005	517,984	$27.53

Options exercisable:
At December 31, 2003		251,576
At December 31, 2004		318,250
At December 31, 2005		282,133

     The following table summarizes information about options outstanding at December 31, 2005:

	Dollar Price
	Range of Options
	13-21	21-28	28-35

Outstanding:
Shares (in thousands)	58	227	233
Average remaining life (in years)	4.2	6.4	8.6
Average exercise price	$17.35	$26.39	$31.18
Exercisable:
Shares (in thousands)	58	189	35
Average exercise price	$17.35	$26.07	$29.53

NOTES (continued)
Savannah Electric and Power Company 2005 Annual Report
9. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)
Summarized quarterly financial data for 2005 and 2004 are as follows:

			Net Income
	Operating	Operating	after Preferred
Quarter Ended	Revenues	Income	Stock Dividends
	(in thousands)
March 2005	$88,588	$3,944	$1,020
June 2005	96,588	15,331	7,728
September 2005	150,983	35,146	19,693
December 2005	108,835	6,157	1,492

March 2004	$72,321	$8,032	$2,833
June 2004	91,149	13,971	6,784
September 2004	107,889	24,541	13,416
December 2004	85,601	6,284	1,199

     The Company’s business is influenced by seasonal weather conditions and a seasonal rate structure, among other factors.

ANNEX A
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of December 13, 2005, by and between GEORGIA POWER COMPANY, a Georgia corporation (“Georgia Power”), and SAVANNAH ELECTRIC AND POWER COMPANY, a Georgia corporation (“Savannah Electric”).
     WHEREAS, Georgia Power has authorized capital stock consisting of (i) 15,000,000 shares of Common Stock, without par value (“Georgia Power Common Stock”), of which 7,761,500 shares are issued and outstanding and are owned beneficially and of record by The Southern Company (“Southern”), (ii) 50,000,000 shares of Class A Preferred Stock (“Georgia Power Class A Preferred Stock”), of which all shares are undesignated and unissued, and (iii) 5,000,000 shares of Preferred Stock (“Georgia Power Preferred Stock”), of which 145,689 shares are currently issued and outstanding and are designated as the $4.60 Preferred Stock, 1954 Series (“Georgia Power $4.60 Preferred Stock”);
     WHEREAS, Savannah Electric has authorized capital stock consisting of (i) 16,000,000 shares of Common Stock, with a par value of $5 per share (“Savannah Electric Common Stock”), of which 10,844,635 shares are issued and outstanding and are owned beneficially and of record by Southern, and (ii) 4,000,000 shares of Preferred Stock (“Savannah Electric Preferred Stock”), of which a total of 1,800,000 shares are issued and outstanding and are designated as the 6.00% Series Preferred Stock, Non-Cumulative, Par Value $25 per Share (“Savannah Electric 6.00% Preferred Stock”); and
     WHEREAS, the Board of Directors of each of Georgia Power and Savannah Electric deems it advisable to merge Savannah Electric with and into Georgia Power in accordance with the Georgia Business Corporation Code (“GBCC”), Chapter 4 of Title 14 of the Official Code of Georgia Annotated and this Agreement;
     NOW, THEREFORE, in consideration of the premises and agreements contained herein, the parties agree that (i) Savannah Electric shall be merged with and into Georgia Power (hereinafter the “Merger”), (ii) Georgia Power shall be the corporation surviving the Merger, and (iii) the terms and conditions of the Merger, the means of carrying it into effect and the manner of converting shares of capital stock shall be as follows:
ARTICLE 1
THE MERGER
     1.1 Plan of Merger. This Agreement shall constitute a plan of merger between Georgia Power and Savannah Electric (Georgia Power and Savannah Electric being sometimes referred to herein as the “Constituent Corporations”) in accordance with Article II of the GBCC.
     1.2 Certificate of Merger. Upon satisfaction of the conditions set forth in Article 7 below, and subject to and in accordance with the provisions of this Agreement, a certificate of merger complying with § 14-2-1105 of the GBCC (the “Certificate of Merger”) shall be executed by Georgia Power and delivered to the Secretary of State of the State of Georgia for filing in accordance with § 14-2-1105 of the GBCC.
     1.3 Merger Time. The Merger shall become effective at the time specified in the Certificate of Merger filed with the Secretary of State of the State of Georgia (the effective time of the Merger being herein called the “Merger Time”). At the Merger Time, the separate existence of Savannah Electric shall cease and Savannah Electric shall be merged with and into Georgia Power, which shall continue its corporate existence as the surviving corporation (Georgia Power, as the surviving corporation, being sometimes referred to herein as the “Surviving Corporation”). From and after the Merger Time, Georgia Power, as the Surviving Corporation, shall be possessed of all the rights, privileges, powers and franchises of a public and private nature of Savannah Electric and shall be subject to all of the duties, liabilities, debts and obligations of each of the Constituent Corporations in the same manner as if Georgia Power had itself incurred them.
     1.4 Appropriate Actions. Prior to, at and after the Merger Time, Georgia Power and Savannah Electric, respectively, shall take all such actions as may be necessary or appropriate in order to effectuate the Merger. In case at any time after the Merger Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full title to all properties, assets, privileges, rights, immunities and franchises of either of the Constituent Corporations, the officers and directors of each of the Constituent Corporations as of the Merger Time shall take all such further action.
ARTICLE 2
TERMS OF CONVERSION AND EXCHANGE OF SHARES
     2.1 Conversion and Exchange. At the Merger Time,
     (a) each share of Georgia Power Common Stock issued and outstanding immediately prior to the Merger shall remain issued and outstanding;
     (b) each share of Georgia Power $4.60 Preferred Stock issued and outstanding on the date hereof shall have been redeemed;
     (c) the issued and outstanding shares of Savannah Electric Common Stock, all of which shall continue to be held by Southern until the Merger Time, without further action on the part of anyone, shall be converted into the right to receive an aggregate of 1,500,000 shares of Georgia Power Common Stock; and
     (d) each share of Savannah Electric 6.00% Preferred Stock issued and outstanding immediately prior to the Merger shall, without further action on the part of anyone, be converted into the right to receive one share of a new series of Georgia Power Class A Preferred Stock, non-cumulative, par value $25 per share, which shall be designated as Georgia Power’s “6 1/8% Series Class A Preferred Stock.”

ARTICLE 3
CHARTER AND BYLAWS
     3.1 Georgia Power’s Charter. From and after the Merger Time, and until thereafter amended as provided by law, the Charter of Georgia Power, as amended in accordance with § 3.2 hereof, shall be and continue to be the Charter of the Surviving Corporation.
     3.2 Amendments to Georgia Power’s Charter. At or prior to the Merger Time:
          (a) the Charter of Georgia Power shall be amended and restated in substantially the form attached hereto as Exhibit A; and
          (b) the Charter of Georgia Power, as so amended and restated, shall be further amended to designate 1,800,000 shares of Georgia Power’s 6 1/8% Series Class A Preferred Stock, with such amendment in substantially the form attached hereto as Exhibit B.
     3.3 Georgia Power’s Bylaws. From and after the Merger Time, and until thereafter amended as provided by law, the Bylaws of Georgia Power as in effect immediately prior to the Merger shall be and continue to be the Bylaws of the Surviving Corporation.
ARTICLE 4
DIRECTORS AND OFFICERS
     4.l Georgia Power’s Directors and Officers. The persons who are directors and officers of Georgia Power immediately prior to the Merger shall continue as directors and officers, respectively, of the Surviving Corporation and shall continue to hold office as provided in the Bylaws of the Surviving Corporation. If, at or following the Merger Time, a vacancy shall exist in the Board of Directors or in the position of any officer of the Surviving Corporation, such vacancy may be filled in the manner provided in the Bylaws of the Surviving Corporation.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF GEORGIA POWER
     Georgia Power hereby represents and warrants to Savannah Electric as follows:
     5.1 Organization and Good Standing. Georgia Power is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.
     5.2 Power and Authority. Subject to the approvals set forth in Article 7 below, Georgia Power has full power and authority to execute, deliver and perform this Agreement.
     5.3 Authorization. The execution, delivery and performance of this Agreement by Georgia Power has been duly authorized by all requisite corporate action.
     5.4 Binding Effect. This Agreement is a valid, binding and legal obligation of Georgia Power enforceable in accordance with its terms, except for the effect of bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
     5.5 No Default; Consents. The execution, delivery and performance of this Agreement by Georgia Power do not and will not:
     (a) conflict with or result in any breach of any provision of the Charter or Bylaws of Georgia Power;
     (b) violate, breach or otherwise constitute or give rise to a default under any material contract, commitment or other obligation to which Georgia Power is a party or by which any of its assets are bound; or
     (c) violate or conflict with any law, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Georgia Power or any of its assets.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SAVANNAH ELECTRIC
     Savannah Electric hereby represents and warrants to Georgia Power as follows:
     6.1 Organization and Good Standing. Savannah Electric is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.
     6.2 Power and Authority. Subject to the approvals set forth in Article 7 below, Savannah Electric has full power and authority to execute, deliver and perform this Agreement.
     6.3 Authorization. The execution, delivery and performance of this Agreement by Savannah Electric has been duly authorized by all requisite corporate action.
     6.4 Binding Effect. This Agreement is a valid, binding and legal obligation of Savannah Electric enforceable in accordance with its terms, except for the effect of bankruptcy, insolvency, reorganization, receivership, liquidation, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).
     6.5 No Default; Consents. The execution, delivery and performance of this Agreement by Savannah Electric do not and will not:
     (a) conflict with or result in any breach of any provision of the Charter or Bylaws of Savannah Electric;
     (b) violate, breach or otherwise constitute or give rise to a default under any material contract, commitment or other obligation to which Savannah Electric is a party or by which any of its assets are bound; or

     (c) violate or conflict with any law, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Savannah Electric or any of its assets.
ARTICLE 7
CONDITIONS TO THE MERGER
     Completion of the Merger is subject to the satisfaction of the following conditions:
     7.l Shareholder Approval. The principal terms of this Agreement and the transactions provided for herein shall have been approved by holders of capital stock of each of the Constituent Corporations as and to the extent required by their respective organizational documents and the GBCC.
     7.2 Regulatory Approvals. All authorizations by and approvals of any governmental or public authority or agency deemed necessary or advisable by the Board of Directors of each of Georgia Power and Savannah Electric in connection with the Merger and other related transactions, including, without limitation, the Georgia Public Service Commission, the Federal Energy Regulation Commission and the Federal Communication Commission, shall have been obtained, shall be in full force and effect, shall not have been revoked and shall be legally sufficient to authorize the transactions contemplated by this Agreement.
     7.3 Listing on NYSE. Georgia Power’s 6 1/8% Series Class A Preferred Stock shall be approved for listing on the New York Stock Exchange, subject to official notice of issuance.
ARTICLE 8
AMENDMENT AND TERMINATION
     8.l Amendment. The parties to this Agreement, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such manner as may be agreed upon by them in writing at any time before or after approval of this Agreement by the shareholders of the Constituent Corporations; provided, however, that no such amendment, modification or supplement shall, if agreed to after such approval by the pre-Merger shareholders of the Constituent Corporations, change any of the principal terms of this Agreement without further approval of such shareholders.
     8.2 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement may be abandoned at any time by the mutual written consent of the parties hereto.

ARTICLE 9
MISCELLANEOUS
     9.l Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.
[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Georgia Power and Savannah Electric have each caused this Agreement to be executed by its respective officer thereunto duly authorized as of the date first written above.

GEORGIA POWER COMPANY		SAVANNAH ELECTRIC AND POWER COMPANY

By:	/s/ Michael D. Garrett	By:	/s/ W. Craig Barrs

	Michael D. Garrett		W. Craig Barrs
	President and Chief Executive Officer		President and Chief Executive Officer

	Attest:		Attest:

	/s/ Daniel Lowery		/s/ Nancy E. Frankenhauser

	Daniel Lowery		Nancy E. Frankenhauser
	Corporate Secretary		Comptroller and Corporate Secretary

ANNEX B
FORM OF
AMENDED AND RESTATED
CHARTER
OF
GEORGIA POWER COMPANY

I. The name of the corporation is GEORGIA POWER COMPANY. It is a street and suburban railroad, electric light and power and steam heat corporation. Its charter was granted by the Secretary of State of the State of Georgia on June 26, 1930, for the term of One Hundred One Years (101 years), with the right of renewal and continuance thereafter as may be provided by law, upon a petition duly filed and pursuant to an Act of the General Assembly of the State of Georgia approved December 17, 1892, and acts amendatory thereof. It was organized under the laws of the State of Georgia for the purpose of operating by electricity a street railroad, suburban railroad or interurban railroad and for the purpose of generating electricity, and the general nature of the business or businesses to be transacted shall be to engage in any form or type of business for any lawful purpose or purposes not specifically prohibited to such corporations under the laws of the State of Georgia and to have all the rights, powers, privileges and immunities which are now or hereafter may be allowed to such corporations under the laws of the State of Georgia.
II. The principal office of the corporation is 241 Ralph McGill Boulevard, NE, Atlanta, Georgia 30308.
III. The number of shares of capital stock that may be issued by the corporation is 90,000,000, of which 5,000,000 shares shall be preferred stock with a par or face value of $100 each, 50,000,000 shares shall be Class A preferred stock with a par or face value of $25 each, 15,000,000 shares shall be preference stock with a par or face value of $100 each, and 20,000,000 shares shall be common stock with no par or face value.
IV. The designations, preferences and voting powers of the shares of preferred stock, Class A preferred stock, preference stock and common stock, or restrictions or qualifications thereof, shall be as follows:

Preferred Stock
Provision for Division Into and Issue in Series
of Preferred Stock and Grant of Authority
to Board of Directors
     The shares of the preferred stock may be divided into and issued in series. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series and classes, and all shares of the preferred stock irrespective of series shall be identical except as to the following rights and preferences in respect of any or all of which there may be variations between different series, and authority is hereby expressly vested in the Board of Directors to establish and designate such series and to determine prior to the issuance of any shares of such series the following rights and preferences of the shares thereof in accordance with the provisions of the Official Code of Georgia Annotated applicable thereto:
     (a) The dividend rights of such series, including the cumulative or non-cumulative nature thereof, the relative rights of priority among series, the rate of dividend (which may be fixed or variable), the dividend payment dates and the date from which dividends will accumulate, if applicable;
     (b) The date, prices and other terms of any mandatory or optional redemption;
     (c) The amount payable upon shares in the event of any voluntary or involuntary liquidation;
     (d) The terms and conditions, if any, on which shares of such series shall be by their terms convertible into or exchangeable for shares of any other class of stock of the corporation over which the preferred stock has preference as to payment of dividends and as to assets;
     (e) The sinking fund provisions, if any, for the redemption or purchase of shares of such series; and
     (f) The special voting rights, if any, of such series.
     With the approval of the stockholders of the corporation, by resolution duly adopted by the holders of a majority of the shares of the issued and outstanding common stock at any annual meeting or any special meeting called for that purpose, or, if permitted by the laws of the State of Georgia then applicable, with the approval of the Board of Directors, the corporation may issue and sell all the authorized and unissued shares of preferred stock as shares of any series or any number of series, and in the event that the corporation shall acquire, by purchase or redemption or otherwise, any issued shares of its preferred stock of any series, with the approval of the holders of a majority of the outstanding common stock or, if permitted by the laws of the State of Georgia then applicable, with the approval of the Board of Directors, the corporation may resell or convert and sell or otherwise dispose of, in their discretion, any shares so acquired as shares of the same or of any other series of preferred stock which shall have been duly created.

Provision for Division Into and Issue in Series
of Class A Preferred Stock and Grant of Authority
to Board of Directors
     The shares of the Class A preferred stock may be divided into and issued in series. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series and classes, and all shares of the Class A preferred stock irrespective of series shall be identical except as to the following rights and preferences in respect of any or all of which there may be variations between different series, and authority is hereby expressly vested in the Board of Directors to establish and designate such series and to determine prior to the issuance of any shares of such series the following rights and preferences of the shares thereof in accordance with the provisions of the Official Code of Georgia Annotated applicable thereto:
     (a) The dividend rights of such series, including the cumulative or non-cumulative nature thereof, the relative rights of priority among series, the rate of dividend (which may be fixed or variable), the dividend payment dates and the date from which dividends will accumulate, if applicable;
     (b) The date, prices and other terms of any mandatory or optional redemption;
     (c) The amount payable upon shares in the event of any voluntary or involuntary liquidation;
     (d) The terms and conditions, if any, on which shares of such series shall be by their terms convertible into or exchangeable for shares of any other class of stock of the corporation over which the Class A preferred stock has preference as to payment of dividends and as to assets;
     (e) The sinking fund provisions, if any, for the redemption or purchase of shares of such series; and
     (f) The special voting rights, if any, of such series.
     With the approval of the stockholders of the corporation, by resolution duly adopted by the holders of a majority of the shares of the issued and outstanding common stock at any annual meeting or any special meeting called for that purpose, or, if permitted by the laws of the State of Georgia then applicable, with the approval of the Board of Directors, the corporation may issue and sell all the authorized and unissued shares of Class A preferred stock as shares of any series or any number of series, and in the event that the corporation shall acquire, by purchase or redemption or otherwise, any issued shares of its Class A preferred stock of any series, with the approval of the holders of a majority of the outstanding common stock or, if permitted by the laws of the State of Georgia then applicable, with the approval of the Board of Directors, the corporation may resell or convert and sell or otherwise dispose of, in their discretion, any shares so acquired as shares of the same or of any other series of Class A preferred stock which shall have been duly created.
General Provisions Applicable to Preferred Stock and Class A Preferred Stock
     The following provisions shall apply to all series of preferred stock and Class A preferred stock which may now or hereafter be authorized or created irrespective of series:

     (A) So long as any shares of preferred stock or Class A preferred stock are outstanding, no dividends shall be declared or paid upon or set apart for the shares of common stock, preference stock or any other class of stock of the corporation over which the preferred stock and Class A preferred stock have preference as to the payment of dividends (the “Junior Stock”), nor any sums applied to the purchase, redemption or other retirement of any class of Junior Stock, unless (i) full dividends on all shares of cumulative preferred stock and cumulative Class A preferred stock, of all series outstanding, for all past dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart and the full dividend for the then current dividend period shall have been or concurrently shall be declared, and (ii) full dividends for the then-current dividend period on all shares of non-cumulative preferred stock and non-cumulative Class A preferred stock, of all series outstanding, have been, or contemporaneously are, paid, or declared and a sum sufficient for the payment thereof set aside. Unpaid accrued dividends on the preferred stock and Class A preferred stock shall not bear interest.
     When specified dividends are not paid in full on all series of preferred stock and Class A preferred stock, the shares of each series of preferred stock and Class A preferred stock shall share ratably in any partial payment of dividends in accordance with the sums which would be payable on said shares if all dividends were paid in full; provided, however, that non-cumulative preferred stock and non-cumulative Class A preferred stock shall not share in accumulations of accrued and unpaid dividends for prior dividend periods unless previously declared.
     (B) After such dividends as aforesaid upon the preferred stock and Class A preferred stock of all series then outstanding shall have been paid or declared and set apart for payment, the Board of Directors may declare dividends on the Junior Stock, and no holders of any series of the preferred stock or Class A preferred stock as such shall be entitled to share therein.
     (C) Upon any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, the holders of preferred stock and Class A preferred stock of each series, without any preference of the shares of any series of preferred stock or Class A preferred stock over the shares of any other series of preferred stock or Class A preferred stock, shall be entitled to receive out of the assets of the corporation, whether capital, surplus or other, before any distribution of the assets to be distributed shall be made to the holders of Junior Stock, the amount specified to be payable on the shares of such series in the event of voluntary or involuntary liquidation, as the case may be.
      In case the assets shall not be sufficient to pay in full the amounts determined to be payable on all the shares of preferred stock and Class A preferred stock in the event of voluntary or involuntary liquidation, as the case may be, then the assets available for such payment shall be distributed to the extent available as follows: first, to the payment, pro rata, of the amount payable in the event of involuntary liquidation on each share of preferred stock and Class A preferred stock outstanding irrespective of series; second, to the payment of the accrued dividends, if any, on such shares, such payment to be made pro rata in accordance with the amount of accrued dividends on each such share; and, third, to the payment of any amounts in excess of the amount payable in the event of involuntary liquidation on each share plus accrued dividends which may be payable on the shares of any series in the event of voluntary or involuntary liquidation, as the case may be, such payment also to be made pro rata in accordance with the amounts, if any, so payable on each such share. After payment to the holders of the preferred stock and Class A preferred stock of the full preferential amounts hereinbefore provided for, the holders of the preferred stock and Class A preferred stock as such shall have no right or claim to any of the remaining assets of the corporation, either upon any distribution of such assets or upon dissolution, liquidation or winding up, and the remaining assets to be distributed, if any, upon a distribution of such assets or upon dissolution, liquidation or winding up may be distributed among the holders of Junior Stock. Without limiting the right of the corporation to distribute its assets or to dissolve, liquidate or wind up in connection with any sale, merger or consolidation, the sale of all the property of the corporation to, or the merger or consolidation of the corporation into or with, any other corporation shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.
     (D) So long as any shares of the preferred stock or Class A preferred stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the total voting power of the shares of preferred stock and Class A preferred stock at the time outstanding voting together as a single class, issue (such issuance to be within 12 months after such vote) any shares of any class of stock preferred as to dividends or assets over the preferred stock or Class A preferred stock or any security convertible into such class of stock or authorize or create any class of stock preferred as to dividends or assets over the preferred stock or Class A preferred stock or change any of the rights and preferences of the then outstanding preferred stock or Class A preferred stock in any manner so as to affect adversely the holders thereof; provided, however, that if any such change would affect adversely the holders of only one, but not the other, such kind of stock, only the vote of the holders of at least a majority of the total voting power of the outstanding shares of the kind so affected voting together as a single class shall be required; provided further that supermajority voting requirements may be established for any series of preferred stock or preferred stock in any amendment to this Amended and Restated Charter that designates such series; and provided further that nothing in this paragraph contained shall authorize any such authorization, creation or change by the vote of the holders of a less number of shares of preferred stock or Class A preferred stock, or of any other class of stock, or of all classes of stock, than is required for such authorization, creation or change by the provisions of the Official Code of Georgia Annotated at the time applicable thereto.
Preference Stock
Provision for Division Into and Issue in Series
of Preference Stock and Grant of Authority
to Board of Directors
     The shares of the preference stock may be divided into and issued in series. The preference stock is subject to the prior rights and preferences of the preferred stock and the Class A preferred stock and all other classes of stock of equal rank therewith hereafter authorized. Each such series shall be designated so as to distinguish the shares thereof from the shares of all other series and classes, and all shares of the preference stock irrespective of series shall be identical except as to the following rights and preferences in respect of any or all of which there may be variations between different series, and authority is hereby expressly vested in the Board of Directors to establish and designate such series and to determine prior to the issuance of any shares of such series the following rights and preferences of the shares thereof in accordance with the provisions of the Official Code of Georgia Annotated applicable thereto:
     (a) The dividend rights of such series, including the cumulative or non-cumulative nature thereof, the relative rights of priority among series, the rate of dividend (which may be fixed or variable), the dividend payment dates and the date from which dividends will accumulate, if applicable;
     (b) The dates, prices and other terms of any mandatory or optional redemption;
     (c) The amount payable upon shares in the event of any voluntary or involuntary liquidation;
     (d) The terms and conditions, if any, on which shares of such series shall be by their terms convertible into or exchangeable for shares of any other class of stock of the corporation over which the preference stock has preference as to payment of dividends and as to assets;
     (e) The sinking fund provisions, if any, for the redemption or purchase of shares of such series; and
     (f) The special voting rights, if any, of such series.
     With the approval of the stockholders of the corporation, by resolution duly adopted by the holders of a majority of the shares of the issued and outstanding common stock at any annual meeting or any special meeting called for that purpose, or, if permitted by the laws of the State of Georgia then applicable, with the approval of the Board of Directors, the corporation may issue and sell all the authorized and unissued shares of preference stock as shares of any series or any number of series, and in the event that the corporation shall acquire, by purchase or redemption or otherwise, any issued shares of its preference stock of any series, with the approval of the holders of a majority of the outstanding common stock or, if permitted by the laws of the State of Georgia then applicable, with the approval of the Board of Directors, the corporation may resell or convert and sell or otherwise dispose of, in their discretion, any shares so acquired as shares of the same or of any other series of preference stock which shall have been duly created.
General Provisions Applicable to Preference Stock
     The following provisions shall apply to all series of preference stock which may now or hereafter be authorized or created irrespective of series:
     (A) So long as any shares of preference stock are outstanding, no dividends shall be declared or paid upon or set apart for the shares of common stock or any other class of stock over which the preference stock has preference as to the payment of dividends and as to assets, nor any sums applied to the purchase, redemption or retirement of any class of such stock, unless (i) full dividends on all shares of cumulative preference stock, of all series outstanding, for all past dividend periods shall have been paid or declared and a sum sufficient for the payment thereof set apart and the full dividend for the then-current dividend period shall have been or concurrently shall be declared, and (ii) full dividends for the then-current dividend period on all shares of non-cumulative preference stock, of all series outstanding, have been, or contemporaneously are, paid, or declared and a sum sufficient for the payment thereof set aside. Unpaid accrued dividends on the preference stock shall not bear interest.
     When specified dividends are not paid in full on all classes of preference stock, the shares of each series of preference stock shall share ratably in any partial payment of dividends in accordance with the sums which would be payable on said shares if all dividends were paid in full; provided, however, that non-cumulative preference stock shall not share in accumulations of accrued and unpaid dividends for prior dividend periods unless previously declared.
     After such dividends as aforesaid upon the preference stock of all series then outstanding shall have been paid or declared and set apart for payment, the Board of Directors may declare dividends on the common stock or any other class of stock over which the preference stock has preference as to the payment of dividends, and no holders of any series of the preference stock as such shall be entitled to share therein.
     (B) Upon any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, before any distribution shall be made to the holders of the common stock or any other class of stock over which the preference stock has preference as to the payment of dividends or assets, but subject to the prior rights and preferences of the holders of preferred stock and the Class A preferred stock, the holders of preference stock of each series, without any preference of the shares of any series of preference stock over the shares of any other series of preference stock, shall be entitled to receive out of the assets of the corporation, whether capital, surplus or other, the amount specified to be payable on the shares of such series in the event of voluntary or involuntary liquidation, as the case may be.
     In case the assets shall not be sufficient to pay in full the amounts determined to be payable on all the shares of preference stock in the event of voluntary or involuntary liquidation, as the case may be, then the assets available for such payment shall be distributed to the extent available as follows: first, to the payment, pro rata, of the amount payable in the event of involuntary liquidation on each share of preference stock outstanding irrespective of series; second, to the payment of the accrued dividends, if any, on such shares, such payment to be made pro rata in accordance with the amount of accrued dividends on each such share; and, third, to the payment of any amounts in excess of the amount payable in the event of involuntary liquidation on each share plus accrued dividends which may be payable on the shares of any series in the event of voluntary or involuntary liquidation, as the case may be, such payment also to be made pro rata in accordance with the amounts, if any, so payable on each such share. After payment to the holders of the preference stock of the full preferential amounts hereinbefore provided for, the holders of the preference stock as such shall have no right or claim to any of the remaining assets of the corporation, either upon any distribution of such assets or upon dissolution, liquidation or winding up and the remaining assets to be distributed, if any, upon a distribution of such assets or upon dissolution, liquidation or winding up, may be distributed among the holders of the common stock or of any other class of stock over which the preference stock has preference as to assets. Without limiting the right of the corporation to distribute its assets or to dissolve, liquidate or wind up in connection with any sale, merger or consolidation, the sale of all the property of the corporation to, or the merger or consolidation of the corporation into or with, any other corporation shall not be deemed to be a distribution of assets or a dissolution, liquidation or winding up for the purposes of this paragraph.
     (C) So long as any shares of the preference stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least a majority of the total voting power of the shares of preference stock at the time outstanding voting together as a single class, increase the authorized shares of preferred stock or Class A preferred stock or authorize or create any other class of stock preferred as to dividends or assets over the preference stock or change any of the rights and preferences of the then outstanding preference stock in any manner so as to affect adversely the holders thereof; provided, however, that if any such change would affect adversely the holders of only one or more series of the preference stock, but not other series of the preference stock, only the vote of the holders of at least a majority of the total voting power of the outstanding shares of the series so affected voting together as a single class shall be required; provided further that supermajority voting requirements may be established for any series of preference stock in any amendment to this Amended and Restated Charter that designates such series; and provided further that nothing in this paragraph contained shall authorize any such authorization, creation or change by the vote of the holders of a less number of shares of preference stock, or of any other class of stock, or of all classes of stock, than is required for such authorization, creation or change by the provisions of the Official Code of Georgia Annotated at the time applicable thereto.
Common Stock
     There shall be a class of stock of the corporation designated common stock and each share of common stock shall be equal to every other share of said stock in every respect.
Voting Powers
     At all elections of directors of the corporation, the holders of preferred stock and Class A preferred stock shall have full voting rights with the holders of common stock, all voting together as a single class; each holder of preferred stock being entitled to one vote for each share thereof standing in his name, each holder of Class A preferred stock being entitled to one-quarter vote for each share thereof standing in his name, and each holder of common stock being entitled to one vote for each share thereof standing in his name. In addition, with the approval of the Board of Directors and the holders of a majority of the outstanding shares of common stock, this Amended and Restated Charter may be amended to provide that the holders of outstanding shares of any series of preference stock may be entitled to full voting rights in the election of directors, to vote together with the holders of common stock, preferred stock and Class A preferred stock, with each holder of shares of any series of preference stock to be entitled to such number of votes for each share of such series not to exceed one-tenth of a vote for each share standing in his name.
     On other matters, except on matters in respect of which the laws of the State of Georgia shall provide that all stockholders shall have the right to vote irrespective of whether such right shall have been relinquished by any of such stockholders and except as otherwise herein provided, the holders of the common stock shall have the exclusive right to vote.
     Notwithstanding the foregoing, in the event that (1) with respect to any series of non-cumulative preferred stock, Class A preferred stock or preference stock, any six quarterly dividends (whether or not consecutive and whether or not earned and declared), or (2) with respect to any series of cumulative preferred stock, Class A preferred stock or preference stock, any six consecutive quarterly dividends, in any case, have not been paid in full on such series of preferred stock, Class A preferred stock or preference stock, the holders of such series of preferred stock, Class A preferred stock or preference stock will have the right, voting together as a single class with holders of shares of any one or more other series of preferred stock, Class A preferred stock or preference stock upon which like voting rights are then exercisable, at the next meeting of stockholders called for the election of directors, to elect two members of the Board of Directors of the corporation and the size of the corporation’s Board of Directors will be increased accordingly to effect such election, with each holder of any series of preferred stock upon which such voting rights are then exercisable to be entitled to one vote per share thereof standing in his name, with each holder of any series of Class A preferred stock upon which such voting rights are then exercisable being entitled to one-fourth vote per share thereof standing in his name and with each holder of any series of preference stock upon which such voting rights are then exercisable having one-tenth vote per share thereof standing in his name.
     The rights of such holders of any series of preferred stock, Class A preferred stock or preference stock to elect (together as a single class with the holders of shares of any one or more other series of preferred stock, Class A preferred stock or preference stock upon which like voting rights are then exercisable) members of the Board of Directors of the corporation will continue until such time as (A) with respect to any series of non-cumulative preferred stock, Class A preferred stock or preference stock, full dividends on such series of preferred stock, Class A preferred stock or preference stock have been paid or declared and set apart regularly for at least one year (i.e., four consecutive full quarterly dividend periods), or (B) with respect to any series of cumulative preferred stock, Class A preferred stock or preference stock, the dividends in arrears and the current dividend on such series of preferred stock, Class A preferred stock or preference stock shall have been paid or declared and set aside for payment, at which time, in either case, such right will terminate, subject to revesting in the event of a subsequent failure to pay dividends of the character described above. Upon any termination of the right of the holders of shares of preferred stock, Class A preferred and preference stock to vote as a single class for the election of two additional directors, the term of office of all directors then in office elected by such holders voting as a single class will terminate immediately.
     Whenever the right shall have accrued to the holders of shares of the preferred stock, Class A preferred stock and preference stock to elect, as a single class, two additional directors, it shall be the duty of the president, a vice-president or the secretary of the corporation forthwith to call and cause notice to be given to the stockholders entitled to vote at a meeting to be held at such time as the officers of the corporation may fix, not less than forty-five nor more than sixty days after the accrual of such right, for the purpose of electing such directors. The notice so given shall be mailed to each holder of record of each series of the preferred stock, Class A preferred stock and preference stock upon which such voting rights are then exercisable at his last known address appearing on the books of the corporation and shall set forth, among other things, (i) that by reason of the fact that six quarterly dividends payable on such series of the preferred stock, Class A preferred stock or preference stock are in default, the holders of such series of the preferred stock, Class A preferred stock or preference stock, voting together as a single class with the holders of one or more other series of preferred stock, Class A preferred stock or preference stock upon which like voting rights are then exercisable, have the right to elect two additional members to the Board of Directors of the corporation, (ii) that any such holder of the preferred stock, Class A preferred stock or preference stock has the right, at any reasonable time, to inspect, and make copies of, the list or lists of holders of the preferred stock, Class A preferred stock or preference stock maintained at the principal office of the corporation or at the office of any transfer agent of the preferred stock, Class A preferred stock or preference stock, and (iii) either the entirety of this section or the substance thereof with respect to the number of shares of the preferred stock, Class A preferred stock or preference stock required to be represented at any meeting or adjournment thereof called for the election of directors of the corporation.

     At the first meeting of stockholders held for the purpose of electing such additional directors during such time as the holders of the preferred stock, Class A preferred stock and preference stock have the special right, voting together as a single class, to elect two additional directors to the Board of Directors, the presence in person or by proxy of the holders of a majority of the total voting power of the outstanding shares of preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable shall be required to constitute a quorum of such class for the election of such additional directors; provided, however, that in the absence of a quorum of the holders of the preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable, no election of such additional directors shall be held, but the holders of a majority of the total voting power of the shares of the preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable who are present in person or by proxy shall have power to adjourn the election of the directors to a date not less than fifteen nor more than fifty days from the giving of the notice of such adjourned meeting hereinafter provided for; and provided, further, that at such adjourned meeting, the presence in person or by proxy of the holders of 35% of the total voting power of the outstanding preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable shall be required to constitute a quorum of such class for the election of such additional directors.
     In the event such first meeting of stockholders shall be so adjourned, it shall be the duty of the president, a vice-president or the secretary of the corporation, within ten days from the date on which such first meeting shall have been adjourned, to cause notice of such adjourned meeting to be given to the stockholders entitled to vote thereat, such adjourned meeting to be held not less than fifteen nor more than fifty days from the giving of such second notice. Such second notice shall be given in the form and manner hereinabove provided for with respect to the notice required to be given of such first meeting of stockholders, and shall further set forth that a quorum was not present at such first meeting and that the holders of 35% of the total voting power of the outstanding preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable shall be required to constitute a quorum of such class for the election of such additional directors at such adjourned meeting. If the requisite quorum of holders of the preferred stock, Class A preferred stock and preference stock for which the special right to elect two additional directors is then exercisable shall not be present at said adjourned meeting, then the directors of the corporation then in office shall remain in office until the next annual meeting of the corporation, or special meeting in lieu thereof, and until their successors shall have been elected and shall qualify.
     Neither such first meeting nor such adjourned meeting shall be held on a date within sixty days of the date of the next annual meeting of the corporation or special meeting in lieu thereof. At each annual meeting of the corporation, or special meeting in lieu thereof, held during such time as the holders of one or more series of the preferred stock, Class A preferred stock and preference stock, voting together as a single class, shall have the right to elect two members to the Board of Directors, the foregoing provisions of this section shall govern such annual meeting, or special meeting in lieu thereof, as if said annual meeting or special meeting were the first meeting of stockholders held for the purpose of electing directors after the right of the holders of such preferred stock, Class A preferred stock or preference stock, voting together as a single class, to elect two members to the Board of Directors, should have accrued, with the exception that if, at any adjourned annual meeting, or special meeting in lieu thereof, 35% of the total voting power of the preferred stock, Class A preferred stock and preference stock for which the special right to elect two directors is then exercisable is not present in person or by proxy, all the directors shall be elected by a vote of the holders of a majority of the aggregate voting power of the outstanding shares of common stock, preferred stock, Class A preferred stock and, if this Amended and Restated Charter have been amended to provide that the holders of preference stock shall have the right to vote generally in the election of directors, the preference stock of the corporation present or represented at the meeting.
     For purposes of the foregoing provisions, and except as otherwise provided in this Amended and Restated Charter or as otherwise required by law, the preferred stock, the Class A preferred stock and the preference stock of all series shall be deemed to be a single class and the relative voting power of each series of preferred stock, Class A preferred stock and preference stock shall be as follows: each holder of preferred stock shall be entitled to one vote per share thereof standing in his name, each holder of Class A preferred stock shall be entitled to one-fourth vote per share thereof standing in his name and each holder of preference stock shall be entitled to one-tenth vote per share thereof standing in his name.
Miscellaneous Provisions
     The corporation may issue and dispose of any of its authorized shares of stock for such consideration as may be fixed from time to time by the Board of Directors subject to the laws of the State of Georgia then applicable and any and all shares issued for the consideration so fixed shall be fully paid and non-assessable.
     Subject to any limitations elsewhere herein set forth, the corporation may from time to time, out of its net profits or surplus earnings, purchase any of its stock outstanding at such price as may be fixed by its Board of Directors and accepted by the holders of the stock purchased.
     The corporation shall be entitled to treat the person in whose name any share, right or option is registered as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to or interest in such share, right or option on the part of any other person, whether or not the corporation shall have notice thereof, save as may be expressly provided by the laws of the State of Georgia then applicable.
     A director shall be fully protected in relying in good faith upon the books of account of the corporation or statements prepared by any of its officials as to the value and amount of the assets, liabilities and/or net profits of the corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.
     No holder of any stock of this corporation shall be entitled as of right to purchase or subscribe for any part of any unissued stock of this corporation or of any additional stock of any class to be issued by reason of any increase of the authorized capital stock of this corporation or of bonds, certificates of indebtedness, debentures or other securities convertible into stock of this corporation, but any such unissued stock or any such additional authorized issue of new stock or of securities convertible into stock may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations and upon such terms as the Board of Directors may in their discretion determine, without offering to the stockholders then of record, or any class of stock holders, any thereof, on the same terms or on any terms.

V. A director shall not be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor shall any transaction or contract of the corporation be void or voidable by reason of the fact that any director or any firm of which any director is a member or any corporation of which any director is a shareholder or director, is in any way interested in such transaction or contract; provided that such transaction or contract is or shall be authorized, ratified or approved either (1) by a vote of a majority of a quorum of the Board of Directors of the corporation without counting in such majority or quorum any director so interested or member of a firm so interested or a shareholder or director of a corporation so interested, or (2) by the written consent, or by the vote at any stockholders’ meeting, of the holders of record of a majority of all the outstanding shares of the common stock of the corporation; nor shall any director be liable to account to the corporation for any profits realized by and from or through any such transaction, or contract of the corporation authorized, ratified or approved as aforesaid by reason of the fact that he, or any firm of which he is a member or any corporation of which he is a shareholder or director, was interested in such transaction or contract. Nothing herein contained shall create any liability in the events above described or prevent the authorization, ratification or approval of such contracts in any other manner provided by law.
VI. A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of the duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of the director’s duties, of any business opportunity of the corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for the types of liability set forth in Section 14-2-832 or successor provisions of the Official Code of Georgia Annotated, or (iv) for any transaction from which the director derived an improper personal benefit.
     Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
VII. The street address of this corporation’s registered office is 241 Ralph McGill Boulevard, N.E., Atlanta, Fulton County, Georgia 30308, and the name of its registered agent is Terry Hodges.

GEORGIA POWER COMPANY

By:

Name:

Title:

ANNEX C
FORM OF
AMENDMENT NO. 1 TO AMENDED AND RESTATED CHARTER
     There is hereby added to the Amended and Restated Charter of the corporation the following section immediately after the section of such Charter entitled “Preferred Stock — Provision for Division Into and Issue in Series of Class A Preferred Stock and Grant of Authority to Board of Directors” which shall create such 6 1/8% Series Class A Preferred Stock, Non-Cumulative, Par Value $25 Per Share, having the preferences, limitations and relative rights as follows:
“6 1/8% SERIES CLASS A PREFERRED STOCK,
NON-CUMULATIVE, PAR VALUE $25 PER SHARE
     There shall be a series of Class A preferred stock of the corporation to consist initially of 1,800,000 shares with a par value of $25 per share, designated as “6 1/8% Series Class A Preferred Stock, Non-Cumulative, Par Value $25 Per Share” (the “6 1/8% Series Class A Preferred Stock”). The preferences, limitations and relative rights of the shares of the 6 1/8% Series Class A Preferred Stock in those respects in which the shares thereof may vary from the shares of any other series of preference stock of the corporation shall be as follows:
     (a) Dividends. Out of any assets of the corporation available for dividends, the holders of the 6 1/8% Series Class A Preferred Stock shall be entitled to receive, from and after the date the 6 1/8% Series Class A Preferred Stock is issued, but only when, as and if declared by the Board of Directors, dividends at a rate of 6 1/8% per annum of the $25 par value of such shares. Such holders shall be entitled to dividends at said rate so fixed, and no more. Dividends declared shall be payable quarterly on January 1, April 1, July 1 and October 1 in each year (each, a “Dividend Payment Date”), commencing on               1, 2006, to stockholders of record on a date not more than 30 days prior to such payment date, as may be determined by the Board of Directors of the corporation. If a Dividend Payment Date is not a business day, the related dividend (if declared) will be paid on the next succeeding business day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment. Dividends payable on the 6 1/8% Series Class A Preferred Stock for the initial dividend period and any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period. Dividends on the 6 1/8% Series Class A Preferred Stock shall be non-cumulative and, accordingly, if the Board of Directors of the corporation does not declare a dividend or declares less than a full dividend on the 6 1/8% Series Class A Preferred Stock for a quarterly dividend period, holders of the 6 1/8% Series Class A Preferred Stock will have no right to receive a dividend or the full dividend, as the case may be, for that period, and the corporation will have no obligation to pay a dividend for that period, whether or not the corporation pays dividends in full or has sufficient funds to pay dividends in the future.

     (b) Redemption.
          (i) The 6 1/8% Series Class A Preferred Stock shall not be redeemable prior to July 1, 2009. On or after that date, subject to the notice provisions set forth in subparagraph (ii) below and subject to any further limitations which may be imposed by the Charter or by law, the corporation may redeem the 6 1/8% Series Class A Preferred Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to $25 per share plus an amount equal to the amount of the accrued and unpaid dividend (whether or not declared) from the Dividend Payment Date immediately preceding the redemption date to but excluding the redemption date, but without accumulation of unpaid dividends on the 6 1/8% Series Class A Preferred Stock for prior dividend periods. If less than all of the outstanding shares of 6 1/8% Series Class A Preferred Stock are to be redeemed, the corporation will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method that the Board of Directors in its sole discretion deems equitable.
          (ii) In the event the corporation shall determine to redeem any or all of the 6 1/8% Series Class A Preferred Stock as aforesaid, the corporation will give notice of any such redemption to holders of record of the 6 1/8% Series Class A Preferred Stock not more than 60 nor less than 30 days prior to the date fixed by the Board of Directors for such redemption. Failure to give notice to any holder of record of the 6 1/8% Series Class A Preferred Stock shall not affect the validity of the proceedings for the redemption of shares of any other holder of record of the 6 1/8% Series Class A Preferred Stock being redeemed.
          (iii) Notice having been given as herein provided, from and after the redemption date, dividends on the 6 1/8% Series Class A Preferred Stock called for redemption shall cease to accrue and such 6 1/8% Series Class A Preferred Stock called for redemption will no longer be deemed outstanding, and all rights of the holders thereof, other than the right to receive the redemption price as herein provided, will cease.
          (iv) Holders of the 6 1/8% Series Class A Preferred Stock will have no right to require redemption of any shares of the 6 1/8% Series Class A Preferred Stock.
          (v) Any shares of the 6 1/8% Series Class A Preferred Stock that are redeemed or retired shall thereafter have the status of authorized but unissued shares of Class A preferred stock of the corporation undesignated as to series, and may thereafter be reissued by the Board of Directors in the same manner as any other authorized and unissued shares of Class A preferred stock.

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          (vi) If the corporation shall deposit on or prior to any date fixed for redemption of the 6 1/8% Series Class A Preferred Stock, with any bank or trust company having a capital, surplus and undivided profits aggregating at least fifty million dollars ($50,000,000), as a trust fund, a fund sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board of Directors may determine, to the respective holders of such shares, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such shares so called shall be deemed to be redeemed and dividends thereon shall cease to accrue after said date fixed for redemption and such deposit shall be deemed to constitute full payment of said shares to the holders thereof and thereafter said shares shall no longer be deemed to be outstanding, and the holders thereof shall cease to be stockholders with respect to such shares, and shall have no rights with respect thereto except only the right to receive from said bank or trust company payment of the redemption price of such shares without interest.
          (vii) In case the holder of any such 6 1/8% Series Class A Preferred Stock shall not, within six years after said deposit, claim the amount deposited as above stated for the redemption thereof, the bank or trust company shall upon demand pay over to the corporation such amounts so deposited and the bank or trust company shall thereupon be relieved from all responsibility to the holder thereof. No interest on such deposit shall be payable to any such holder.
          (viii) Nothing contained in this paragraph (b) shall limit any legal right of the corporation to purchase or otherwise acquire any shares of the 6 1/8% Series Class A Preferred Stock.
     (c) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, before any distribution shall be made to the holders of the preference stock, common stock or any other class of stock over which the 6 1/8% Series Class A Preferred Stock has preference as to the payment of dividends or assets, the holders of the 6 1/8% Series Class A Preferred Stock, without any preference over the holders of any other series of preferred stock or Class A preferred stock, shall be entitled to receive $25 per share, plus accrued and unpaid dividends (whether or not declared) for the then current quarterly dividend period, accrued to but excluding the date of such liquidation payment, but without accumulation of unpaid dividends on the 6 1/8% Series Class A Preferred Stock for any prior dividend periods.
     (d) Conversion or Exchange of the 6 1/8% Series Class A Preferred Stock. The shares of the 6 1/8% Series Class A Preferred Stock shall not be, by their terms, convertible or exchangeable.
     (e) Sinking Fund. The shares of the 6 1/8% Series Class A Preferred Stock shall not be, by their terms, entitled to the benefit of any sinking fund or purchase fund.”
     (f) Supermajority Voting Rights. So long as any shares of the 6 1/8% Series Class A Preferred Stock are outstanding, the corporation shall not, without the affirmative vote in favor thereof of the holders of at least two-thirds of the total voting power of the shares of preferred stock and Class A preferred stock at the time outstanding voting together as a single class, issue (such issuance to be within 12 months after such vote) any shares of any class of stock preferred as to dividends or assets over the 6 1/8% Series Class A Preferred Stock or any security convertible into such class of stock or authorize of create any class of stock preferred as to dividends or assets over the 6 1/8% Series Class A Preferred Stock or change any of the rights and preferences of the then outstanding 6 1/8% Series Class A Preferred Stock in any manner so as to affect adversely the holders thereof; provided, however, that if any such change would not affect adversely the holders of all of the outstanding series of preferred stock and Class A preferred stock, only the vote of the holders of at least two-thirds of the total voting power of the outstanding shares of the 6 1/8% Series Class A Preferred Stock and any other affected series of preferred stock or Class A preferred stock voting together as a single class shall be required; and provided further that nothing in this paragraph contained shall authorize any such authorization, creation or change by the vote of the holders of a less number of shares of preferred stock or Class A preferred stock, or of any other class of stock, or of all classes of stock, than is required for such authorization, creation or change by the laws of the State of Georgia at the time applicable thereto.

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